     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1998



                                                      REGISTRATION NO. 333-60535

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                          PROTECTIVE LIFE CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                          6355                  95-2492236
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
              of                 classification code number)     identification
incorporation or organization)                                        no.)

     PROTECTIVE LIFE CORPORATION                C/O DEBORAH J. LONG, ESQ.
        2801 HIGHWAY 280 SOUTH               SENIOR VICE PRESIDENT, SECRETARY
      BIRMINGHAM, ALABAMA 35223                    AND GENERAL COUNSEL
            (205) 879-9230                     PROTECTIVE LIFE CORPORATION
  (Address, including zip code, and               2801 HIGHWAY 280 SOUTH
telephone number, including area code,          BIRMINGHAM, ALABAMA 35223
 of registrant's principal executive       (Name, address, including zip code,
               offices)                    and telephone number, including area
                                               code, of agent for service)

                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

          PAUL S. BIRD, ESQ.                     DAVID K. MEYERCORD, ESQ.
         DEBEVOISE & PLIMPTON                  STRASBURGER & PRICE, L.L.P.
           875 THIRD AVENUE                             SUITE 4300
          NEW YORK, NY 10022                         901 MAIN STREET
            (212) 909-6000                         DALLAS, TEXAS 75202
                                                      (214) 651-4330

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                       13601 PRESTON ROAD, SUITE 500 EAST
                              DALLAS, TEXAS 75240
                                 (972-458-7474)

                            ------------------------


                                                                  August 6, 1998


To Our Stockholders:


    You are cordially invited to attend a special meeting of stockholders of United Dental Care, Inc., to be held at The Harvey Hotel Addison, 14315 Midway Road, Dallas, Texas 75244, on September 11, 1998, at 9:30 a.m. local time. A Notice of the Special Meeting, a proxy card for the shares you own, and a Proxy Statement/Prospectus containing information about the matters to be acted upon are enclosed. All holders of outstanding shares of United Dental's common stock as of the close of business on July 21, 1998 are entitled to notice of and to vote at the special meeting.


    Your Board of Directors has approved an Agreement and Plan of Merger between Protective Life Corporation and United Dental, whereby United Dental will merge with and into a wholly-owned subsidiary of Protective. Consummation of the merger is subject to, among other things, regulatory approvals and the adoption and approval of the merger agreement and the merger by the stockholders of United Dental voting at a special meeting of United Dental's stockholders. Information concerning the special meeting, the merger and other matters concerning United Dental and Protective is set forth in the accompanying Proxy Statement/Prospectus. The full text of the merger agreement is included as Annex A to the accompanying Proxy Statement/Prospectus. Given the importance of the merger to United Dental and its stockholders, I urge you to read this material carefully.


    In the merger, each share of United Dental's common stock outstanding immediately prior to the consummation of the merger (other than dissenting shares), will be converted into the right to receive, subject to adjustment in the circumstances described below, (i) 0.2893 shares of Protective's common stock and (ii) $9.31 in cash. If the average trading price of Protective's common stock during the 20 New York Stock Exchange trading days selected randomly by lot from the 30 consecutive trading days ending on the trading day which is five trading days prior to the consummation of the merger is less than $27.50, Protective may adjust the merger consideration by increasing the exchange ratio used to determine the number of shares of Protective's common stock to be issued as common stock consideration such that the sum of (A) the cash consideration and (B) the product of the exchange ratio (as adjusted) multiplied by the average trading price of Protective's common stock during such 20 randomly selected days is equal to or greater than $17.26. In such event, if Protective does not adjust the merger consideration, your Board of Directors may terminate the merger agreement. Protective may terminate the merger agreement if the average price of Protective's common stock during such 20 day period is greater than $39.50 or less than $27.50.



    Assuming the price of Protective's common stock at the time of the closing of the merger is equal to $35.00, the closing price on August 5, 1998, the value of the per share merger consideration would be approximately $19.44 . However, the actual value of the merger consideration may differ from this example since the actual value will be dependent upon the market value of Protective's common stock at the closing. Assuming that the exchange ratio is not adjusted, upon consummation of the merger, United Dental's and Protective's current stockholders will own approximately 4% and 96%, respectively, of Protective.


    If you wish to obtain information regarding the value of the merger consideration and the current market price of Protective's common stock prior to casting your vote with respect to the adoption and approval of the merger agreement and the proposed merger, you should call D. F. King & Co., Inc., the Proxy Solicitor/Information Agent for the merger, at (800) 207-3155.

    Your Board of Directors and management have carefully considered the terms and conditions of the proposed merger and have concluded that the merger is in the best interests of United Dental and its stockholders. Accordingly, United Dental's Board of Directors unanimously recommends that you vote "FOR" the proposal for the adoption and approval of the merger agreement and the merger. United Dental's Board of Directors reached this decision after careful consideration of a number of factors more fully described in the accompanying Proxy Statement/Prospectus. United Dental's Board of Directors has received the written opinion dated March 10, 1998 of BT Alex. Brown Incorporated to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the merger consideration to be received by the holders of United Dental's common stock in the merger was fair from a financial point of view to such holders. The full opinion of BT Alex. Brown is included as Annex B to the accompanying Proxy Statement/Prospectus, and should be read carefully in its entirety.

    The affirmative votes of the holders of a majority of the aggregate number of shares of United Dental's common stock issued and outstanding on July 21, 1998 are required to approve the merger agreement.

    The consummation of the merger is expected to occur on, or as soon as practicable following, the date of the special meeting of United Dental's stockholders. However, the time period between the stockholder vote taken at the special meeting and the consummation of the merger will depend upon the status of certain state regulatory approvals which must be obtained prior to the consummation of the merger. There is no way to predict how long it will take to obtain all of the required regulatory approvals, however we expect to issue a press release shortly before the special meeting to disclose the status of these approvals.

    In view of the importance of the action to be taken at the special meeting, we urge you to read the enclosed material carefully and to complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the special meeting. If you attend the special meeting, you may vote your shares personally whether or not you have previously submitted a proxy. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                          /s/ William H. Wilcox

                                          WILLIAM H. WILCOX
                                          PRESIDENT

    If you have questions or need assistance in voting your shares, you should contact John W. McCarty, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of United Dental at (972) 855-5892.

                                     [LOGO]

                       13601 PRESTON ROAD, SUITE 500 EAST
                              DALLAS, TEXAS 75240
                                 (972-458-7474)

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 11, 1998


                            ------------------------


                                                                  August 6, 1998


To the Stockholders of

  UNITED DENTAL CARE, INC.:


    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of United Dental Care, Inc., will be held at The Harvey Hotel Addison, 14315 Midway Road, Dallas, Texas 75244, on September 11, 1998, at 9:30 a.m. local time, for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus:



    (1) To consider and vote on a proposal for the adoption and approval of the merger agreement, dated as of March 10, 1998, as amended as of March 17, 1998, as of July 8, 1998 and as of August 6, 1998, among Protective Life Corporation, PLC Merger Subsidiary Corporation, and United Dental (a copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus). Pursuant to the merger agreement, United Dental will be merged with and into PLC Merger Subsidiary, whereupon United Dental will become a wholly-owned subsidiary of Protective.


           - In the merger, each issued and outstanding share of United Dental's common stock (other than dissenting shares) will be converted into, exchanged for and represent the right to receive, subject to adjustment in the circumstances described below, (i)
              0.2893 shares of common stock of Protective's common stock and
              (ii) $9.31 in cash.


           - If the average trading price of Protective's common stock during the 20 New York Stock Exchange trading days selected randomly by lot from the 30 consecutive trading days ending on the trading day which is five trading days prior to the consummation of the merger is less than $27.50, Protective may adjust the merger consideration by increasing the exchange ratio used to determine the number of shares of Protective's common stock to be issued as common stock consideration such that the sum of (A) the cash consideration and (B) the product of the exchange ratio (as adjusted) multiplied by the average trading price of Protective's common stock during such 20 day period is equal to or greater than $17.26.


           - Your Board of Directors may terminate the merger agreement if the average price of Protective's common stock during the 20 randomly selected days prior to the consummation of the merger is less than $27.50 and Protective does not adjust the merger consideration so that the merger consideration has a value of at least $17.26 per share. Protective may terminate the merger agreement if the average price of Protective's common stock during the 20 randomly selected days prior to the consummation of the merger is greater than $39.50 or less than $27.50.

    (2) To transact such other business as may properly come before the special meeting or any adjournment or adjournments thereof.

    The affirmative votes of the holders of a majority of the aggregate number of shares of United Dental's common stock issued and outstanding on July 21, 1998 are required to approve and adopt the merger agreement and the merger.

    Only holders of record of shares of United Dental's common stock as of the close of business on July 21, 1998 are entitled to notice of and to vote at the special meeting. The list of United Dental stockholders entitled to vote at the special meeting will be available for examination for ten days prior to the special meeting at the principal executive offices of United Dental, 13601 Preston Road, Suite 500 East, Dallas, Texas 75240.

    Holders of United Dental's common stock who object to the merger will be entitled to dissenters' rights in accordance with the Delaware General Corporation Law. A copy of the relevant provisions of the Delaware General Corporation Law is included as Annex C to the enclosed Proxy
Statement/Prospectus.

    The consummation of the merger is expected to occur on, or as soon as practicable following, the date of the special meeting of United Dental's stockholders. However, the time period between the stockholder vote taken at the special meeting and the consummation of the merger will depend upon the status of certain state regulatory approvals which must be obtained prior to consummation of the merger. There is no way to predict how long it will take to obtain all of the required regulatory approvals, however we expect to issue a press release shortly before the special meeting to disclose the status of these approvals.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ADDRESSED ENVELOPE ENCLOSED.

                                          By Order of the Board of Directors,


                                          /s/ John W. McCarty


                                          JOHN W. McCARTY
                                          SENIOR VICE PRESIDENT, CHIEF FINANCIAL
                                          OFFICER,
                                          TREASURER AND SECRETARY

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

    You are cordially invited to attend the special meeting in person. Even if you plan to attend, please promptly mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            UNITED DENTAL CARE, INC.

                                PROXY STATEMENT
                             ---------------------

                          PROTECTIVE LIFE CORPORATION
                                   PROSPECTUS
                             ---------------------


    This Proxy Statement and Prospectus relates to the proposed merger of United Dental Care, Inc., with and into PLC Merger Subsidiary Corporation, a wholly owned subsidiary of Protective Life Corporation, pursuant to an Agreement and Plan of Merger, dated as of March 10, 1998, as amended as of March 17, 1998, as of July 8, 1998 and as of August 6, 1998.


    In the merger, United Dental will be merged with and into PLC Merger Subsidiary, which will continue in existence as a wholly owned subsidiary of Protective, and each share of United Dental's common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares) will be converted into, exchanged for and represent the right to receive, subject to adjustment in the circumstances described below, (i)
0.2893 shares of Protective's common stock and (ii) $9.31 in cash.


    If the average trading price of Protective's common stock during the 20 New York Stock Exchange trading days selected randomly by lot from the 30 consecutive trading days ending on the trading day which is five trading days prior to the consummation of the merger is less than $27.50, Protective may adjust the merger consideration by increasing the exchange ratio used to determine the number of shares of Protective's common stock to be issued as common stock consideration such that the sum of (A) the cash consideration and
(B) the product of the exchange ratio (as adjusted) multiplied by the average trading price of Protective's common stock during such 20 day period is equal to or greater than $17.26. In such event, if Protective does not adjust the merger consideration United Dental's Board of Directors may terminate the merger agreement. Protective may terminate the merger agreement if the average price of Protective's common stock during such 20 day period is greater than $39.50 or less than $27.50.


    If required by special tax counsel to Protective or United Dental in order to give certain tax opinions required by the merger agreement, the exchange ratio and the number of shares of Protective's common stock to be issued as common stock consideration shall be increased (and the cash consideration correspondingly decreased) so that, after giving effect to any cash paid in lieu of fractional shares and any cash paid with respect to dissenting shares, the common stock consideration constitutes not less than 45% by value of the total consideration paid with respect to United Dental's common stock. In addition, the merger agreement provides that if, after the date of the merger agreement and on or prior to the effective time of the merger, the outstanding shares of Protective's common stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the exchange ratio and the $27.50 and $39.50 collar amounts based upon the average trading price of Protective's common stock during the 20 randomly selected days prior to the consummation of the merger shall be adjusted accordingly to provide to the holders of United Dental's common stock the same economic result as contemplated by the merger agreement prior to such event; provided, however, that no adjustment will be made for Protective's two-for-one stock split in the form of a stock dividend paid on April 1, 1998.


    On August 5, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of Protective's common stock, as reported in THE WALL STREET JOURNAL, was $35.00 per share, and the closing price of United Dental's common stock, as reported in THE WALL STREET JOURNAL, was $18.88 per share. If the price of Protective's common stock at the time of the closing of the merger were equal to the closing price on August 5, 1998, the value of the per share merger consideration would be approximately $19.44 and the estimated value of the aggregate merger consideration that would be issued to United Dental's stockholders in the merger (including the holders of 641,800 options for which the value of the merger consideration exceeds the exercise price) would be approximately $179 million. The actual value of the merger consideration may differ from this example since the actual value will be dependent upon the market value of Protective's common stock at the closing.


    If you wish to obtain information regarding the value of the merger consideration and the current market price of Protective's common stock prior to casting your vote with respect to the adoption and approval of the merger agreement and the proposed merger, you should call D. F. King & Co., Inc., the Proxy Solicitor/Information Agent for the merger, at (800) 207-3155.


    This Proxy Statement/Prospectus and the accompanying form of proxy are first being sent to United Dental stockholders on or about August 6, 1998.


    IN REVIEWING THIS PROXY STATEMENT/PROSPECTUS, UNITED DENTAL STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS" ON PAGE 21.
                             ---------------------
THE SHARES OF PROTECTIVE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER
    HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
      COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE
        DEPARTMENT, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY
         STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST    , 1998

    This Proxy Statement/Prospectus constitutes both the proxy statement of United Dental relating to the solicitation of proxies by United Dental's Board of Directors for use at a special meeting of United Dental stockholders to be held on September 11, 1998 to approve the merger and the prospectus of Protective included as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of Protective's common stock (including the attached Protective Preferred Share Purchase Rights) issuable in the merger to holders of United Dental's common stock.


    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROTECTIVE OR UNITED DENTAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PROTECTIVE OR UNITED DENTAL SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. ALL INFORMATION REGARDING PROTECTIVE AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY PROTECTIVE, AND ALL INFORMATION REGARDING UNITED DENTAL AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY UNITED DENTAL.

                             AVAILABLE INFORMATION

    Protective and United Dental are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. In addition, materials filed by Protective may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and materials filed by United Dental may be inspected at the offices of Nasdaq, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

    Protective has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Protective's common stock (including the attached Protective Preferred Share Purchase Rights) to be issued pursuant to the merger agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/ Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Protective (File No. 1-12332) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

        (1) Current Report on Form 8-K, dated July 28, 1998.

        (2) Current Report on Form 8-K, dated April 23, 1998.

        (3) Current Report on Form 8-K, dated March 11, 1998.

        (4) Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998.

        (5) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended.

        (6) Proxy Statement relating to Protective's 1998 meeting of stockholders.

        (7) The description of Protective's common stock contained in its Registration Statement on Form 10, filed pursuant to Section 12 of the Exchange Act on September 3, 1981, as amended by an amendment thereto filed on Form 8 on October 27, 1981.

        (8) The description of Protective's Rights to purchase Series A Junior Participating Cumulative Preferred Stock contained in its Form 8-A, filed on August 7, 1995.

        (9) All documents subsequently filed by Protective pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the final adjournment of the Special Meeting.

    The following documents filed with the Commission by United Dental (File No. 0-26688) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

        (1) Current Report on Form 8-K, dated March 10, 1998.

        (2) Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998.

        (3) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended.

        (4) All documents subsequently filed by United Dental pursuant to
    Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the final adjournment of the Special Meeting.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO PROTECTIVE AND UNITED DENTAL WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/ PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON. REQUESTS FOR SUCH DOCUMENTS RELATING TO PROTECTIVE SHOULD BE DIRECTED TO PROTECTIVE LIFE CORPORATION, 2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA 35223, DEBORAH J. LONG, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, TELEPHONE NUMBER (205) 879-9230; AND REQUESTS FOR SUCH DOCUMENTS RELATING TO UNITED DENTAL SHOULD BE DIRECTED TO UNITED DENTAL CARE, INC., 13601 PRESTON ROAD, SUITE 500 EAST, DALLAS, TEXAS 75240, ATTENTION: JOHN W. MCCARTY, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, TELEPHONE NUMBER (972) 855-5892. TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, REQUESTS FOR SUCH DOCUMENTS SHOULD BE MADE NO LATER THAN SEPTEMBER 3, 1998.

                               TABLE OF CONTENTS


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AVAILABLE INFORMATION..................................................................          2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................          3

SUMMARY OF PROXY STATEMENT/PROSPECTUS..................................................          6
  The Companies........................................................................          6
  The Special Meeting..................................................................          7
  Special Factors......................................................................          8
  The Merger...........................................................................         11

SUMMARY HISTORICAL FINANCIAL DATA OF PROTECTIVE........................................         18

SUMMARY HISTORICAL FINANCIAL DATA OF UNITED DENTAL.....................................         19

RISK FACTORS...........................................................................         21
  Fixed Exchange Ratio; Value of Merger Consideration May Decrease.....................         21
  Uncertainties in Integrating and Achieving Cost Savings..............................         22
  Effect Upon United Dental if Merger Not Consummated..................................         22
  Interests of Certain Persons in the Merger...........................................         22
  Industry.............................................................................         23

THE SPECIAL MEETING....................................................................         26
  Date, Time and Place of the Special Meeting..........................................         26
  Voting Information for United Dental Stockholders....................................         26
  Solicitation of Proxies..............................................................         27
  Dissenters' Rights...................................................................         27

CERTAIN INFORMATION REGARDING PROTECTIVE...............................................         28
  Protective Life Corporation..........................................................         28
  Recent Developments..................................................................         28
  Strategy.............................................................................         28
  Life Insurance.......................................................................         30
  Specialty Insurance Products.........................................................         31
  Retirement Savings and Investment Products...........................................         32
  Corporate and Other..................................................................         33
  PLC Merger Subsidiary Corporation....................................................         34

SELECTED HISTORICAL FINANCIAL DATA OF PROTECTIVE.......................................         35

CERTAIN INFORMATION REGARDING UNITED DENTAL............................................         36
  General..............................................................................         36
  Recent Developments..................................................................         36
  Benefits Plans.......................................................................         36
  Dentist Networks.....................................................................         37
  Industry.............................................................................         37

SELECTED HISTORICAL FINANCIAL DATA OF UNITED DENTAL....................................         38

SELECTED PRO FORMA DATA................................................................         40

MARKET PRICE DATA AND DIVIDENDS........................................................         41

THE PROPOSED MERGER....................................................................         43
  General..............................................................................         43
  Effective Time of the Merger.........................................................         43
  Source of Cash Consideration.........................................................         43
  Conversion of Shares.................................................................         44
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                                       4
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  Fractional Shares....................................................................         46
  Exchange of Certificates.............................................................         46
  Background of the Merger.............................................................         47
  Recommendation of United Dental's Board of Directors and Factors Considered by United
    Dental's Board of Directors........................................................         50
  Opinion of BT Alex. Brown Incorporated...............................................         53
  Factors Considered by Protective's Board of Directors................................         58
  Interests of Certain Persons in the Merger...........................................         58
  Plans for United Dental after the Merger.............................................         62
  The Merger Agreement.................................................................         63
  Accounting Treatment.................................................................         70
  Regulatory Filings and Approvals.....................................................         70
  State Anti-Takeover Statutes.........................................................         71
  Operations After the Merger..........................................................         72
  Material U.S. Federal Income Tax Consequences of the Merger..........................         72
  Restrictions on Sales of Shares by Affiliates........................................         74
  Stock Exchange Listing...............................................................         74
  Rights of Dissenting Stockholders....................................................         75

COMPARISON OF STOCKHOLDER RIGHTS.......................................................         78
  Authorized Capital Stock.............................................................         78
  Preferred Share Purchase Rights ("Poison Pill" or "Stockholder Rights Plan").........         78
  Amendments to Certificate of Incorporation and Bylaws................................         81
  Nomination of Directors..............................................................         82
  Special Meetings of the Stockholders.................................................         83
  Stockholder Action by Written Consent................................................         83
  Vote Required for Mergers; Sale of Assets; Supermajority Provisions..................         84

SECURITY OWNERSHIP.....................................................................         86
  Security Ownership of Certain Beneficial Owners of Protective's Common Stock.........         86
  Security Ownership of Certain Beneficial Owners of United Dental's Common Stock......         89

UNITED DENTAL STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING............................         90

LEGAL MATTERS..........................................................................         90

EXPERTS................................................................................         90
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ANNEX A--...  Agreement and Plan of Merger, dated as of March 10, 1998, as amended
              (Composite Conformed Copy)

ANNEX B--...  Opinion of BT Alex. Brown Incorporated

ANNEX C--...  Excerpts from the Delaware General Corporation Law Relating to Dissenters'
              Rights

ANNEX D--...  Stockholder Agreement, dated as of March 10, 1998, between Protective and Jack
              R. Anderson (Conformed Copy)

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                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN
THIS PROXY STATEMENT/PROSPECTUS. IT IS NOT, AND IS NOT INTENDED TO BE, COMPLETE
IN ITSELF. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY
BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY
STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES HERETO WHICH ARE A PART OF THIS
PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS ARE ENCOURAGED TO READ CAREFULLY ALL OF
THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES TO
THE PRICE OF, AND THE NUMBER OF OUTSTANDING SHARES OF, AND ALL CALCULATIONS
BASED ON THE PRICE OR NUMBER OF OUTSTANDING SHARES OF, PROTECTIVE'S COMMON STOCK
REFLECT THE TWO-FOR-ONE STOCK SPLIT OF PROTECTIVE'S COMMON STOCK IN THE FORM OF
A STOCK DIVIDEND, PAID ON APRIL 1, 1998. AS USED IN THIS PROXY
STATEMENT/PROSPECTUS, "PROTECTIVE" MEANS PROTECTIVE LIFE CORPORATION, "PLC
MERGER SUBSIDIARY" MEANS PLC MERGER SUBSIDIARY CORPORATION AND "UNITED DENTAL"
MEANS UNITED DENTAL CARE, INC.

    UNITED DENTAL STOCKHOLDERS SHOULD CONSIDER CAREFULLY THE INFORMATION SET
FORTH HEREIN UNDER THE HEADING "RISK FACTORS" IN ADDITION TO THE OTHER
INFORMATION PRESENTED HEREIN.

THE COMPANIES

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Protective Life Corporation
  (page 28).....................  Protective Life Corporation, a Delaware corporation incorporated in 1981, is a holding company whose
                                  subsidiaries provide financial services through the
                                  production, distribution, and administration of insurance
                                  and investment products. Protective operates seven
                                  divisions whose principal strategic focuses can be
                                  grouped into three general categories: life insurance,
                                  specialty insurance products and retirement savings and
                                  investment products. Protective's Dental and Consumer
                                  Benefits Division focuses on indemnity and managed-care
                                  dental products. Protective also participates in a joint
                                  venture which owns a life insurance company in Hong Kong.
                                  Protective Life Insurance Company, founded in 1907, is
                                  Protective's principal operating subsidiary. Protective
                                  Life Insurance Company is currently assigned a rating of
                                  A+ (Superior) by A.M. Best Company, Inc. (2nd highest
                                  rating of 15), insurer financial strength ratings of AA
                                  (Excellent) by Standard & Poor's (3rd highest rating of
                                  18) and a rating of A1 by Moody's Investors Service (5th
                                  highest rating of 15). The principal executive offices of
                                  Protective are located at 2801 Highway 280 South,
                                  Birmingham, Alabama, 35223, and its telephone number is
                                  (205) 879-9230.
PLC Merger Subsidiary
  Corporation (page 34).........  PLC Merger Subsidiary Corporation is a wholly owned
                                  Subsidiary of Protective, organized under the laws of the
                                  State of Delaware on March 4, 1998 to serve as a vehicle
                                  for acquiring United Dental Care, Inc. The principal
                                  executive offices of PLC Merger Subsidiary are located at
                                  2801 Highway 280 South, Birmingham, Alabama, 35223, and
                                  its telephone number is (205) 879-9230.
United Dental Care, Inc.
  (page 36).....................  United Dental Care, Inc., a Delaware corporation incorporated in 1989, is a managed dental benefits
                                  company that is licensed to operate prepaid dental plans
                                  in 29 states and, as of March 31, 1998, provided dental
                                  coverage to approximately 1.8 million members. United
                                  Dental offers a comprehensive range of dental
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                                  plans capable of meeting the needs of employer groups of
                                  all sizes as well as individuals. United Dental's prepaid
                                  dentist networks, as of March 31, 1998, consisted of
                                  approximately 71,000 general dentists and specialty
                                  dentists providing a broad range of dental services.
                                  United Dental sells its services through multiple
                                  distribution channels, including independent brokers,
                                  third-party arrangements including health maintenance
                                  organizations and direct sales. The principal executive
                                  offices of United Dental are located at 13601 Preston
                                  Road, Suite 500 East, Dallas, Texas 75240, and its
                                  telephone number is (972) 458-7474.
Trading Markets and Market Price
  Data (page 41)................  Shares of United Dental's common stock are traded on the
                                  Nasdaq National Market under the symbol "UDCI." Shares of
                                  Protective's common stock are traded on the New York
                                  Stock Exchange, under the symbol "PL." The closing price
                                  of United Dental's common stock, as reported in THE WALL
                                  STREET JOURNAL on March 10, 1998, the last full trading
                                  day prior to the public announcement of the proposed
                                  merger, was $16.94 per share. The closing price of
                                  Protective's common stock, as reported in THE WALL STREET
                                  JOURNAL on March 10, 1998, the last full trading day
                                  prior to the public announcement of the proposed merger,
                                  was $35.50 per share (as adjusted for the two-for-one
                                  stock split on April 1, 1998). On August 5, 1998, the
                                  most recent practicable date prior to the printing of
                                  this Proxy Statement/Prospectus, the closing price of
                                  United Dental's common stock, as reported in THE WALL
                                  STREET JOURNAL, was $18.88 per share, and the closing
                                  price of Protective's common stock, as reported in THE
                                  WALL STREET JOURNAL, was $35.00 per share.
THE SPECIAL MEETING
Voting (page 26)................  At the special meeting, United Dental's stockholders will vote on a proposal for the adoption and approval of the
                                  merger agreement and the merger. Each share of common
                                  stock is entitled to one vote. Delaware law requires that
                                  a majority of all outstanding shares of United Dental's
                                  common stock vote to adopt and approve the merger
                                  agreement and approve the merger.
                                  The record date for determining who is entitled to vote
                                  at the special meeting has been set at July 21, 1998. On
                                  the record date, there were 8,982,616 shares of United
                                  Dental's common stock outstanding and entitled to vote
                                  held by 188 stockholders of record.
Revocability of Proxy (page
  27)...........................  Any United Dental stockholder who executes and returns a proxy may revoke such proxy at any time before it is
                                  voted by:

                                      - notifying in writing the Corporate Secretary of
                                      United Dental at 13601 Preston Road, Suite 500,
                                        Dallas, Texas 75240;

                                      - granting a later dated proxy; or

                                      - appearing in person and voting at the special
                                        meeting.
                                  Attendance at the special meeting will not in and of
                                  itself constitute revocation of a proxy.
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                                       7
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SPECIAL FACTORS

Potential Benefits and
  Detriments of the Merger to
  United Dental's Stockholders
  (page 51).....................  The potential benefits of the merger to United Dental stockholders include, among other things, the following:

                                      -  providing greater stockholder value than United
                                      Dental continuing as a separate entity;

                                      -  an increase in stockholder value through the
                                      prospect of receiving a premium over the market price
                                         of United Dental's common stock; and

                                      -  the opportunity as a continuing equity holder to
                                      realize the potential growth in earnings resulting
                                         from the combination and increased market presence
                                         of the combined company as a leading provider of
                                         dental health benefits.

                                  The potential detriments of the merger to United Dental
                                  stockholders include, among other things, the following:

                                      -  the benefits sought to be obtained by the merger
                                      might not be obtained;

                                      -  the operating results of the combined companies
                                      might not be equal to the sum of the historical
                                         operating results of the companies on a stand
                                         alone basis; and

                                      -  the risks of fluctuation in the value of the
                                      merger consideration resulting from the exchange
                                         being based on a fixed exchange ratio.

                                  Certain executive officers and directors of United Dental
                                        have interests in the merger that are in addition
                                        to the interests of United Dental's stockholders
                                        generally. See "Interests of Certain Persons in the
                                        Merger" below.

Recommendation of United
  Dental's Board of Directors
  (page 50).....................  United Dental's Board of Directors unanimously approved the merger and resolved to recommend that United Dental's
                                  stockholders vote "FOR" adoption and approval of the
                                  merger agreement and the merger. United Dental's Board of
                                  Directors believes that the merger is in the best
                                  interests of United Dental and its stockholders and that
                                  the merger consideration is fair from a financial point
                                  of view.

Factors Considered by United
  Dental's Board of Directors
  (page 51).....................  In reaching their decision to recommend the approval of the merger and the adoption of the merger agreement,
                                  United Dental's Board of Directors considered a number of
                                  factors including the following:

                                      -  the financial condition, results of operations and
                                      business of United Dental, on both a historical and
                                         prospective

                                       8
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                                         basis, and the influence of current industry,
                                         economic and market conditions;

                                      -  strategic alternatives available to United Dental,
                                      none of which United Dental's Board of Directors
                                         believed to be as favorable to United Dental's
                                         stockholders as the merger;

                                      -  the prospect of United Dental's stockholders
                                      receiving a premium over the market price of United
                                         Dental's common stock;

                                      -  Protective's business, assets, management,
                                      competitive position and prospects and the advantages
                                         to United Dental of an alliance with a company
                                         having the experience in the dental benefits
                                         industry of Protective, its greater financial
                                         resources and its existing distribution system
                                         available to support the growth of the dental
                                         benefits business; and

                                      -  the potential for growth in earnings resulting
                                      from the combination and increased market presence of
                                         the combined company as a leading provider of
                                         dental health benefits.

Approval by Protective's Board
  of Directors (page 58)........  Protective's Board of Directors has unanimously approved the merger agreement and the consideration to be paid to
                                  United Dental's stockholders in connection with the
                                  merger. The merger does not require the approval of
                                  Protective's stockholders.

Factors Considered by
  Protective's Board of
  Directors (page 58)...........  In reaching their decision to approve the merger agreement and the consideration to be paid to United
                                  Dental's stockholders, Protective's Board of Directors
                                  considered a number of factors including the following:

                                      -  Protective's desire to become a national provider
                                      for pre-paid dental programs;

                                      -  the geographic and strategic fit of United
                                      Dental's operations with Protective's existing dental
                                         business; and

                                      -  the growth opportunities in the dental HMO
                                      industry, the terms of the transaction, and
                                         Protective's plans for United Dental after the
                                         merger, including the potential reduction in
                                         combined annual operating expenses of
                                         approximately $12 million that Protective expects
                                         will be realized after a three-year period
                                         (primarily as the result of the elimination of
                                         various redundancies and inefficiencies); however,
                                         there can be no assurance that such expense
                                         reductions, if any, will be achieved.

Opinion of BT Alex. Brown
  Incorporated (page 53)........  BT Alex. Brown Incorporated delivered to United Dental's
                                  Board of Directors a written opinion dated March 10,
                                  1998, to the effect that, as of the date of such opinion
                                  and based upon and subject to
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                                  certain matters stated in such opinion, the merger
                                  consideration was fair, from a financial point of view,
                                  to the holders of United Dental's common stock. BT Alex.
                                  Brown Incorporated's opinion is attached as Annex B to
                                  this Proxy Statement/Prospectus and should be read
                                  carefully in its entirety. The opinion of BT Alex. Brown
                                  Incorporated is directed to United Dental's Board of
                                  Directors, addresses only the fairness of the merger
                                  consideration from a financial point of view, and does
                                  not constitute a recommendation to any stockholder as to
                                  how such stockholder should vote at the special meeting.

Security Ownership of Certain
  Beneficial Owners of United
  Dental's Common Stock
  (page 89).....................  As of the record date, the directors and executive officers of United Dental (10 persons) owned beneficially
                                  an aggregate of 1,807,883 (which includes 778,500 shares
                                  held by Citibank N.A and George E. Bello, trustees of two
                                  independent trusts of which relatives of Mr. Anderson are
                                  beneficiaries and 150,000 shares which Mr. Anderson
                                  transferred to the Rose-Marie and Jack R. Anderson
                                  Foundation on May 20, 1998) outstanding voting shares of
                                  United Dental's common stock (constituting approximately
                                  19.9% of the outstanding shares of United Dental's common
                                  stock). These directors and executive officers have
                                  advised United Dental that they presently intend to vote
                                  or to direct the vote of all shares of United Dental's
                                  common stock over which they have voting power "FOR"
                                  adoption and approval of the merger agreement and the
                                  merger. Protective does not own any shares of United
                                  Dental's common stock and, to the knowledge of
                                  Protective, no executive officer or director of
                                  Protective owns any shares of United Dental's common
                                  stock.

Interests of Certain Persons in
  the Merger (page 58)..........  Members of United Dental management and United Dental's
                                  Board of Directors have certain interests in the merger
                                  that are in addition to the interests of stockholders of
                                  United Dental generally, including, in the case of one
                                  director who is also an employee of United Dental,
                                  interests in a contingent transaction bonus plan adopted
                                  by United Dental's Board of Directors in connection with
                                  the merger. United Dental's Board of Directors was aware
                                  of these interests and considered them, among other
                                  matters, in approving the merger agreement.

                                  William H. Wilcox, United Dental's President and Chief
                                  Executive Officer and a Director, John W. McCarty, United
                                  Dental's Senior Vice President, Chief Financial Officer,
                                  Treasurer and Secretary, and Peter R. Barnett, United
                                  Dental's Senior Vice President and Chief Operations
                                  Officer, hold 240,000, 75,000 and 40,000 stock options,
                                  respectively, which are covered by a contingent
                                  transaction bonus plan. In the event that the closing
                                  price of Protective's common stock on the effective date
                                  of the merger falls to $27.50, such executive officers of
                                  United Dental would receive their maximum bonuses under
                                  the plan of $336,000, $130,500 and $69,600, respectively,
                                  representing the difference between the
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                                  merger consideration payable with respect to the shares
                                  subject to the stock options in such event ($17.26) and
                                  $19.00 per share. United Dental's recently adopted
                                  severance policy covers employees of United Dental up to
                                  the position of Vice President, but does not cover any of
                                  the executive officers or directors of United Dental.
                                  Certain senior executives of United Dental previously
                                  entered into employment agreements with United Dental
                                  which contain severance provisions applicable in the
                                  event of their involuntary termination by United Dental.

                                  In addition, the Chairman of United Dental's Board of
                                  Directors, Mr. Jack R. Anderson, has entered into a
                                  stockholder agreement which is intended to ensure that
                                  Mr. Anderson will vote for the merger and the merger
                                  agreement. Pursuant to the stockholder agreement, Mr.
                                  Anderson has agreed to vote (and use his best efforts to
                                  cause Citibank N.A. and George E. Bello, trustees of two
                                  independent trusts of which relatives of Mr. Anderson are
                                  beneficiaries and which hold an aggregate of 778,500
                                  shares of United Dental's common stock, to vote):

                                      -  for the merger, the adoption of the merger
                                      agreement and the approval of the terms thereof; and

                                      -  against any transaction or amendment to United
                                      Dental's Restated Certificate of Incorporation or
                                         Bylaws which would impede the consummation of the
                                         merger or the approval of the merger agreement.

                                  As of August 5, 1998, Mr. Anderson beneficially owned
                                  5.1% of United Dental's common stock, and the two
                                  independent trusts described above beneficially owned
                                  8.7% of United Dental's common stock, which in the
                                  aggregate represents 13.8% of United Dental's common
                                  stock.

                                  On May 26, 1998 Mr. Anderson transferred 150,000 shares
                                  of United Dental's common stock to the Rose-Marie and
                                  Jack R. Anderson Foundation and the foundation is a party
                                  to a stockholder agreement with substantially the same
                                  terms as Mr. Anderson's.

THE MERGER

Effective Time of the Merger
  (page 43).....................  The consummation of the merger will occur as soon as practicable after United Dental's stockholders have
                                  approved and adopted the merger agreement and the merger
                                  at the special meeting and Protective has received all
                                  requisite state regulatory approvals. There can be no
                                  assurance that all state regulatory approvals will be
                                  received by the time of the special meeting of United
                                  Dental's stockholders and the time period between the
                                  special meeting and the consummation of the merger will
                                  depend upon the status of these regulatory approvals.

Conversion of Shares (page
  44)...........................  If the merger is completed, each share of United Dental's common stock outstanding immediately prior to the
                                  effective time of the merger (other than dissenting
                                  shares) will be converted
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                                  into, subject to adjustment in the circumstances
                                  described below, (i) 0.2893 shares of Protective's common
                                  stock and (ii) $9.31 in cash.

                                  If the average trading price of Protective's common stock
                                  during the 20 New York Stock Exchange trading days
                                  selected randomly by lot from the 30 consecutive trading
                                  days ending on the trading day that is five trading days
                                  prior to the consummation of the merger is less than
                                  $27.50, Protective may adjust the merger consideration by
                                  increasing the exchange ratio used to determine the
                                  number of shares of Protective's common stock to be
                                  issued as common stock consideration such that the sum of
                                  (A) the cash consideration and (B) the product of the
                                  exchange ratio (as adjusted) multiplied by the average
                                  trading price of Protective's common stock during such 20
                                  day period is equal to or greater than $17.26.


             ILLUSTRATIVE VALUES OF PER SHARE MERGER CONSIDERATION

                                                             PRICE FOR PROTECTIVE'S COMMON STOCK AT THE EFFECTIVE TIME OF THE
                                                                                        MERGER(1)
                                                             ----------------------------------------------------------------
                                                              $25.50     $27.50     $29.50     $31.50     $33.50     $35.50
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Exchange ratio.............................................     0.3118     0.2893     0.2893     0.2893     0.2893     0.2893
Value of Protective's common stock issued per share........  $    7.95  $    7.95  $    8.53  $    9.11  $    9.69  $   10.27
Cash paid per share........................................  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31
Value of per share merger consideration....................  $   17.26  $   17.26  $   17.84  $   18.42  $   19.00  $   19.58


                                                              $37.50     $39.50     $41.50
                                                             ---------  ---------  ---------
Exchange ratio.............................................     0.2893     0.2893     0.2893
Value of Protective's common stock issued per share........  $   10.85  $   11.43  $   12.06
Cash paid per share........................................  $    9.31  $    9.31  $    9.31
Value of per share merger consideration....................  $   20.16  $   20.74  $   21.37

------------------------

(1) The figures in the column beneath a price for Protective's common stock of $25.50 assume that Protective has exercised its right to adjust the merger consideration if the average trading price of its common stock is less than $27.50 by increasing the exchange ratio, and the figures in the column beneath a price for Protective's common stock of $41.50 assume that Protective has not exercised its right to terminate the merger agreement.
    There can be no assurance that if the average trading price of Protective's common stock is less than $27.50 or greater than $39.50 that either
    Protective or United Dental will not exercise its right to terminate the merger agreement or that Protective will adjust the merger consideration in the manner illustrated in the table.


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Tax Adjustment (page 44)........  If, after giving effect to any cash paid in lieu of fractional shares and any cash expected to be paid with
                                  respect to dissenting shares, the value of the common
                                  stock portion of the merger consideration constitutes
                                  less than 45% by value of the total merger consideration,
                                  special tax counsel to Protective or United Dental will
                                  require that the number of shares of Protective's common
                                  stock issued in the merger be increased and the cash
                                  consideration correspondingly decreased so that the
                                  common stock portion of the merger consideration
                                  constitutes not less than 45% by value of the total
                                  merger consideration in order to support their opinions
                                  that the merger qualifies as a reorganization for U.S.
                                  federal income tax purposes. If the price of Protective's
                                  common stock at the effective time of the merger is equal
                                  to $27.50 per share (the bottom end of the range), there
                                  are no dissenters to the merger and no cash is paid in
                                  lieu of fractional shares, the percentage of value of the
                                  merger consideration paid in Protective's common stock
                                  would be 46.1% and no tax adjustment would be required.

Source of Cash Consideration
  (page 43).....................  Protective expects to finance approximately $60 million of the cash portion of the consideration to be paid to
                                  United Dental's
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                                       12
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                                  stockholders from internally generated funds and to
                                  finance approximately $25 million of the cash portion of
                                  the consideration with borrowings under an existing
                                  credit facility.

Fractional Shares (page 46).....  Fractional shares of Protective's common stock will not be issued in the merger. Holders of United Dental's
                                  common stock will be paid cash in lieu of such fractional
                                  shares.

Conditions to the Merger
  (page 68).....................  There are a number of conditions that must be satisfied before both Protective and United Dental are obligated to
                                  complete the merger. The most important of these mutual
                                  conditions are:

                                      -  the majority of all outstanding United Dental
                                      shares vote for the adoption and approval of the
                                         merger agreement and the merger;

                                      -  there can be no legal restraints or prohibitions
                                      that prevent the completion of the merger;

                                      -  each parties' obligations under the merger
                                      agreement must be performed in all material respects
                                         and the parties' respective representations and
                                         warranties must be true and correct in all
                                         material respects;

                                      -  the receipt by each of United Dental and
                                      Protective of an opinion from their respective
                                         counsel that the merger will be treated as a
                                         reorganization for federal income tax purposes and
                                         that United Dental, Protective and PLC Merger
                                         Subsidiary will each be a party to that
                                         reorganization; and

                                      -  all governmental authorizations necessary for the
                                         merger's completion must have been obtained.

                                  United Dental and Protective may modify or waive any
                                  condition to the consummation of the merger, provided
                                  that no modification or waiver by United Dental which
                                  requires stockholder approval will occur unless such
                                  approval is obtained. In the event a modification or
                                  waiver by United Dental is contemplated which requires
                                  stockholder approval, a supplement to this Proxy
                                  Statement/Prospectus will be distributed to stockholders
                                  and proxies will be resolicited. Neither Protective nor
                                  United Dental presently contemplates waiving or modifying
                                  any of the foregoing conditions.

Other Takeover Proposals
  (page 66).....................  Prior to the consummation or termination of the merger agreement, United Dental has agreed not to:

                                      -  solicit, initiate or encourage the submission of
                                      any third party takeover proposal;

                                      -  enter into any agreement with respect to any third
                                      party takeover proposal or give any approval that is
                                         sufficient to render inapplicable to such third
                                         party takeover proposal

                                         the provisions of Section 203 of the Delaware
                                         General Corporation Law; or

                                      -  continue or participate in any discussions or
                                      negotiations regarding, or furnish to any person any
                                         information with respect to, or take any other
                                         action to facilitate any inquiries or the making
                                         of any proposal that constitutes, or may
                                         reasonably be expected to lead to, any third party
                                         takeover proposal; PROVIDED, HOWEVER, that under
                                         certain circumstances, United Dental's Board of
                                         Directors may cause United Dental, in response to
                                         third party takeover proposals that are superior
                                         to the merger to (x) furnish information with
                                         respect to United Dental and (y) participate in
                                         negotiations regarding such proposal.

                                  In addition, pursuant to the merger agreement, neither
                                  United Dental's Board of Directors nor any committee
                                  thereof may:

                                      -  withdraw or modify, or propose to withdraw or
                                      modify, in a manner adverse to Protective, its
                                         approval or recommendation of the merger agreement
                                         or the merger; or

                                      -  approve or recommend, or propose to recommend, any
                                         third party takeover proposals except for a third
                                         party takeover proposal that is superior to the
                                         merger and then only at or after the termination
                                         of the merger agreement pursuant to its terms.

                                  The restrictions described above may have the effect of
                                  limiting other takeover proposals.

Termination (page 69)...........  The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the
                                  merger by:

                                      -  the mutual consent of United Dental and
                                         Protective;

                                      -  either Protective's Board of Directors or United
                                      Dental's Board of Directors, if (a) the merger and
                                         the merger agreement are not adopted and approved
                                         by United Dental's stockholders, (b) the merger
                                         has not been consummated by September 30, 1998 and
                                         the time for consummating the merger has not been
                                         extended to a later date, or (c) a law or final
                                         court order prohibits the merger;

                                      -  either United Dental or Protective if the other
                                      party has breached any representation or warranty
                                         contained in the merger agreement which would have
                                         or would be likely to have a material adverse
                                         effect on the business, assets, liabilities,
                                         results of operations or financial condition of
                                         the other party;

                                      -  either United Dental or Protective if the other
                                      party has breached any material covenant or agreement
                                         in the merger agreement, which breach is not
                                         curable or remains

                                         uncured for 30 days after written notice of such
                                         breach is provided;

                                      -  United Dental if the average price of Protective's
                                      common stock is below $27.50 per share during the 20
                                         randomly selected days prior to the consummation
                                         of the merger and Protective does not adjust the
                                         merger consideration so that, in the aggregate,
                                         its value is at least $17.26 a share; the factors
                                         which United Dental's Board of Directors may
                                         consider in deciding whether to exercise its
                                         termination right described above include, among
                                         other things, whether to obtain an updated
                                         fairness opinion, whether to negotiate with
                                         Protective to amend the merger agreement, whether
                                         to seek Protective's agreement not to terminate
                                         the merger agreement in order to permit United
                                         Dental to resolicit its stockholders for approval
                                         of the merger at an average trading price below
                                         $27.50, the strategic alternatives then available
                                         to United Dental and the other facts and
                                         circumstances existing at such time, including,
                                         without limitation, general market conditions.

                                      -  United Dental's Board of Directors exercising its
                                      rights under the merger agreement to take action with
                                         respect to a third party takeover proposal that is
                                         superior to the merger;

                                      -  Protective if United Dental's Board of Directors
                                      has withdrawn, or modified or changed in a manner
                                         adverse to Protective or PLC Merger Subsidiary its
                                         approval or recommendation of the merger agreement
                                         or the merger or has recommended a third party
                                         takeover proposal that is superior to the merger,
                                         or has executed an agreement for a third party
                                         takeover proposal that is superior to the merger
                                         or other business combination with a person or
                                         entity other than Protective or its affiliates;
                                         and

                                      -  Protective if the average price of Protective's
                                      common stock during the 20 randomly selected days
                                         prior to the consummation of the merger is greater
                                         than $39.50 or less than $27.50.

Termination Fees (page 67)......  United Dental is required to pay to Protective a termination fee of $4,600,000 and to reimburse Protective
                                  for expenses up to $2,000,000 if United Dental's Board of
                                  Directors:

                                      -  withdraws or modifies in a manner adverse to
                                      Protective or PLC Merger Subsidiary, its approval or
                                         recommendation of the merger agreement or the
                                         merger;

                                      -  approves or recommends any third party takeover
                                         proposal that is superior to the merger;

                                      -  enters into any agreement with respect to a third
                                      party takeover proposal that is superior to the
                                         merger; or

                                      -  terminates the merger agreement when a third party
                                         takeover proposal that is superior to the merger
                                         is outstanding.

Regulatory Filings and Approvals
  (page 70).....................  The consummation of the merger is subject to certain regulatory approvals by both federal and state agencies.

Accounting Treatment (page
  70)...........................  The merger will be treated as a purchase by Protective for accounting and financial reporting purposes.

Material U.S. Federal Income Tax
  Consequences of the Merger
  (page 72).....................  Consummation of the merger is conditioned upon the receipt of opinions from Debevoise & Plimpton, special
                                  counsel to Protective, and from Strasburger & Price,
                                  L.L.P., special counsel to United Dental, substantially
                                  to the effect that the merger will qualify as a
                                  reorganization within the meaning of Section 368(a) of
                                  the Internal Revenue Code. Such opinions will be based
                                  upon facts, representations by management of the
                                  companies and assumptions set forth in such opinions.
                                  Neither Protective nor United Dental will waive the
                                  condition that the opinion of such party's special tax
                                  counsel be delivered. Accordingly, for U.S. federal
                                  income tax purposes, the merger will not result in the
                                  recognition of gain or loss by Protective, PLC Merger
                                  Subsidiary or United Dental. Each stockholder of United
                                  Dental will recognize gain for U.S. federal income tax
                                  purposes in an amount equal to the lesser of the total
                                  gain realized by such stockholder and the amount of cash
                                  consideration received by such stockholder in the merger.
                                  No rulings have been or will be requested from the
                                  Internal Revenue Service with respect to any tax matters
                                  relating to the merger. Notwithstanding the foregoing, in
                                  the event that Protective or United Dental waives the
                                  condition that the opinion of such party's special tax
                                  counsel be delivered, United Dental and Protective will
                                  amend this Proxy Statement/ Propectus and United Dental
                                  will resolicit the holders of United Dental's common
                                  stock.

Dissenters' Rights (page 75)....  Any United Dental stockholder who does not wish to exchange his or her shares of United Dental's common
                                  stock for the merger consideration has the right under
                                  Delaware law to have the "fair value" of his or her
                                  shares determined by the Delaware Court of Chancery. This
                                  "right of appraisal" is subject to a number of
                                  restrictions and technical requirements. Generally, in
                                  order to exercise appraisal rights:

                                      -  you must not vote in favor of the merger; and

                                      -  you must make a written demand for appraisal
                                      before the vote on the merger.

                                  Merely voting against the merger will not protect your
                                  right of appraisal. Annex C to this Proxy
                                  Statement/Prospectus contains the relevant excerpts from
                                  the Delaware appraisal statute.

Comparison of Stockholder Rights
  (page 78).....................  The differences between the rights of United Dental's stockholders and the rights of Protective's stockholders
                                  include:

                                      -  Protective's certificate of incorporation
                                      specifically denies stockholders the ability to vote
                                         by means of written consent. United Dental's
                                         Bylaws specifically allow stockholders to vote by
                                         written consent;

                                      -  Each share of Protective's common stock has
                                      attached to it an associated right issued under
                                         Protective's share purchase rights plan. United
                                         Dental does not have a share purchase rights plan.
                                         Protective's rights plan may ensure that
                                         Protective's stockholders receive fair and equal
                                         treatment in a proposed takeover of Protective and
                                         may impede partial tender offers or other coercive
                                         tactics to gain control of Protective. United
                                         Dental has no such defense against unsolicited
                                         third party takeover efforts;

                                      -  Protective's certificate of incorporation provides
                                      that a special meeting of stockholders may be called
                                         by a majority of the outstanding shares of
                                         Protective's common stock. United Dental's bylaws
                                         provide that a special meeting of stockholders may
                                         be called by one-tenth of all of the shares
                                         entitled to vote at such special meeting;

                                      -  While both Protective and United Dental are
                                      subject to Delaware law which provides that a
                                         business combination with an interested person
                                         (generally a 15% stockholder) must be approved by
                                         the board of directors and authorized by the
                                         holders of at least 66 2/3% of a company's common
                                         stock, Protective's certificate of incorporation
                                         provides that a business combination with a
                                         related person (generally a 20% stockholder) must
                                         be approved by the holders of at least 80% of
                                         Protective's common stock and the holders of at
                                         least 67% of Protective's common stock not held by
                                         such person.

                                      -  The affirmative vote of the holders of 67% of the
                                         outstanding shares of Protective's common stock is
                                         required to amend or repeal the provisions of
                                         Protective's certificate of incorporation relating
                                         to actions by directors by written consent,
                                         special meetings of stockholders, and the
                                         amendments to Protective's certificate of
                                         incorporation. United Dental's certificate of
                                         incorporation does not contain provisions
                                         requiring the vote of such a supermajority and is
                                         therefore governed by the provisions of the
                                         Delaware General Corporation Law which require the
                                         approval of a majority of the voting power of the
                                         outstanding shares then entitled to vote.

                SUMMARY HISTORICAL FINANCIAL DATA OF PROTECTIVE

    The following summary consolidated financial information as of and for the years ended December 31, 1997, 1996, 1995, 1994, and 1993 has been derived from previously published audited consolidated financial statements of Protective, prepared in accordance with generally accepted accounting principles, which have been examined and reported upon by PricewaterhouseCoopers LLP, independent accountants. The summary consolidated financial information at and for the three-month periods ended on March 31, 1998 and 1997 has been derived from the first quarter 1998 unaudited quarterly consolidated financial statements of Protective. The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Protective's Consolidated Financial Statements and accompanying notes thereto, which are incorporated herein by reference to Protective's Quarterly Report on Form 10-Q for the period ended March 31, 1998 and Protective's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                         THREE MONTHS ENDED
                                             MARCH 31,                          YEAR ENDED DECEMBER 31,
                                       ----------------------  ----------------------------------------------------------
                                          1998        1997        1997        1996        1995        1994        1993
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Premiums and policy fees.............  $  149,358  $  129,578  $  522,335  $  494,153  $  432,576  $  402,772  $  370,758
Net investment income................     157,626     130,330     591,376     517,483     475,924     417,825     362,130
Realized investment gains (losses)...          11        (418)        830       5,510       1,612       6,298       5,054
Other income.........................      13,518       4,762      32,784      20,857      11,768      21,553      21,695
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Total revenues.....................     320,513     264,252   1,147,325   1,038,003     921,880     848,448     759,637
Benefits and expenses................     270,487     225,484     967,952     898,262     800,846     742,275     674,593
Income tax expense...................      17,009      13,181      60,987      47,512      41,152      33,976      28,475
Minority interest....................       3,024         804       6,393       3,217       3,217       1,796          19
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income...........................  $   29,993  $   24,783  $  111,993  $   89,012  $   76,665  $   70,401  $   56,550
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------

PER SHARE DATA(1)
Net income per share--basic..........  $      .48  $      .40  $     1.79  $     1.47  $     1.34  $     1.28  $     1.03
Average shares outstanding--basic....  62,606,735  62,317,466  62,429,250  60,570,782  57,320,224  54,952,772  54,763,164
Net income per share--diluted........  $      .47  $      .40  $     1.78  $     1.46  $     1.33  $     1.27  $     1.02
Average shares
  outstanding--diluted...............  62,261,753  62,669,264  62,849,618  60,969,580  57,705,698  55,459,224  55,311,992
Cash dividends.......................  $      .10  $      .09  $      .39  $      .35  $      .31  $     .275  $     .253
Stockholders' equity.................  $    12.72  $     9.67  $    12.30  $     9.99  $     9.15  $     4.93  $     6.59
Stockholders' equity excluding net
  unrealized gains and losses on
  investments........................  $    11.72  $    10.20  $    11.30  $     9.88  $     8.15  $     6.89  $     5.87

BALANCE SHEET DATA
Total assets.........................  $10,756,909 $8,317,012  $10,511,635 $8,263,205  $7,321,257  $6,130,284  $5,316,005
Long-term debt.......................  $  120,000  $  195,000  $  120,000  $  168,200  $  115,500  $   98,000  $  137,598
Total debt...........................  $  120,000  $  195,000  $  120,000  $  181,000  $  115,500  $   98,000  $  147,118
9% Cumulative Monthly Income
  Preferred Securities, Series A.....  $   55,000  $   55,000  $   55,000  $   55,000  $   55,000  $   55,000      --
8.25% Trust Originated Preferred
  Securities.........................  $   75,000      --      $   75,000      --          --          --          --
6.5% FELINE PRIDES...................  $  115,000      --      $  115,000      --          --          --          --
Stockholders' equity.................  $  785,432  $  595,976  $  758,197  $  615,316  $  526,557  $  270,373  $  360,733
Stockholders' equity excluding
  unrealized gains and losses on
  investments........................  $  723,605  $  628,328  $  696,470  $  608,628  $  468,694  $  377,905  $  321,449

------------------------------

(1) All periods have been restated to reflect two-for-one stock splits, each in the form of a stock dividend, on June 1, 1995 and April 1, 1998.

               SUMMARY HISTORICAL FINANCIAL DATA OF UNITED DENTAL

    The following summary consolidated financial information as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from previously published audited consolidated financial statements of United Dental prepared in accordance with generally accepted accounting principles which have been examined and reported on by PricewaterhouseCoopers LLP, independent accountants. The summary consolidated financial information at and for the three-month periods ended on March 31, 1998 and 1997 has been derived from the first quarter 1998 unaudited quarterly consolidated financial statements of United Dental. The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto, incorporated by reference herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and United Dental's Consolidated Financial Statements and accompanying notes thereto each of which are incorporated herein by reference to United Dental's Quarterly Report on Form 10-Q for the period ended March 31, 1998 and United Dental's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                                       THREE MONTHS ENDED
                                                           MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                      --------------------  ----------------------------------------------
                                                        1998       1997      1997(1)    1996(2)     1995(3)      1994(4)
                                                      ---------  ---------  ---------  ---------  -----------  -----------

                                                                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues:
Managed benefits....................................  $  35,082  $  37,957  $ 150,951  $  96,786   $  62,004    $  31,683
Indemnity...........................................      6,752      5,640     18,187     15,143      16,622        5,514

Dental centers......................................      1,445      1,251      4,857        820      --           --
Interest............................................        144        175        704        899         603          178
                                                      ---------  ---------  ---------  ---------  -----------  -----------
  Total revenues....................................     43,423     45,023    174,699    113,648      79,229       37,375
Dental services expense:
Managed benefits....................................     18,809     21,995     97,324     56,845      33,068       15,559
Indemnity...........................................      6,281      6,341     18,504     10,590      13,682        4,567
Dental centers......................................      2,163      1,864      7,805        216      --           --
                                                      ---------  ---------  ---------  ---------  -----------  -----------
  Total dental services expense.....................     27,253     30,200    123,633     67,651      46,750       20,126
Sales and marketing.................................      4,635      4,706     18,847     12,587       9,637        5,756
General and administrative..........................      7,149      6,326     29,932     18,612      14,785        7,062
Depreciation and amortization.......................      1,363      1,136      5,050      2,267       1,190          541
Acquisition-related expenses........................          0          0     --         --          --              178
Interest expense....................................        258        147        571        536       1,005          360
                                                      ---------  ---------  ---------  ---------  -----------  -----------
  Total expenses....................................     40,658     42,515    178,033    101,653      73,367       34,023
Income (loss) before provision for federal income
  taxes, cumulative effect of a change in accounting
  principle and extraordinary charge................      2,765      2,508     (3,334)    11,995       5,862        3,352
Provision (benefit) for federal income taxes........      1,248      1,056       (487)     4,438       2,131        1,256
                                                      ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss) before cumulative effect of a
  change in accounting principle and extraordinary
  charge............................................      1,517      1,452     (2,847)     7,557       3,731        2,096
Cumulative effect of a change in accounting
  principle.........................................     --         --         --         --          --           --
Extraordinary charge................................     --         --         --         --             142       --
                                                      ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss) before preferred dividends........  $   1,517      1,452  $  (2,847) $   7,557   $   3,589    $   2,096
                                                      ---------  ---------  ---------  ---------  -----------  -----------
                                                      ---------  ---------  ---------  ---------  -----------  -----------

PER SHARE AMOUNTS:
Net income (loss) before extraordinary charge
Basic...............................................  $    0.17  $    0.16  $   (0.32) $    1.04   $    0.74    $    0.51
Diluted.............................................  $    0.17  $    0.16  $   (0.32) $    1.00   $    0.68    $    0.44

Extraordinary charge per share, net of tax
Basic...............................................     --         --         --         --       $   (0.03)      --
Diluted.............................................     --         --         --         --       $   (0.03)      --

Net income (loss) per common share
Basic...............................................  $    0.17  $    0.16  $   (0.32) $    1.04   $    0.71    $    0.51
Diluted.............................................  $    0.17  $    0.16  $   (0.32) $    1.00   $    0.66    $    0.44


                                                        1993
                                                      ---------

STATEMENT OF OPERATIONS DATA:
Revenues:
Managed benefits....................................  $  16,805
Indemnity...........................................     --
Dental centers......................................     --
Interest............................................        173
                                                      ---------
  Total revenues....................................     16,978
Dental services expense:
Managed benefits....................................      7,283
Indemnity...........................................     --
Dental centers......................................     --
                                                      ---------
  Total dental services expense.....................      7,283
Sales and marketing.................................      3,025
General and administrative..........................      3,632
Depreciation and amortization.......................        159
Acquisition-related expenses........................     --
Interest expense....................................     --
                                                      ---------
  Total expenses....................................     14,099
Income (loss) before provision for federal income
  taxes, cumulative effect of a change in accounting
  principle and extraordinary charge................      2,879
Provision (benefit) for federal income taxes........        934
                                                      ---------
Net income (loss) before cumulative effect of a
  change in accounting principle and extraordinary
  charge............................................      1,945
Cumulative effect of a change in accounting
  principle.........................................         44
Extraordinary charge................................     --
                                                      ---------
Net income (loss) before preferred dividends........  $   1,901
                                                      ---------
                                                      ---------
PER SHARE AMOUNTS:
Net income (loss) before extraordinary charge
Basic...............................................  $    0.52
Diluted.............................................  $    0.40
Extraordinary charge per share, net of tax
Basic...............................................     --
Diluted.............................................     --
Net income (loss) per common share
Basic...............................................  $    0.52
Diluted.............................................  $    0.40

                                                       THREE MONTHS ENDED
                                                           MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                      --------------------  ----------------------------------------------
                                                        1998       1997      1997(1)    1996(2)     1995(3)      1994(4)
                                                      ---------  ---------  ---------  ---------  -----------  -----------
                                                                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Weighted average common shares outstanding (000s)
Basic...............................................      8,952      8,918      8,935      7,256       5,051        4,126
Diluted.............................................      9,106      9,159      8,935      7,543       5,449        4,717

Balance Sheet Data:
Working capital.....................................      5,600     20,242      3,288     25,420      30,892        1,365
Total assets........................................    158,404    145,289    151,440    165,672      86,588       31,404
Total debt including current portion................     16,127      3,843      9,384     28,948      15,182       14,558
Stockholders' Equity................................    124,944    127,210    123,048    125,495      61,600        8,947


                                                        1993
                                                      ---------

Weighted average common shares outstanding (000s)
Basic...............................................      3,645
Diluted.............................................      4,662
Balance Sheet Data:
Working capital.....................................      3,907
Total assets........................................      7,283
Total debt including current portion................     --
Stockholders' Equity................................      6,730

------------------------------

(1) Results of operations for United Dental Care, Inc., an Oklahoma corporation ("United") after December 31, 1996 and for International Dental Plans, Inc. ("IDP") after May 31, 1997 are included in historical results of operations for the year ended December 31, 1997. See United Dental's Consolidated Financial Statements and the Notes thereto.

(2) Results of operations for Associated Health Plans, Inc. ("AHP") after January 31, 1996, Independent Dental Plans, Inc. ("Independent") and Association Dental Plans, Inc. ("Association") after September 30, 1996 and for Kansas City Dental Care, Inc. ("KCDC") and OraCare DPO, Inc. ("OraCare") after October 31, 1996 are included in historical results of operations for United Dental on a consolidated basis for the years ended December 31, 1997 and 1996. See United Dental's Consolidated Financial Statements and the Notes thereto.

(3) Results of operations for US Dental Management, Inc. ("US Dental") after October 31, 1995 are included in historical results of operations for United Dental on a consolidated basis for the years ended December 31, 1997, 1996 and 1995. See United Dental's Consolidated Financial Statements and the Notes thereto.

(4) Results of operations for International Dental Health, Inc. ("IDH") after August 31, 1994 are included in historical results of operations for United Dental on a consolidated basis for the years ended December 31, 1997, 1996, 1995 and 1994. See United Dental's Consolidated Financial Statements and the Notes thereto.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE STOCKHOLDERS OF UNITED DENTAL SHOULD CONSIDER THE FOLLOWING FACTORS IN DECIDING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE MERGER, WHEREBY UNITED DENTAL WILL BE MERGED WITH AND INTO PLC MERGER SUBSIDIARY. THIS PROXY STATEMENT/ PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN BY REFERENCE INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT REFLECT PROTECTIVE'S AND UNITED DENTAL'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THOSE IDENTIFIED IN "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE ANTICIPATED. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECT," "ESTIMATE," "PROJECT," "BUDGET," "FORECAST," "ANTICIPATED," "PLAN" AND SIMILAR EXPRESSIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES. NEITHER PROTECTIVE NOR UNITED DENTAL UNDERTAKES ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS" INCORPORATED BY REFERENCE TO UNITED DENTAL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AND "SAFEHARBOR FOR FORWARD-LOOKING STATEMENTS" INCLUDED AS EXHIBIT 99 TO PROTECTIVE'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997.

FIXED EXCHANGE RATIO; VALUE OF MERGER CONSIDERATION MAY DECREASE


    Subject to certain adjustments under certain circumstances, each share of United Dental's common stock will be converted at the effective time of the merger (the "Effective Time") into the right to receive (i) 0.2893 (the "Exchange Ratio") shares of Protective's common stock (together with the attached preferred share purchase rights) (the "Common Stock Consideration") and
(ii) $9.31 in cash (the "Cash Consideration" and, together with the Common Stock Consideration, the "Merger Consideration"). The Exchange Ratio is a fixed number and, except under the circumstances described under "THE PROPOSED MERGER--Conversion of Shares," will not be adjusted in the event of any increases or decreases in the price of either United Dental's common stock or Protective's common stock. The price of Protective's common stock at the Effective Time may vary from its prices at the date of this Proxy Statement/Prospectus or at the date of the special meeting of United Dental's stockholders to be held on September 11, 1998 (the "Special Meeting"). Such variations may be the result of changes in the business, operations or prospects of United Dental or Protective, market assessments of the likelihood that the merger will be consummated, the timing thereof and the prospects of the merger and post-merger operations, regulatory considerations, general market and economic conditions and other factors. In the event the price of Protective's common stock decreases, the Merger Consideration received by United Dental's stockholders may have a lower value than it does as of the date of this Proxy Statement/ Prospectus and, in the event that the closing is delayed beyond the Special Meeting, as of the date of the Special Meeting. Because the Effective Time may occur at a date later than the Special Meeting, there can be no assurance that the prices of United Dental's common stock or Protective's common stock on the date of the Special Meeting will be indicative of their respective prices at the Effective Time. The merger agreement provides that the Effective Time will occur as soon as practicable following the closing, which the merger agreement provides shall occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the merger agreement. The merger agreement also provides that at any time prior to the Effective Time, the parties to the merger agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained therein. However, any waiver of a material condition to the merger by United Dental may require an amendment to this Proxy Statement/Prospectus and, if required by applicable statute or regulations, resolicitation of United Dental's stockholders, resulting in further delay of the Effective Time and continued uncertainty regarding the value of the Merger Consideration until the Effective Time. Stockholders of United Dental are urged to obtain current market quotations for United Dental's common stock and Protective's common stock.

    In the event that (i) the average trading price of Protective's common stock during the 20 New York Stock Exchange trading days selected randomly by lot from the 30 consecutive trading days ending on the trading day which is five trading days prior to the Effective Time (the "Trading Average") is less than $27.50 and
(ii) neither Protective nor United Dental exercises its right to terminate the merger agreement in such event and (iii) Protective does not adjust the Merger Consideration upwards pursuant to the merger agreement, then the value of the per share Merger Consideration received by United Dental's stockholders will be less than $17.26 per share.


    Each stockholder of United Dental will, as a result of the merger, recognize gain for U.S. Federal income tax purposes in an amount equal to the lesser of the total gain realized by such stockholder and the amount of Cash Consideration received by such stockholder in the merger. For a discussion of the material U.S. federal income tax consequences of the merger, see "THE PROPOSED MERGER--Material U.S. Federal Income Tax Consequences of the Merger."


UNCERTAINTIES IN INTEGRATING AND ACHIEVING COST SAVINGS

    The success of the merger will in part be dependent on the ability following the merger to consolidate operations and to integrate systems and procedures and thereby obtain business synergies and related cost savings. While the management of Protective, with the assistance of the management of United Dental, intends to work diligently to effectively integrate and rationalize the operations of the two companies following the closing, there can be no assurance as to the timing or extent to which cost savings and efficiencies will be achieved. In addition, there can be no assurance that the benefits sought to be obtained by the merger will be obtained or that the operating results of the combined companies will equal or exceed the sum of the historical operating results of the companies on a stand alone basis.

EFFECT UPON UNITED DENTAL IF MERGER NOT CONSUMMATED

    If the merger is not consummated, United Dental will incur a cost in respect of non-recurring items directly attributable to the merger, including fees for investment bankers, accountants and attorneys, of approximately $2.0 million. In addition, United Dental has and expects to continue to experience personnel attrition during the period in which the merger is pending, due to the anticipated consolidation of operations and staffing changes proposed by Protective. Consequently, in the event that the merger is not consummated, United Dental may temporarily be understaffed conducting its normal business operations. If the Merger is not consummated, United Dental believes that it can continue to operate profitably on a stand-alone basis, although there can be no assurances as to actual results in such event.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain executive officers and directors of United Dental have interests in the merger that are in addition to the interests of holders of United Dental's common stock generally. United Dental's Board of Directors was aware of these interests and considered them, among other matters, prior to approving the merger agreement and the transactions contemplated thereby. See "THE PROPOSED MERGER-- Interests of Certain Persons in the Merger."

INDUSTRY

  MATURE INDUSTRY; COMPETITION

    Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.

    The life and health insurance industry is consolidating with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.

    Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from ratings agencies.

    Protective competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.

  RATINGS

    Ratings are an important factor in the competitive position of insurance companies. Rating organizations periodically review the financial performance and condition of insurers, including Protective's insurance subsidiaries. A downgrade in the ratings of Protective's insurance subsidiaries could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

    Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years, rating downgrades in the industry have exceeded upgrades.

  POLICY CLAIMS FLUCTUATIONS

    Protective's results of operations may fluctuate from year to year on account of fluctuations in policy claims received by Protective.

  LIQUIDITY AND INVESTMENT PORTFOLIO

    Many of the products offered by Protective's insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. Protective's insurance subsidiaries design products and configure investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used continuously to monitor the relative duration of Protective's assets and liabilities. While Protective's insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective's insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective.

  INTEREST RATE FLUCTUATIONS

    Sudden and/or significant changes in interest rates expose life insurance companies to the risk of not earning anticipated spreads between the interest rates earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect Protective's spread income. For example, certain of Protective's insurance and investment products guarantee a minimum credited rate. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that sudden and/or significant changes in interest rates will not materially affect such spreads.

    Lower interest rates may result in lower sales of Protective's insurance and investment products.

  REGULATION AND TAXATION

    Protective's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power over all aspects of the insurance business, including premium rates, marketing practices, advertising, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Protective cannot predict the form of any future regulatory initiatives.

    Under the Code, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. Certain proposals contained in President Clinton's Fiscal Year 1999 Budget would, if enacted, adversely impact the tax treatment of variable annuity and certain other life insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax deferred status of competing products, all life insurance companies, including Protective's subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. Protective cannot predict what future initiatives the President or Congress may propose which may affect Protective or whether or in what form any such proposal would ultimately be enacted.

  LITIGATION

    A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Protective does business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly, these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective and its subsidiaries, like other insurers, in the ordinary course of business are involved in such litigation. The outcome of any such litigation cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.

  INVESTMENT RISKS

    Protective's invested assets are subject to customary risks of credit defaults and changes in market values. The value of Protective's commercial mortgage portfolio depends in part on the creditworthiness of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective's invested assets include interest rate levels, financial market performance and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

  CONTINUING SUCCESS OF ACQUISITION STRATEGY

    Protective has actively pursued a strategy of acquiring blocks of insurance policies and small insurance companies. This acquisition strategy has increased Protective's earnings in part by allowing Protective to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

  RELIANCE ON THE PERFORMANCE OF OTHERS

    Protective has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by four unaffiliated investment managers; a portion of the sales in the Individual Life, Dental and Consumer Benefits, and Financial Institutions Divisions comes from arrangements with unrelated marketing organizations; and Protective has entered the Hong Kong insurance market in a joint venture. Therefore Protective's results may be affected by the performance of others.

  YEAR 2000

    Older computer hardware and software often denote the year using two digits rather than four; for example, the year 1997 often is denoted by such hardware and software as "97." It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as representing the year 1900 rather than the year 2000. This "Year 2000" issue potentially affects all individuals and companies (including Protective, its customers, business partners, suppliers, banks, custodians and administrators) who rely on computers or devices containing computer chips.

    Protective has developed and is implementing a Year 2000 transition plan intended to identify and modify or replace primary hardware and/or software systems on which it relies that have a Year 2000 issue. Protective is also developing and implementing a plan to identify and modify or replace secondary hardware and/or software systems on which it relies that have a Year 2000 issue. Substantial resources are being devoted to this effort; however the costs to develop and implement these plans are not expected to be material. Protective is also confirming that its service providers are implementing plans to identify and modify or replace their systems that have a Year 2000 issue.

    Protective currently anticipates that its systems will be able to process transactions dated beyond 1999 on or before December 31, 1999. There can be no assurance, however, that Protective's efforts will be successful, that interaction with other service providers with Year 2000 issues will not impair Protective's operations, or that the Year 2000 issue will not otherwise adversely affect Protective.

    Protective has reviewed United Dental's computer software and hardware for any issues that may occur as a result of the arrival of the year 2000 and believes that none of United Dental's software or hardware will require a material expenditure or effort in order to continue functioning properly beyond the year 2000. However, there can be no assurance that such a material expenditure or effort will not be required.

  REINSURANCE

    As is customary in the insurance industry, Protective's insurance subsidiaries cede insurance to other insurance companies. However, the ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Additionally, Protective assumes policies of other insurers. Any regulatory or other development affecting the ceding insurer could also have an adverse effect on Protective.

                              THE SPECIAL MEETING


    This Proxy Statement/Prospectus is being furnished by United Dental to its stockholders in connection with the solicitation of proxies by and on behalf of United Dental's Board of Directors for use at the Special Meeting. At the Special Meeting, the holders of United Dental's common stock will be asked to consider and vote upon a proposal for the adoption and approval of the merger agreement and the merger. This Proxy Statement/Prospectus and the enclosed proxy are first being sent to holders of United Dental's common stock on or about August 6, 1998.


DATE, TIME AND PLACE OF THE SPECIAL MEETING


    The Special Meeting of Stockholders will be held on September 11, 1998, at 9:30 a.m. local time, at The Harvey Hotel Addison, 14315 Midway Road, Dallas, Texas 75244.


VOTING INFORMATION FOR UNITED DENTAL STOCKHOLDERS

    The close of business on July 21, 1998 has been fixed by United Dental's Board of Directors as the record date (the "Record Date") for determining eligibility to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 8,982,616 shares of United Dental's common stock outstanding, held of record by 188 persons.

    At the Special Meeting, stockholders of United Dental will be asked to consider and vote on the proposal to adopt and approve the merger agreement and the merger. United Dental's Board of Directors has unanimously approved and unanimously recommends that the stockholders vote "FOR" adoption and approval of the merger agreement and the merger.

    Each record holder of United Dental's common stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting. The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the shares of United Dental's common stock issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. Assuming the presence of a quorum, the affirmative vote, either in person or by proxy, of the holders of a majority of the shares of United Dental's common stock issued and outstanding on the Record Date is required to adopt and approve the merger agreement and the merger. Approval of any other matter properly considered and acted upon at the Special Meeting requires the affirmative vote, either in person or by proxy, of at least a majority of the issued and outstanding shares of United Dental's common stock present in person or by proxy and entitled to vote at the Special Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will therefore have the same effect as votes against any proposal to be voted on at the Special Meeting. Broker non-votes will be counted only for purposes of determining the presence or absence of a quorum. Broker non-votes on the proposal to adopt the merger agreement will have the same effect as votes against such proposal. A "broker non-vote" refers to shares represented at the Special Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter for the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on such matter.

    As of the Record Date, directors and executive officers of United Dental owned beneficially an aggregate of 1,807,883 (which includes 778,500 shares held by Citibank N.A. and George E. Bello, trustees of two independent trusts of which relatives of Mr. Anderson are beneficiaries and 150,000 shares which Mr. Anderson transferred to the Rose-Marie and Jack R. Anderson Foundation on May 20, 1998) outstanding voting shares of United Dental's common stock (approximately 19.9%). These directors and executive officers have advised United Dental that they presently intend to vote or to direct the vote of all shares of United Dental's common stock over which they have voting power "FOR" adoption and approval of the merger agreement and the merger.

    Representatives of PricewaterhouseCoopers LLP are expected to (i) be present at the Special Meeting, (ii) have the opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions at the Special Meeting.

SOLICITATION OF PROXIES

    The accompanying proxy sent to United Dental stockholders is being solicited by United Dental's Board of Directors. All proxies in the enclosed form of proxy that are properly executed and received by United Dental prior to commencement of voting at the Special Meeting will be voted at the Special Meeting in accordance with the instructions thereon. IF A PROXY IS EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES OF UNITED DENTAL'S COMMON STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. A stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of United Dental either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be sent to the United Dental Secretary at 13601 Preston Road, Suite 500 East, Dallas, Texas 75240. Attendance at the Special Meeting will not by itself revoke a proxy.

    By returning a signed proxy card, a stockholder will be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Special Meeting, unless such proxy card is appropriately marked to withhold such discretionary authority. For example, this authority could be used to adjourn the meeting if United Dental believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. United Dental has no plans to adjourn the Special Meeting at this time, but it intends to attempt to do so if it believes doing so would promote stockholder interests. Neither votes against the proposal to adopt and approve the merger agreement and the merger nor abstentions will be used to vote in favor of adjournment to solicit additional votes.

    The management of United Dental does not know of any other matters, other than those set forth herein, which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, the persons named in the applicable form of proxy will have discretion to vote on such matters in accordance with their own judgment and applicable Commission rules.

    The expense of printing this Proxy Statement and the proxies solicited hereby, and the expense of soliciting such proxies, will be borne by United Dental. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of United Dental, without additional remuneration, by personal interviews, telephone, facsimile or otherwise. United Dental has retained D.F. King & Co., Inc., a proxy solicitation firm, to act as Proxy Solicitor/Information Agent to assist with soliciting and tabulating proxies for the Special Meeting at an estimated expense of approximately $5,000, plus reasonable out-of-pocket expenses. United Dental will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of United Dental's common stock held by such persons and United Dental will reimburse reasonable forwarding expenses upon the request of such record holders.

DISSENTERS' RIGHTS

    Under Delaware law, the holders of United Dental's common stock are entitled to appraisal rights if the merger is consummated, provided that certain procedures are followed. Failure to take any necessary steps will result in a termination or waiver of the rights of a stockholder to such appraisal. See "THE PROPOSED MERGER--Rights of Dissenting Stockholders."

    UNITED DENTAL'S BOARD OF DIRECTORS HAS DETERMINED THAT ADOPTION OF THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF UNITED DENTAL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF UNITED DENTAL VOTE IN FAVOR OF THE MERGER.

                    CERTAIN INFORMATION REGARDING PROTECTIVE

PROTECTIVE LIFE CORPORATION

    Protective Life Corporation, a Delaware corporation incorporated in 1981, is a holding company whose subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. Protective operates seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products and retirement savings and investment products. Protective's Dental and Consumer Benefits Divisions focuses on indemnity and managed-care dental products. Protective also participates in a joint venture which owns a life insurance company in Hong Kong. Protective Life Insurance Company, founded in 1907, is Protective's principal operating subsidiary. Protective Life Insurance Company is currently assigned a rating of A+ (Superior) by A.M. Best Company, Inc. (2nd highest rating of 15), insurer financial strength ratings of AA (Very Strong) by Standard & Poor's (3rd highest rating of 18) and A1 by Moody's Investors Service, Inc. (5th highest rating of 15). Protective's principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223 (Telephone: (205) 879-9230).


    For the year ended December 31, 1997 and the three months ended March 31, 1998, Protective reported revenues of approximately $1.1 billion and $320.4 million, respectively, and net income of $112.0 million and $30.0 million, respectively. At March 31, 1998, Protective had total assets of approximately $10.8 billion and stockholders' equity of $785.4 million.


    Over the five-year period ended December 31, 1997, Protective's total assets have grown from $4.0 billion to approximately $10.5 billion. In the same five-year period, Protective's net income has grown from $41.4 million to $112.0 million, a compound annual growth rate of 22.0% and its return on equity has averaged 18.0%.

    Protective's common stock is listed and traded on the New York Stock Exchange under the symbol "PL." AmSouth Bank is the transfer agent, registrar and dividend disbursing agent for Protective's common stock. Its address is 1900 Fifth Avenue North, Birmingham, Alabama 35288 (Telephone: (205) 560-7455).

RECENT DEVELOPMENTS


    On July 28, 1998 Protective announced its earnings for the second quarter of 1998. Net income for the second quarter of 1998 was $32.5 million, compared to $27.5 million reported for the second quarter of 1997. Diluted net income was $.52 per share in the second quarter of 1998 compared to $.43 per share in the second quarter of 1997.


    Net income for the first six months of 1998 was $62.5 million, compared to $52.3 million reported for the first six months of 1997. Diluted net income was $.99 per share in the first six months of 1998 compared to $.83 per share in the first six months of 1997. At June 30, 1998, Protective's assets were $11.0 billion. Stockholders' equity excluding unrealized gains and losses on investments was $12.14 per share at June 30, 1998.

STRATEGY

    Protective operates seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products and retirement savings and investment products.

    Set forth below are the operating earnings (unaudited), realized investment gains (losses) and related amortization of deferred policy acquisition costs (unaudited), and income before income tax for each of Protective's Divisions and a Corporate and Other segment, and unallocated realized investment gains (losses) for the three month periods ended March 31, 1998 and March 31, 1997 and each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

                                                THREE MONTHS   THREE MONTHS
                                                    ENDED          ENDED
                                                MARCH 31,(1)     MARCH 31,                  YEARS ENDED DECEMBER 31,
                                                -------------  -------------  -----------------------------------------------------
                                                    1998           1997         1997       1996       1995       1994       1993
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------

                                                                                  (IN THOUSANDS)
Operating Income(2)(3)(4)
Life Insurance
  Acquisitions................................    $  11,474      $  14,835    $  55,638  $  52,670  $  48,490  $  36,796  $  27,415
  Individual Life.............................        6,367          5,764       20,384     14,027     13,490     13,933     18,005
  West Coast..................................        4,458         --            8,202     --         --         --         --
Speciality Insurance Products
  Dental......................................        3,302          3,718       16,259      5,138     10,060     10,139      8,501
  Financial Institutions......................        4,326          2,917       14,112      9,531      8,375      9,024      7,137
Retirement Savings and Investment Products
  GIC.........................................        8,420          6,913       28,116     40,082     31,557     26,005     22,070
  Investment Products.........................        2,977          3,166       11,347      9,624      6,352        120       (748)
Corporate and Other(2)........................        3,995            729       15,022      2,070     (2,287)      (581)    (2,409)
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Total Operating Earnings....................       45,319         38,042      169,080    133,142    116,037     95,436     79,971
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------
Realized Investment Gains (Losses)
  Acquisitions................................       --             --           --         --         --            532     --
  Individual Life.............................       --             --           --          3,098     --         --         --
  GIC.........................................         (433)          (724)      (3,179)    (7,963)    (3,908)     3,000      1,175
  Investment Products.........................          (87)           145          589      3,858      4,937     (2,500)     2,003
  Unallocated Realized Investment Gains
    (Losses)..................................          531            161        3,420      6,517        583      5,266      1,876
Related Amortization of Deferred Policy
  Acquisition Costs
  Individual Life.............................       --             --           --         (1,974)    --         --         --
  Investment Products.........................           43            (93)        (373)    (1,887)    (1,565)     1,675     --
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Total Net...................................           54           (511)         457      1,649         47      7,973      5,054
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------
Income (Loss) Before Income Tax(3)(4)
Life Insurance
  Acquisitions................................       11,474         14,835       55,638     52,670     48,490     37,328     27,415
  Individual Life.............................        6,367          5,764       20,384     15,151     13,490     13,933     18,005
  West Coast..................................        4,458         --            8,202     --         --         --         --
Speciality Insurance Products
  Dental......................................        3,302          3,718       16,259      5,138     10,060     10,139      8,501
  Financial Institutions......................        4,326          2,917       14,112      9,531      8,375      9,024      7,137
Retirement Savings and Investment Products
  GIC.........................................        7,987          6,189       24,937     32,119     27,649     29,005     23,245
  Investment Products.........................        2,933          3,218       11,563     11,595      9,724       (705)     1,255
Corporate and Other (2).......................        3,995            729       15,022      2,070     (2,287)      (581)    (2,409)
Unallocated Realized Investment Gains
  (Losses)....................................          531            161        3,420      6,517        583      5,266      1,876
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Total Income before Income Tax..............    $  45,373      $  37,531    $ 169,537  $ 134,791  $ 116,084  $ 103,409  $  85,025
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------
                                                -------------  -------------  ---------  ---------  ---------  ---------  ---------

------------------------------

(1) The selected financial data for the period ended March 31, 1998 is unaudited. The selected financial data for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from previously audited consolidated financial statements of Protective.

(2) Income before Income Tax excluding realized investment gains and losses and related amortization of deferred policy acquisition costs.

(3) Certain reclassifications have been made in the 1995, 1994 and 1993 results relating to the allocation of corporate overhead to make period results comparable to those of the subsequent periods. Such reclassifications had no effect on previously reported consolidated net income, total assets or stockholders' equity.

(4) Operating income and income before taxes for the Corporate and Other segment have been reduced by pre-tax minority interest in income of consolidated subsidiaries of $4,653 and $1,237 for the periods ended March 31, 1998 and 1997, respectively and $9,836 in 1997, $4,950 in 1996, $4,950 in 1995,
    $2,764 in 1994, and $19 in 1993. Such minority interest in 1998, 1997, 1996,
    1995 and 1994 arises from payments made on Monthly Income Preferred Securities issued in 1994 and Trust Originated Preferred Securities and FELINE PRIDES issued in 1997.

LIFE INSURANCE

    A strategic focus of Protective is to expand its life insurance operations through internal growth and acquisitions. The Acquisitions, Individual Life, and West Coast Divisions support this strategy.

  ACQUISITIONS DIVISION

    Protective is an active participant in the consolidation of the life and health insurance industry. The Acquisitions Division focuses on acquiring, converting, and servicing business acquired from other companies. These acquisitions may be accomplished through acquisitions of companies or through the assumption or reinsurance of life insurance and related policies. Thirty-nine transactions have been closed by the Division since 1970, including 12 since 1989. Blocks of policies acquired through the Division are usually administered as "closed" blocks; i.e., no new policies are sold. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds. However, in the case of the most recent acquisition closed by the Division, West Coast Life Insurance Company ("West Coast") which is discussed below, Protective has elected to continue the marketing of new policies.

    Protective believes that its highly focused and disciplined approach to the acquisition process and its extensive experience in the assimilation, conservation, and servicing of purchased business give it a significant competitive advantage over many other companies that attempt to make similar acquisitions. Protective expects acquisition opportunities to continue to be available as the life and health industry continues to consolidate; however, management believes that Protective may face increased competition for future acquisitions.

    Total revenues and income before income tax from the Acquisitions Division are expected to decline with time unless new acquisitions are made. Therefore, the Division's revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity.

    In the second quarter of 1995, the Division coinsured a block of 28,000 policies. In January 1996, the Division coinsured a block of 38,000 policies. In December 1996, the Division acquired Community National Assurance Company with 16,000 policies and coinsured a related block of 22,000 policies. In June 1997, Protective acquired West Coast which is discussed below.

    From time to time other of Protective's Divisions have acquired companies and blocks of policies which are included in their respective results.

  INDIVIDUAL LIFE DIVISION

    The Individual Life Division markets universal life, variable universal life and other life insurance products on a national basis through a network of independent insurance agents. In addition, the Division has grown sales by developing niche marketing strategies. The strategies include marketing specialty products through insurance brokerage channels and traditional life insurance products through regional stockbrokers and banks. The Division also offers its products on a "private label" basis to other insurance companies and their distribution systems. The Division has experienced increased sales even though the life insurance industry is a mature industry.

    The Division primarily utilizes a distribution system based on experienced independent personal producing general agents who are recruited by regional sales managers. At December 31, 1997, there were 37 regional sales managers located throughout the United States. Approximately 51% of the Division's 1997 sales came from this distribution system. In addition, the Division distributes insurance products in the life insurance brokerage market through a wholly-owned subsidiary, Empire General Life Assurance Corporation, representing approximately 39% of sales. The remaining 10% of 1997 sales came from stockbrokers, banks, and private label arrangements.

    The Division also includes ProEquities, Inc. ("PES"), an affiliated securities broker-dealer. Through PES, members of the Division's field force who are licensed to sell securities can sell stocks, bonds, mutual funds, and investment products that may be manufactured or issued by companies other than Protective.

  WEST COAST DIVISION

    On June 3, 1997, Protective acquired West Coast. Headquartered in San Francisco, West Coast sells universal and traditional ordinary life products in the life insurance brokerage market and in the "bank owned life insurance" market.

    Most acquisitions closed by the Acquisitions Division do not include the acquisition of an active sales force. In transactions where some marketing capacity was included, Protective either ceased future marketing efforts or combined those efforts with another Division. In the West Coast case, Protective elected to continue the marketing of new policies, operating the company as a separate Division.

    The West Coast Division primarily utilizes a distribution system comprised of brokerage general agencies ("BGAs") with a network of independent life agents. The BGAs provide varying levels of service to the independent agents based on the size and structure of the individual BGA organizations. At December 31, 1997, the Division worked with 42 BGAs located throughout the United States.

SPECIALTY INSURANCE PRODUCTS

    A second strategic focus of Protective is to participate in specialized segments of the insurance industry that offer attractive growth opportunities. The Dental and Consumer Benefits and Financial Institutions Divisions support this strategy.

  DENTAL AND CONSUMER BENEFITS DIVISION

    The Division (formerly known as the Group Division) recently exited from the traditional group major medical business, fulfilling the Division's strategy to focus primarily on dental and related products. Accordingly, the Division was renamed the Dental and Consumer Benefits ("Dental") Division.

    The Dental Division's primary strategic emphasis is on indemnity and managed care dental products. At December 31, 1997, the Division had approximately 527,000 members in its dental managed care programs, and approximately 1,157,000 members in all of its dental programs.

    The Division was a pioneer in developing indemnity dental products for the voluntary payroll deduction market. In 1995, the Division entered the dental managed care segment when it acquired a dental managed care company which transacts business under the trade name "DentiCare". The acquisition combined DentiCare's high quality service and product capabilities with the Dental Division's marketing strength and capacity to distribute dental products through a much broader geographic distribution framework. The Division's strategy is to promote a "dual choice" option by offering DentiCare's products through the Division's existing indemnity dental distribution channels. The Division has also developed an innovative system for prospecting and selling dental insurance products by telephone.

    The Division also plans to grow the dental business through acquisitions. In 1996, the Division extended the geographical reach of its dental managed care operations into Oklahoma, Arkansas and Missouri and added approximately 38,000 new members through the acquisition of two related dental managed care plans doing business in those states. In 1997, the Division acquired three similar organizations: one with approximately 18,000 members in Wisconsin, a second with approximately 14,000 members in Texas, and a third with approximately 57,000 members in Georgia.

    The Division recently launched Dental Network Plans, which offers discounted fee-for-service dental programs to individual consumers and groups where enrolled consumers have access to a contracted network of dental providers who have agreed to a discounted fee schedule.

    The Division also markets group life and disability coverages, and administers an essentially closed block of individual cancer insurance policies.

  FINANCIAL INSTITUTIONS DIVISION

    The Financial Institutions Division specializes in marketing credit life and disability insurance products through banks, consumer finance companies and automobile dealers. The majority of these policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States. Therefore, the demand for credit life and credit health insurance is related to the general level of loan demand. The Division markets through employee field representatives, independent brokers and wholly-owned subsidiaries. Protective believes it has been a beneficiary of a "flight to quality," as financial institutions and automobile dealers increasingly prefer to do business with insurers having quality products, strong balance sheets and high-quality training and service capabilities.

    On September 30, 1997, the Division acquired the Western Diversified Group. The Western Diversified Group markets credit insurance and related products through automobile dealers primarily in the Midwestern United States. The Western Diversified Group includes a small property and casualty insurer that sells automobile extended warranty coverages, which the Division plans to market nationally through its other distribution channels. In addition, on October 1, 1997, the Division acquired an unrelated closed block of credit policies.

RETIREMENT SAVINGS AND INVESTMENT PRODUCTS

    A third strategic focus of Protective is to offer products that respond to the shift in consumer preference to savings products brought about by demographic trends as "baby-boomers" move into the saving stage of their life cycle. The two Divisions that support this strategy are the Guaranteed Investment Contracts and Investment Products Divisions.

  GUARANTEED INVESTMENT CONTRACTS DIVISION

    Protective entered the Guaranteed Investment Contracts ("GIC") business in 1989. The GIC Division markets GICs to 401(k) and other qualified retirement savings plans. GICs are generally contracts which specify a return on deposits for a specified period and often provide flexibility for withdrawals, in keeping with the benefits provided by the plan. The Division also offers related products, including guaranteed funding agreements offered to the trustees of municipal bond proceeds, floating rate contracts offered to bank trust departments, and long-term annuity contracts offered to fund certain state obligations. The Division's emphasis is on a consistent and disciplined approach to product pricing and asset/liability management, careful underwriting of early withdrawal risks and maintaining low distribution and administration costs.

    Most GIC contracts written by Protective have maturities of three to five years. Prior to 1993, few GIC contracts were maturing because the contracts were newly written. Therefore, GIC account balances grew at a significant rate. Beginning in 1993, GIC contracts began to mature as contemplated when the contracts were sold. Hence, the rate of growth in GIC deposits has decreased as the amount of maturing contracts has increased.

  INVESTMENT PRODUCTS DIVISION

    The Investment Products Division manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Individual Life Division's sales force. The demand for annuity products is related to the general level of interest rates and performance of the equity markets.

    Since 1990, the Division has offered modified guaranteed annuity products which guarantee an interest rate for a fixed period. Because contract values are "market-value adjusted" upon surrender prior to maturity, these products afford Protective a measure of protection from changes in interest rates. In 1992, the Division ceased most new sales of single premium deferred annuities. In 1994, the Division introduced a variable annuity product which offers the policyholder the opportunity to invest in various investment accounts.

    Variable annuity products represent approximately 49% of the Division's account balances at December 31, 1997 and 64% of the Division's 1997 sales.

CORPORATE AND OTHER

    Protective has an additional business segment referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the Divisions described above (including net investment income on capital and interest on substantially all debt). This segment also includes earnings from various investment-related transactions and the operations of several small subsidiaries. The earnings of this segment may fluctuate from year to year.

    In 1994, Protective entered into a joint venture arrangement to enter the Hong Kong insurance market. Protective owns a 50% interest in a Hong Kong insurer which commenced business in early 1995. Management believes that this joint venture will position Protective to market life insurance in mainland China when that opportunity unfolds. Protective continues to investigate other possible opportunities in Asia.

  INVESTMENT PORTFOLIO

    The types of assets in which Protective may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective's investment portfolio is actively managed to support the liabilities of Protective's lines of business, giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities and the composition of the portfolio by asset type and credit exposure. The following table shows the composition of Protective's invested assets at March 31, 1998:

                                                                                  PERCENT OF
                                                                       ASSET         TOTAL
                                                                       VALUE      INVESTMENTS
                                                                     ---------  ---------------
                                                                       (DOLLARS IN THOUSANDS)
Fixed Maturities:
  Bonds:
    Mortgage-backed securities.....................................  $2,936,159         36.2%
    United States Government and government agencies and
      authorities..................................................     80,192           1.0
    States, municipalities, and political subdivisions.............     28,174           0.3
    Public utilities...............................................    503,980           6.2
    Convertibles and bonds with warrants attached..................        544        --
    All other Corporate bonds......................................  2,740,781          33.8
  Redeemable preferred stocks......................................      6,024           0.1
                                                                     ---------         -----
    Total fixed maturities.........................................  6,297,854          77.6
                                                                     ---------         -----
Equity securities:
  Common stocks--industrial, miscellaneous, and all other..........      4,605           0.1
  Nonredeemable preferred stocks...................................      8,525           0.1
                                                                     ---------         -----
    Total equity securities........................................     13,130           0.2
Mortgage loans on real estate......................................  1,367,866          16.8
Investment real estate.............................................     13,319           0.2
Policy loans.......................................................    192,961           2.3
Other long-term investments........................................     62,796           0.8
Short-term investments.............................................    169,267           2.1
                                                                     ---------         -----
Total investments..................................................  $8,117,193        100.0%
                                                                     ---------         -----
                                                                     ---------         -----

    In its mortgage-backed securities portfolio, Protective has focused on sequential, planned amortization class and targeted amortization class securities, which tend to be less volatile than other classes of mortgage-backed securities.

    In its mortgage loan portfolio, Protective has, for approximately 25 years, specialized in originating small loans (the average size of loans made during 1997 was $3.0 million) to finance shopping centers, typically in smaller communities anchored by one or more strong regional or national retail stores. On a cumulative basis, Protective has had no significant loss of principal on its commercial mortgage loan portfolio in over 20 years. As of March 31, 1998, 1.5% of the commercial loan portfolio was classified as 90 days past due, foreclosed or restructured, which Protective believes to be well below the life insurance industry average.


PLC MERGER SUBSIDIARY CORPORATION


    PLC Merger Subsidiary is a wholly owned subsidiary of Protective, organized under the laws of the State of Delaware on March 4, 1998 to serve as a vehicle for acquiring United Dental. As of the date of this Proxy Statement/Prospectus, PLC Merger Subsidiary has no assets and does not conduct any operations.

                SELECTED HISTORICAL FINANCIAL DATA OF PROTECTIVE

    The following selected consolidated financial information as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from previously published audited consolidated financial statements of Protective, prepared in accordance with generally accepted accounting principles, which have been examined and reported upon by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated financial information at and for the three-month periods ended on March 31, 1998 and 1997 has been derived from the first quarter 1998 unaudited quarterly consolidated financial statements of Protective. The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Protective Life's Consolidated Financial Statements and accompanying notes thereto, each of which is incorporated herein by reference to Protective's Quarterly Report for the period ended March 31, 1998 and Protective's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                    THREE MONTHS   THREE MONTHS
                                        ENDED          ENDED
                                      MARCH 31,      MARCH 31,                   YEAR ENDED DECEMBER 31,
                                    -------------  -------------  ------------------------------------------------------
                                        1998           1997          1997       1996       1995       1994       1993
                                    -------------  -------------  ----------  ---------  ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Premiums and policy fees..........   $   149,358    $   129,578   $  522,335  $ 494,153  $ 432,576  $ 402,772  $ 370,758
Net investment income.............       157,626        130,330      591,376    517,483    475,924    417,825    362,130
Realized investment gains
  (losses)........................            11           (418)         830      5,510      1,612      6,298      5,054
Other income......................        13,518          4,762       32,784     20,857     11,768     21,553     21,695
                                    -------------  -------------  ----------  ---------  ---------  ---------  ---------
Total revenues....................       320,513        264,252    1,147,325  1,038,003    921,880    848,448    759,637
Benefits and expenses.............       270,487        225,484      967,952    898,262    800,846    742,275    674,593
Income tax expense................        17,009         13,181       60,987     47,512     41,152     33,976     28,475
Minority interest.................         3,024            804        6,393      3,217      3,217      1,796         19
                                    -------------  -------------  ----------  ---------  ---------  ---------  ---------
Net income........................   $    29,993    $    24,783   $  111,993  $  89,012  $  76,665  $  70,401  $  56,550
                                    -------------  -------------  ----------  ---------  ---------  ---------  ---------
                                    -------------  -------------  ----------  ---------  ---------  ---------  ---------

PER SHARE DATA(1)
Net income per share--basic.......   $       .48    $       .40   $     1.79  $    1.47  $    1.34  $    1.28  $    1.03
Average shares
  outstanding--basic..............    62,606,735     62,317,466   62,429,250  60,570,782 57,320,224 54,952,772 54,763,164
Net income per share--diluted.....           .47            .40   $     1.78  $    1.46  $    1.33  $    1.27  $    1.02
Average shares
  outstanding--diluted............    62,261,753     62,669,264   62,849,618  60,969,580 57,705,698 55,459,224 55,311,992
Cash dividends....................   $       .10    $       .09   $      .39  $     .35  $     .31  $    .275  $    .253
Stockholders' equity..............   $     12.72    $      9.67   $    12.30  $    9.99  $    9.15  $    4.93  $    6.59
Stockholders' equity excluding net
  unrealized gains and losses
  on investments..................   $     11.72    $     10.20   $    11.30  $    9.88  $    8.15  $    6.89  $    5.87

BALANCE SHEET DATA
Total assets......................   $10,756,909    $ 8,317,012   $10,511,635 $8,263,205 $7,321,257 $6,130,284 $5,316,005
Long-term debt....................   $   120,000    $   195,000   $  120,000  $ 168,200  $ 115,500  $  98,000  $ 137,598
Total debt........................   $   120,000    $   195,000   $  120,000  $ 181,000  $ 115,500  $  98,000  $ 147,118
9% Cumulative Monthly Income
  Preferred Securities, Series
  A...............................   $    55,000    $    55,000   $   55,000  $  55,000  $  55,000  $  55,000  $  --
8.25% Trust Originated Preferred
  Securities......................   $    75,000    $   --        $   75,000  $  --      $  --      $  --      $  --
6.5% FELINE PRIDES................   $   115,000    $   --        $  115,000  $  --      $  --      $  --      $  --
Stockholders' equity..............   $   785,432    $   595,976   $  758,197  $ 615,316  $ 526,557  $ 270,373  $ 360,733
Stockholders' equity excluding
  unrealized gains and losses on
  investments.....................   $   723,605    $   628,328   $  696,470  $ 608,628  $ 468,694  $ 377,905  $ 321,449

------------------------------

(1) All periods have been restated to reflect two-for-one stock splits, each in the form of a stock dividend on June 1, 1995 and April 1, 1998.

                  CERTAIN INFORMATION REGARDING UNITED DENTAL

GENERAL

    United Dental is a managed dental benefits company that is licensed to operate prepaid dental plans in 29 states and, as of March 31, 1998, provided dental coverage to approximately 1.8 million members. United Dental offers a comprehensive range of dental plans capable of meeting the needs of employer groups of all sizes as well as individuals. United Dental's prepaid dentist networks, as of March 31, 1998, consisted of approximately 71,000 general dentists and specialty dentists providing a broad range of dental services. United Dental sells its services through multiple distribution channels, including independent brokers, third-party arrangements with HMOs and direct sales. In 1996, United Dental entered into agreements to acquire five managed dental benefits companies and one dental referral plan company, all six companies having approximately 500,000 members in the aggregate. All the acquisitions were completed as of mid-1997.

    Managed dental benefits plans are usually offered as an alternative to traditional dental indemnity insurance, although United Dental has the capability of offering dual choice plans that provide both prepaid and indemnity plans. Industry sources report that prepaid dental plans are typically priced 20% or more below comparable indemnity plans. Prepaid dental plans are offered by employers to employees, frequently on a voluntary participation basis with all or part of the premium being paid by the employee. At the time of enrollment, participating employees and dependents become members of the prepaid dental plan and, under most of United Dental's plans, each member is entitled to select his or her own dentist from the dentist network. United Dental pays the network dentist a fixed monthly amount, or capitation payment, for each member who selected that dentist, regardless of the services rendered in any particular month. In addition, the dentist is paid a separate fee, or copayment, by the member at the time of service for many of the dental services covered under the plan. Under the prepaid dental plans of United Dental, the vast majority of all covered dental services are provided through these capitation arrangements, in which United Dental bears little financial risk for either utilization levels or cost of services. Many of United Dental's prepaid plans have a specialty care benefit which pays the dentist on a fee-for-service basis and is controlled by a specialty referral process.

RECENT DEVELOPMENTS

    On July 31, 1998 United Dental announced earnings for the second quarter of 1998. Net income for the second quarter was $1.7 million compared to a net loss of $4.4 million reported for the second quarter of 1997. Diluted net income was $0.18 per share in the second quarter of 1998 compared to a net loss of $0.49 per share in the second quarter of 1997.

    Net income for the first six months of 1998 was $3.2 million compared to a net loss of $3.0 million for the first six months of 1997. Diluted net income was $0.35 per share in the first six months of 1998 compared to a net loss of $0.33 per share in the first six months of 1997. At June 30, 1998, United Dental had assets of $159.4 million and stockholders' equity of $126.6 milion.

BENEFITS PLANS

    United Dental offers a full spectrum of managed dental plans ("Plans") through numerous subsidiaries licensed in specific states. The Plans range from lower coverage, higher co-payment plans with low premiums to higher coverage, low co-payment plans with higher premiums. Under each of United Dental's Plans, a premium is paid to United Dental for the type of coverage selected, making the employee and each participating dependent a member of the Plan. Premium payments are made by the employer or by the employee (usually by payroll deduction) with respect to employer offered Plans or by the member directly. A significant portion of United Dental's revenues are derived from Plans in which the member pays the entire premium amount.

    Dual choice plans offered by United Dental allow an employee to select the most suitable type of coverage at the beginning of the contract year by offering each employee the choice of a prepaid Plan utilizing United Dental's dentist network or traditional indemnity insurance coverage utilizing any dentist, but usually at higher premiums and with lower coverage than the prepaid plan alternative. United Dental also offers customized plans and services through contractual arrangements with medical HMOs. Under these arrangements, United Dental often provides only preventive and diagnostic dental benefits but may also provide more comprehensive coverages, in each case either on a "private-label" basis or directly through United Dental's Plans. In addition, United Dental has developed a point of service plan that provides members of United Dental's prepaid dental plans the option of receiving dental services from dentists outside United Dental's dentist network on an indemnity basis. The point of service plan allows the member to select the dentist of the member's choice each time services are obtained. United Dental also offers a dental referral plan which contracts with the dentists to provide dental services to referral plan members at certain scheduled fee-for-service rates. No capitation payments are made to dentists. Members of the referral plan pay a fixed fee per month for the member's ability to access United Dental's referral plan network. United Dental bears no financial risk or responsibility for dental services provided to members in conjunction with its referral product.

    United Dental sells its Plans primarily to employers through independent agents, brokers and benefit consultants. United Dental employs a group sales force of approximately 50 persons. The sales force primarily works with agents, brokers and consultants to gain new contracts with employer groups. Additionally, the sales force makes direct sales to medium and large employers who do not use benefits advisors. Approximately three-fourths of United Dental's membership is the result of sales through brokers who receive commissions based on premiums received by United Dental from such sales.

DENTIST NETWORKS

    United Dental designs its Plans and capitation programs to create dentist networks of general and specialty dentists that United Dental believes provide the quality of care and convenience needed to attract and retain members. Typically, United Dental seeks established, private practice dentists who have capacity in their practice to see at least 200 of United Dental's members as new patients. Upon determining that a dentist meets United Dental's requirements for participation in its dental network, United Dental offers the dentist a provider contract setting forth the capitation payment, copayments, limitations and exclusions and other terms and conditions applicable to the specific Plans in which such dentist will participate. The capitation amounts payable to dentists under such contracts vary from market to market. Provider contracts are typically non-exclusive and permit United Dental or the dentist to terminate the contract with 90 days prior written notice. Additionally, United Dental requires that its network dentists maintain malpractice insurance and satisfy quality service standards. United Dental periodically reviews its general and specialty dentists for continued compliance with United Dental's requirements for participation in its dentist network.

INDUSTRY

    Increasing concern with the costs of health care, including dental care, has resulted in a greater willingness by employers and consumers to consider managed health care delivery systems. Health maintenance organizations, preferred provider organizations and other forms of managed health care plans for general medical services have not customarily devoted the resources to develop specialty managed delivery systems and frequently subcontract with companies providing single specialty managed delivery systems such as United Dental's prepaid dental plans. A prepaid dental plan pays a fixed monthly capitation payment to the network dentist who provides dental services as needed at either no cost to the member or at reduced fees (copayments) paid by the member. Consequently, the risk of high utilization is shifted to the dentist, although, generally, the dentist receives copayments for many covered services that are often greater than the direct costs of the dentist, reducing financial risk. The capitation method rewards efficient providers who stress routine, preventive care and control their fixed expenses. In comparison, under the traditional fee-for-service payment system, the risk of utilization is borne by the insurer or the consumer, with little incentive to the dentist to be an efficient provider.

    In addition, some prepaid dental plans provide for specialty care at fixed copayments by the member. Unlike medical care, the majority of dental care is provided by general dentists with some specialty care provided by endodontists (specialists in root canal therapy), orthodontists (specialists in tooth movement), oral surgeons (specialists in extractions), pedodontists (specialists in dentistry for children) and periodontists (specialists in gum-related treatment). Companies such as United Dental that arrange for specialty care at fixed copayments are further able to manage the costs and utilization of dental services through specialty referral authorization programs and discounted fee arrangements with specialty dentists. Medium to large employers increasingly expect comprehensive dental care, including specialty care, from prepaid dental plans, at stipulated copayments comparable to the type of coverage provided by a general medical plan.

    The managed dental industry is highly competitive. United Dental's competitors include (i) large insurance companies with the capability to offer both managed dental benefits and traditional dental indemnity insurance, (ii) health maintenance organizations that also offer dental benefits, (iii) self-funded employer programs, (iv) dental preferred provider organizations, (v) discounted, fee-for-service membership plans and (vi) other local or regional companies offering prepaid dental plans.

              SELECTED HISTORICAL FINANCIAL DATA OF UNITED DENTAL

    The following selected consolidated financial information for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, has been derived from previously published audited consolidated financial statements of United Dental prepared in accordance with generally accepted accounting principles, which have been examined and reported on by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated financial information at and for the three-month periods ended on March 31, 1998 and 1997 has been derived from the first quarter 1998 unaudited quarterly consolidated financial statements of United Dental. The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein. See also, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and United Dental's Consolidated Financial Statements and accompanying notes thereto, each of which is incorporated herein by reference to United Dental's Quarterly Report on Form 10-Q for the period ended March 31, 1998 and United Dental's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                               THREE MONTHS   THREE MONTHS
                                                   ENDED          ENDED
                                                 MARCH 31,      MARCH 31,               YEAR ENDED DECEMBER 31,
                                               -------------  -------------  ----------------------------------------------
                                                   1998           1997        1997(1)    1996(2)     1995(3)      1994(4)
                                               -------------  -------------  ---------  ---------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Statement of Operations Data:
Revenues:
Managed benefits.............................    $  35,082      $  37,957    $ 150,951  $  96,786   $  62,004    $  31,683
Indemnity....................................        6,752          5,640       18,187     15,143      16,622        5,514
Dental centers...............................        1,445          1,251        4,857        820      --           --
Interest.....................................          144            175          704        899         603          178
                                               -------------  -------------  ---------  ---------  -----------  -----------
  Total revenues.............................       43,423         45,023      174,699    113,648      79,229       37,375

Dental services expense:
Managed benefits.............................       18,809         21,995       97,324     56,845      33,068       15,559
Indemnity....................................        6,281          6,341       18,504     10,590      13,682        4,567
Dental centers...............................        2,163          1,864        7,805        216      --           --
                                               -------------  -------------  ---------  ---------  -----------  -----------
  Total dental services expense..............       27,253         30,200      123,633     67,651      46,750       20,126

Sales and marketing..........................        4,635          4,706       18,847     12,587       9,637        5,756
General and administrative...................        7,149          6,326       29,932     18,612      14,785        7,062
Depreciation and amortization................        1,363          1,136        5,050      2,267       1,190          541
Acquisition-related expenses.................            0              0       --         --          --              178
Interest expense.............................          258            147          571        536       1,005          360
                                               -------------  -------------  ---------  ---------  -----------  -----------
  Total expenses.............................       40,658         42,515      178,033    101,653      73,367       34,023
                                               -------------  -------------  ---------  ---------  -----------  -----------
Income (loss) before provision for federal
  income taxes, cumulative effect of a change
  in accounting principle and extraordinary
  charge.....................................        2,765          2,508       (3,334)    11,995       5,862        3,352
Provision (benefit) for federal income
  taxes......................................        1,248          1,056         (487)     4,438       2,131        1,256
                                               -------------  -------------  ---------  ---------  -----------  -----------
Net income (loss) before cumulative effect of
  a change in accounting principle and
  extraordinary charge.......................        1,517          1,452       (2,847)     7,557       3,731        2,096
Cumulative effect of a change in accounting
  principle..................................       --             --           --         --          --           --
Extraordinary charge.........................       --             --           --         --             142       --
                                               -------------  -------------  ---------  ---------  -----------  -----------
Net income (loss) before preferred
  dividends..................................    $   1,517          1,452    $  (2,847) $   7,557   $   3,589    $   2,096
                                               -------------  -------------  ---------  ---------  -----------  -----------
                                               -------------  -------------  ---------  ---------  -----------  -----------


                                                 1993
                                               ---------

Statement of Operations Data:
Revenues:
Managed benefits.............................  $  16,805
Indemnity....................................     --
Dental centers...............................     --
Interest.....................................        173
                                               ---------
  Total revenues.............................     16,978
Dental services expense:
Managed benefits.............................      7,283
Indemnity....................................     --
Dental centers...............................     --
                                               ---------
  Total dental services expense..............      7,283
Sales and marketing..........................      3,025
General and administrative...................      3,632
Depreciation and amortization................        159
Acquisition-related expenses.................     --
Interest expense.............................     --
                                               ---------
  Total expenses.............................     14,099
                                               ---------
Income (loss) before provision for federal
  income taxes, cumulative effect of a change
  in accounting principle and extraordinary
  charge.....................................      2,879
Provision (benefit) for federal income
  taxes......................................        934
                                               ---------
Net income (loss) before cumulative effect of
  a change in accounting principle and
  extraordinary charge.......................      1,945
Cumulative effect of a change in accounting
  principle..................................         44
Extraordinary charge.........................     --
                                               ---------
Net income (loss) before preferred
  dividends..................................  $   1,901
                                               ---------
                                               ---------

                                               THREE MONTHS   THREE MONTHS
                                                   ENDED          ENDED
                                                 MARCH 31,      MARCH 31,               YEAR ENDED DECEMBER 31,
                                               -------------  -------------  ----------------------------------------------
                                                   1998           1997        1997(1)    1996(2)     1995(3)      1994(4)
                                               -------------  -------------  ---------  ---------  -----------  -----------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Per Share Amounts:
Net income (loss) before extraordinary charge
Basic........................................    $    0.17      $    0.16    $   (0.32) $    1.04   $    0.74    $    0.51
Diluted......................................    $    0.17      $    0.16    $   (0.32) $    1.00   $    0.68    $    0.44

Extraordinary charge per share, net of tax
Basic........................................    $  --          $  --           --         --       $   (0.03)      --
Diluted......................................    $  --          $  --           --         --       $   (0.03)      --

Net income (loss) per common share
Basic........................................    $    0.17      $    0.16    $   (0.32) $    1.04   $    0.71    $    0.51
Diluted......................................    $    0.17      $    0.16    $   (0.32) $    1.00   $    0.66    $    0.44

Weighted average common shares outstanding
Basic........................................        8,952          8,918        8,935      7,256       5,051        4,126
Diluted......................................        9,106          9,159        8,935      7,543       5,449        4,717

Balance Sheet Data:
Working capital..............................    $   5,600      $  20,242    $   3,288  $  25,420   $  30,892    $   1,365
  Total assets...............................      158,404        145,289      151,440     16,567      86,588       31,404
  Total debt including current portion.......       16,127          3,843        9,384     28,948      15,182       14,558
Stockholders' equity.........................      124,944        127,210      123,048    125,495      61,600        8,947


                                                 1993
                                               ---------

Per Share Amounts:
Net income (loss) before extraordinary charge
Basic........................................  $    0.52
Diluted......................................  $    0.40
Extraordinary charge per share, net of tax
Basic........................................     --
Diluted......................................     --
Net income (loss) per common share
Basic........................................  $    0.52
Diluted......................................  $    0.40
Weighted average common shares outstanding
Basic........................................      3,645
Diluted......................................      4,662
Balance Sheet Data:
Working capital..............................  $   3,907
  Total assets...............................      7,283
  Total debt including current portion.......     --
Stockholders' equity.........................      6,730

------------------------------

(1) Results of operations for United after December 31, 1996 and for IDP after May 31, 1997 are included in historical results of operations for the year ended December 31, 1997. See United Dental's Consolidated Financial Statements and the Notes thereto.

(2) Results of operations for AHP after January 31, 1996, Independent and Association after September 30, 1996 and for KCDC and OraCare after October 31, 1996 are included in historical results of operations for United Dental on a consolidated basis for the years ended December 31, 1997 and 1996. See United Dental's Consolidated Financial Statements and the Notes thereto.

(3) Results of operations for US Dental after October 31, 1995 are included in historical results of operations for United Dental on a consolidated basis for the years ended December 31, 1997, 1996 and 1995. See United Dental's Consolidated Financial Statements and the Notes thereto.

(4) Results of operations for IDH after August 31, 1994 are included in historical results of operations for United Dental on a consolidated basis for the years ended December 31, 1997, 1996, 1995 and 1994. See United Dental's Consolidated Financial Statements and the Notes thereto.

                            SELECTED PRO FORMA DATA

    The following table presents the consolidated net income, stockholders' equity, and cash dividends per share of Protective and United Dental on an actual basis, on an unaudited pro forma basis for Protective, and on an unaudited equivalent pro forma basis for United Dental. The actual data for the three months ending March 31, 1998 for Protective and United Dental is unaudited. The actual data for the year ended December 31, 1997 for Protective and United Dental was derived from their respective audited financial statements. Additional pro forma financial information, including a statement of income and balance sheet, is not presented since the merger does not fall within the definition of a "significant business" for Protective as defined in Rule 1-02 of Regulation S-X.

    The Protective pro forma net income per share was derived by combining Protective's actual results with those of United Dental, giving effect to the merger as if it had occurred on January 1, 1998 and January 1, 1997. For purposes of preparing the pro forma data, the aggregate value of the Merger Consideration is assumed to equal approximately $180 million which was derived using the closing price of Protective's common stock of $35.50 per share, as reported in The Wall Street Journal on March 10, 1998 (adjusted for the two-for-one stock split on April 1, 1998), the last full trading day prior to the public announcement of the merger. The merger is accounted for as a purchase. Pro forma adjustments for the three months ended March 31, 1998 were:
(i) to reflect $1.0 million, net of income tax, of lost investment income and/or interest expense incurred to fund the Cash Consideration; and (ii) to reflect additional amortization of goodwill of $0.4 million. Pro forma adjustments for the year ended December 31, 1997 were: (i) to reflect $4.1 million, net of income tax, of lost investment income and/or interest expense incurred to fund the Cash Consideration; and (ii) to reflect additional amortization of goodwill of $1.6 million. No pro forma adjustment was made for the reduction in combined annual operating expenses of approximately $12 million which Protective expects to be fully realized after a three-year period. The Protective pro forma stockholders' equity per share were derived by combining Protective's actual results with those of United Dental, giving effect to the merger as if it had occurred on March 31, 1998 and December 31, 1997.

    The United Dental equivalent pro forma data are based only on the 0.2893 shares of Protective's common stock that United Dental stockholders will receive for each share of United Dental's common stock. In addition to Protective's common stock, United Dental stockholders will receive $9.31 in cash per share of United Dental's common stock. The United Dental equivalent pro forma data was derived by multiplying the Protective pro forma data by 0.2893, the Exchange Ratio.

    The information set forth below should be read in conjunction with the respective audited consolidated financial statements and notes thereto of Protective and United Dental incorporated herein by reference. The unaudited pro forma information is not necessarily indicative of what Protective's consolidated financial results would have been had the merger been consummated at the assumed dates, nor is it necessarily indicative of Protective's consolidated financial results that may be expected for any future period.

                                                                                                       UNITED DENTAL(1)
                                                                               PROTECTIVE         --------------------------
                                                                        ------------------------                 UNAUDITED
                                                                                      UNAUDITED                 EQUIVALENT
                                                                          ACTUAL      PRO FORMA    ACTUAL(1)     PRO FORMA
                                                                        -----------  -----------  -----------  -------------
Three Months ended March 31, 1998:
Per Share Data (Unaudited):
  Net income per share--basic.........................................   $    0.48    $    0.46    $    0.17     $    0.13
  Net income per share--diluted.......................................        0.47         0.46         0.17          0.13
  Stockholders' equity per share......................................       12.72        13.66        13.91          3.95
  Cash dividends per share............................................        0.10         0.10       --              0.03
Year ended December 31, 1997:
Per Share Data:
  Net income (loss) per share--basic..................................   $    1.79    $    1.59    $   (0.32)    $    0.46
  Net income (loss) per share--diluted................................        1.78         1.58        (0.32)         0.46
  Stockholders' equity per share......................................       12.30        13.26        13.76          3.84
  Cash dividends per share............................................        0.39         0.39       --              0.11

------------------------

(1) United Dental's earnings per share reflects $10.1 million and $4.5 million of charges recognized in the second and third quarters of 1997, respectively, for uncollectible premiums, losses incurred on its Arizona Medicaid contracts, additional dental reserves for traditional indemnity and point-of-service plans and certain administrative costs incurred in reviewing the aforementioned items.

                        MARKET PRICE DATA AND DIVIDENDS

    On September 22, 1995, United Dental's common stock began trading on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "UDCI." Protective's common stock has traded on the New York Stock Exchange under the symbol "PL" since October 4, 1993.

    The following table sets forth the range of quarterly high and low closing sale prices on the Nasdaq Stock Market and the New York Stock Exchange for United Dental's and Protective's common stock, respectively, for the periods indicated.

                                                                            UNITED DENTAL(1)               PROTECTIVE(2)
                                                                   -----------------------------------  --------------------
                                                                     HIGH        LOW      DIVIDEND(3)     HIGH        LOW
                                                                   ---------  ---------  -------------  ---------  ---------
1993
First Quarter....................................................     --         --           --        $    8.38  $    6.88
Second Quarter...................................................     --         --           --             9.25       7.69
Third Quarter....................................................     --         --           --            12.63       8.63
Fourth Quarter...................................................     --         --           --            13.09      10.47
1994
First Quarter....................................................     --         --           --            11.44      10.22
Second Quarter...................................................     --         --           --            11.56       9.56
Third Quarter....................................................     --         --           --            11.03      10.00
Fourth Quarter...................................................     --         --           --            12.16       9.97
1995
First Quarter....................................................     --         --           --            12.13      10.72
Second Quarter...................................................     --         --           --            13.75      10.82
Third Quarter(4).................................................  $   30.00  $   27.75       --            14.82      13.69
Fourth Quarter...................................................      41.25      29.50       --            15.63      13.44
1996
First Quarter....................................................      43.75      34.25       --            18.25      15.25
Second Quarter...................................................      44.25      37.25       --            19.19      16.56
Third Quarter....................................................      45.75      32.75       --            18.88      15.69
Fourth Quarter...................................................      36.25      25.00       --            20.81      17.25
1997
First Quarter....................................................      30.63      27.00       --            22.31      18.81
Second Quarter...................................................      28.13      14.38       --            25.38      20.31
Third Quarter....................................................      18.38      14.38       --            26.75      23.81
Fourth Quarter...................................................      15.50      10.63       --            32.63      25.06
1998
First Quarter....................................................      18.50      10.69       --            36.50      28.94
Second Quarter...................................................      19.28      17.63       --            38.38      31.75
Third Quarter (through August 5, 1998)...........................      20.25      18.75       --            40.88      35.00


                                                                    DIVIDEND
                                                                   -----------
1993
First Quarter....................................................   $    .058
Second Quarter...................................................        .065
Third Quarter....................................................        .065
Fourth Quarter...................................................        .065
1994
First Quarter....................................................        .065
Second Quarter...................................................         .07
Third Quarter....................................................         .07
Fourth Quarter...................................................         .07
1995
First Quarter....................................................         .07
Second Quarter...................................................         .08
Third Quarter(4).................................................         .08
Fourth Quarter...................................................         .08
1996
First Quarter....................................................         .08
Second Quarter...................................................         .09
Third Quarter....................................................         .09
Fourth Quarter...................................................         .09
1997
First Quarter....................................................         .09
Second Quarter...................................................         .10
Third Quarter....................................................         .10
Fourth Quarter...................................................         .10
1998
First Quarter....................................................         .10
Second Quarter...................................................         .11
Third Quarter (through August 5, 1998)...........................       .11(5)


------------------------------

(1) United Dental's common stock has only been listed on the Nasdaq Exchange since the date of United Dental's initial public offering on September 21, 1995.

(2) Prices for periods prior to April 1, 1998 have been restated to reflect two-for-one stock splits on June 1, 1995 and April 1, 1998.

(3) United Dental has not paid or declared any cash dividends on its common stock since its inception.

(4) From September 22, 1995.

(5) Payable on September 1, 1998, to holders of record on August 14, 1998.


    The last reported sale price per share of United Dental's common stock, as reported in THE WALL STREET JOURNAL on August 5, 1998, was $18.88. As of August 5, 1998, United Dental had 8,982,616 shares of common stock outstanding. As of August 5, 1998, United Dental estimates that there were approximately 1,900 owners of United Dental's common stock, including 188 holders of record.


    United Dental has not paid or declared any cash dividends on its common stock since its inception. United Dental currently intends to retain all future earnings for use in the expansion and operation of its business. In addition, future borrowings may limit United Dental's ability to pay cash dividends. Any payments of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of United Dental, limitations on dividend payments by subsidiaries of United Dental under applicable state laws and such other factors as the board of directors of United Dental may deem relevant.


    The last reported sale price per share of Protective's common stock as reported in THE WALL STREET JOURNAL on August 5, 1998 was $35.00. As of August 5, 1998, Protective had 61,774,852 shares of common stock outstanding. As of August 5, 1998 Protective estimates that there were approximately 15,000 owners of Protective's common stock, including 1,973 holders of record and approximately 13,000 persons or entities that hold Protective's common stock in nominee name. Any payments of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of Protective, limitations on dividend payments by subsidiaries of Protective under applicable state laws and such other factors as Protective's Board of Directors may deem relevant.


    Protective has paid cash dividends on Protective's common stock in each year since 1926 and each quarter since 1934. The regular dividend has been increased in each of the last 8 years. On February 2, 1998, Protective declared a quarterly cash dividend on Protective's common stock of $.10 per share (adjusted for Protective's two-for-one stock split effective on April 1, 1998) for the first quarter of 1998. Future payment of dividends on Protective's common stock will depend on earnings, financial condition, capital requirements and other relevant factors. Because Protective is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since many of Protective's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to Protective without prior regulatory approval is limited by applicable laws and regulations. At December 31, 1997, the amount of dividends available to Protective from subsidiaries during 1997 not limited by such restrictions was $154 million.

                              THE PROPOSED MERGER

GENERAL


    The following is a brief summary of all material terms of the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. A description of the relative rights, privileges and preferences of United Dental's common stock on the one hand, and Protective's common stock, on the other, including certain material differences between the rights of holders of such stock is set forth under "COMPARISON OF STOCKHOLDER RIGHTS." The closing price of United Dental's common stock on March 10, 1998, the last full New York Stock Exchange trading day (a "Trading Day") prior to the public announcement of the merger, as reported in THE WALL STREET JOURNAL, was $16.94 per share. The closing price of Protective's common stock on March 10, 1998, the last full trading day prior to the public announcement of the merger, as reported in THE WALL STREET JOURNAL, was $35.50 per share (as adjusted for Protective's two-for-one stock split on April 1, 1998). The closing price of United Dental's common stock on August 5, 1998 as reported in THE WALL STREET JOURNAL, was $18.88 per share. The closing price of Protective's common stock on August 5, 1998, as reported in THE WALL STREET JOURNAL, was $35.00 per share.



    Based on 8,982,616 million shares of United Dental's common stock outstanding as of August 5, 1998 and assuming the price per share of Protective's common stock at the time of consummation of the merger is equal to $35.00, the closing price of Protective's common stock on August 5, 1998 as reported in THE WALL STREET JOURNAL, the estimated value of the aggregate merger consideration that will be paid to United Dental's stockholders in the merger (including the holders of 641,800 options for which the value of the Merger Consideration exceeds the exercise price) will be approximately $179 million. The actual value of the merger consideration may differ from this example since the actual value will be dependent upon the market value of Protective's common stock as of the consummation of the merger. Based on these numbers of shares of United Dental's common stock and options, upon consummation of the merger, United Dental's and Protective's current stockholders will own approximately 4% and 96%, respectively, of Protective's common stock.


UNITED DENTAL'S STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PROTECTIVE'S COMMON STOCK.

EFFECTIVE TIME OF THE MERGER

    The closing will take place on, or as promptly as practicable following, the date of the adoption and approval of the merger agreement and the merger by United Dental's stockholders at the Special Meeting and the satisfaction or waiver of the other conditions to each party's obligation to consummate the merger. The merger will become effective when a properly executed Certificate of Merger meeting the requirements of Section 251 of the Delaware General Corporation Law is filed with the Secretary of State of the State of Delaware which filing will be made as soon as practicable after the closing. There can be no assurance that all regulatory approvals will be received by the time of the special meeting of United Dental's stockholders. There is no way to predict how long it will take to obtain all of the required regulatory approvals; however, Protective and United Dental expect to issue a joint press release shortly before the special meeting to disclose the status of these approvals.

SOURCE OF CASH CONSIDERATION

    Protective expects to finance approximately $60 million of the cash portion of the consideration to be paid to United Dental's stockholders from internally generated funds and approximately $25 million of the cash portion will be financed with borrowing under an existing credit facility.

CONVERSION OF SHARES


    Each share of United Dental's common stock outstanding immediately prior to the Effective Time (other than dissenting shares) will be converted into, subject to adjustment in the circumstances described below, (i) 0.2893 shares of Protective's common stock (together with the attached Protective Preferred Share Purchase Rights (as defined under "COMPARISON OF STOCKHOLDER RIGHTS--Preferred Share Purchase Rights")) and (ii) $9.31 in cash. If the average price (the "Trading Average") of Protective's common stock as reported in THE WALL STREET JOURNAL, during 20 Trading Days selected by the Exchange Agent randomly by lot from the 30 consecutive Trading days ending on (and including) the Trading Day which is five Trading days prior to the Effective Time (such period, the "Measurement Period") is less than $27.50 (the "Top Up Event"), Protective will have the right (but not the obligation), following the occurrence of the Top Up Event (the "Top Up Right"), to adjust the Merger Consideration by increasing the Exchange Ratio such that the sum of (A) the Cash Consideration and (B) the product of the Exchange Ratio (as adjusted) multiplied by the Trading Average is equal to or greater than $17.26.


    Under the merger agreement, United Dental's Board of Directors has the right, but not the obligation, to terminate the merger agreement if, (i) the Trading Average is less than $27.50 and (ii) Protective shall have failed to provide written notice to United Dental no later than 5:00 p.m. (New York time) on the second Trading Day following the Measurement Period of Protective's intent to exercise the Top Up Right on or prior to the Effective Time. In addition, pursuant to the merger agreement, Protective's Board of Directors may terminate the merger agreement and abandon the merger if the Trading Average is greater than $39.50 or less than $27.50 (or such other amount as is required to adjust for an Adjustment Event). For a further discussion of United Dental's right to terminate the merger agreement, see "--The Merger Agreement--Termination."

             ILLUSTRATIVE VALUES OF PER SHARE MERGER CONSIDERATION

                                                           PRICE FOR PROTECTIVE LIFE'S COMMON STOCK AT THE EFFECTIVE TIME
                                                     ---------------------------------------------------------------------------
                                                      $25.50     $27.50     $29.50     $31.50     $33.50     $35.50     $37.50
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Exchange ratio.....................................     0.3118     0.2893     0.2893     0.2893     0.2893     0.2893     0.2893
Value of Protective's common stock issued per
  share............................................  $    7.95  $    7.95  $    8.53  $    9.11  $    9.69  $   10.27  $   10.85
Cash paid per share................................  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31
Value of per share merger consideration............  $   17.26  $   17.26  $   17.84  $   18.42  $   19.00  $   19.58  $   20.16


                                                      $39.50     $41.50
                                                     ---------  ---------
Exchange ratio.....................................     0.2893     0.2893
Value of Protective's common stock issued per
  share............................................  $   11.43  $   12.06
Cash paid per share................................  $    9.31  $    9.31
Value of per share merger consideration............  $   20.74  $   21.37

------------------------


(1) The figures in the column beneath a price for Protective's common stock of $25.50 assume that Protective has exercised its Top Up Right and the figures in the column beneath a price for Protective's common stock of $41.50 assume that Protective has not exercised its right to terminate the merger agreement. There can be no assurance that if the Trading Average of Protective's common stock is less than $27.50 or greater than $39.50 that either Protective or United Dental will not exercise its right to terminate the merger agreement or that Protective will adjust the Merger Consideration in the manner illustrated in the table.



    If, after giving effect to any cash paid in lieu of fractional shares and any cash expected to be paid with respect to dissenting shares, the value of the common stock portion of the Merger Consideration constitutes less than 45% by value of the total Merger Consideration, special tax counsel to Protective or United Dental will require that the number of shares of Protective's common stock issued in the merger be increased and the Cash Consideration correspondingly decreased so that the common stock portion of the Merger Consideration constitutes not less than 45% by value of the total Merger Consideration in order to support their opinions that the merger qualifies as a reorganization for U.S. federal income tax purposes. If the price of Protective's common stock at the Effective Time of the merger is equal to $27.50 per share (the bottom end of the range), there are no dissenters to the merger and no cash is paid in lieu of fractional shares, the percentage of value of the Merger Consideration paid in Protective's common stock would be 46.1% and no tax adjustment would be required.


    The tables below illustrate the potential operation of the tax adjustment mechanism at various assumed per share values for Protective's common stock. Tables 1 and 2 assume that Protective exercises the Top Up Right by increasing the Exchange Ratio in cases where the price of Protective's common stock is less than $27.50 and that no cash is paid in lieu of fractional shares. Table 1 assumes there are no dissenters to the merger. In the case of Table 1, no tax adjustment is required because the percentage by value of the Common Stock Consideration paid by Protective (as adjusted under the Top Up Right) at each share price is in excess of 45% of the total Merger Consideration. Table 2 assumes 5% of the United Dental stockholders exercise their right to dissent and receive cash per share equal to the per share Merger Consideration. In the case of Table 2, the tax adjustment mechanism operates to increase the per share Common Stock Consideration (and decrease the per share cash consideration) in certain cases. THE TABLES ARE SET FORTH FOR PURPOSES OF ILLUSTRATION ONLY AND ARE BASED ON THE ASSUMPTIONS DESCRIBED IN THIS PARAGRAPH AND IN THE TABLES. THE ACTUAL AMOUNTS OF COMMON STOCK CONSIDERATION AND CASH CONSIDERATION TO BE RECEIVED BY A UNITED DENTAL STOCKHOLDERS MAY DIFFER BASED ON THE STATE OF FACTS EXISTING AT THE EFFECTIVE TIME.

                                    TABLE 1
     ILLUSTRATION OF POTENTIAL EFFECT OF TAX ADJUSTMENT ON PER SHARE MERGER
                                 CONSIDERATION
                             ASSUMING NO DISSENTERS


                                                                 PRICE OF PROTECTIVE'S COMMON STOCK AT THE EFFECTIVE TIME OF THE
                                                                                              MERGER
                                                                 ----------------------------------------------------------------
                                                                  $23.50     $25.50     $27.50     $31.50     $35.50     $39.50
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
BEFORE TAX ADJUSTMENT
Value of Protective Common Stock Issued per Share..............  $    7.95(1) $    7.95(1) $    7.95 $    9.11 $   10.27 $   11.43
Cash Paid Per Share............................................  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31
Value of Per Share Merger Consideration........................  $   17.26  $   17.26  $   17.26  $   18.42  $   19.58  $   20.74

AFTER TAX ADJUSTMENT(2)
Value of Protective Common Stock Issued per Share..............  $    7.95(1) $    7.95(1) $    7.95 $    9.11 $   10.27 $   11.43
Cash Paid Per Share............................................  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31
Value of Per Share Merger Consideration........................  $   17.26  $   17.26  $   17.26  $   18.42  $   19.58  $   20.74


------------------------------


(1) Assumes that Protective has exercised the Top Up Right by increasing the Exchange Ratio and that the Effective Time Price (as defined under "--Fractional Shares") of Protective's common stock is equal to the Trading Average.


(2) Due to Protective's exercise of its Top Up Right, there would be no tax adjustment under these circumstances, because the percentage by value of the Common Stock Consideration paid by Protective at each share price is greater than 45% of the total Merger Consideration.

                                    TABLE 2
     ILLUSTRATION OF POTENTIAL EFFECT OF TAX ADJUSTMENT ON PER SHARE MERGER
                                 CONSIDERATION
                             ASSUMING 5% DISSENTERS


                                                                 PRICE OF PROTECTIVE'S COMMON STOCK AT THE EFFECTIVE TIME OF THE
                                                                                              MERGER
                                                                 ----------------------------------------------------------------
                                                                  $23.50     $25.50     $27.50     $31.50     $35.50     $39.50
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
BEFORE TAX ADJUSTMENT
Value of Protective Common Stock Issued per Share..............  $    7.95(1) $    7.95(1) $    7.95 $    9.11 $   10.27 $   11.43
Cash Paid Per Share............................................  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31  $    9.31
Value of Per Share Merger Consideration........................  $   17.26  $   17.26  $   17.26  $   18.42  $   19.58  $   20.74

AFTER TAX ADJUSTMENT
Value of Protective Common Stock Issued per Share..............  $    8.17(1) $    8.17(1) $    8.17 $    9.11 $   10.27 $   11.43
Cash Paid Per Share............................................  $    9.09  $    9.09  $    9.09  $    9.31  $    9.31  $    9.31
Value of Per Share Merger Consideration........................  $   17.26  $   17.26  $   17.26  $   18.42  $   19.58  $   20.74


------------------------------


(1) Assumes that Protective has exercised the Top Up Right by increasing the Exchange Ratio and that the Effective Time Price of Protective's common stock is equal to the Trading Average.


    The merger agreement provides that if, after the date of the merger agreement and on or prior to the Effective Time of the merger, the outstanding shares of Protective's common stock shall be changed into a different number of shares by reason of any Adjustment Event, the Exchange Ratio and the $27.50 and $39.50 collar amounts based upon the Trading Average shall be adjusted accordingly to provide the holder of United Dental's common stock the same economic result as contemplated by the merger agreement prior to such Adjustment Event; provided, however, that no adjustment will be made for Protective's two-for-one stock split in the form of a stock dividend paid on April 1, 1998.


    Pursuant to the merger agreement, each stock option to acquire shares of United Dental's common stock (each a "United Dental Stock Option") and warrants to acquire shares of United Dental's common stock (each a "United Dental Warrant") issued and outstanding which is not exercisable immediately prior to the Effective Time shall become exercisable and each such United Dental Stock Option and such United Dental Warrant (other than those United Dental Stock Options and United Dental Warrants for which exercise notices have been delivered and with respect to which the exercise price has been paid) shall be canceled, and each holder of such a United Dental Stock Option or United Dental Warrant will be entitled to receive, for each share of United Dental's common stock subject to each such United Dental Stock Option or United Dental Warrant, an amount of Protective's common stock and cash equal in the aggregate to the excess, if any, of the Merger Consideration over the per share exercise price of such United Dental Stock Option or United Dental Warrant, without interest (the "Spread Amount"). The portion of such Spread Amount equal to the product of (i) such Spread Amount multiplied by (ii) the percentage of the Merger Consideration payable in Protective's common stock shall be paid in Protective's common stock, and the remainder of the Spread Amount shall be paid in cash. As of August 5, 1998, the holders of the United Dental Stock Options had the right to acquire 806,800 shares, in the aggregate, of United Dental's common stock pursuant to the United Dental Stock Options, 601,800 of which have an exercise price of $19.00 or less. As of August 5, 1998, United Dental had an outstanding United Dental Warrant to acquire 40,000 shares of United Dental's common stock, with an exercise price of $6.00 per share. The amounts described in this paragraph shall be subject to all applicable tax withholding, which shall be deducted from the portion of the Spread Amount payable in cash.



    Beneficial holders of United Dental's common stock who do not own their shares of record should consult with the record holder of such shares with regard to the receipt of the consideration to be received upon the exchange of their United Dental's common stock certificates in the merger.


FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of Protective's common stock will be issued in the merger, and such fractional interests will not entitle the owners thereof to any rights as a stockholder of Protective. In lieu of a fractional interest in a share of Protective's common stock, each holder of United Dental's common stock exchanged for Protective's common stock and each holder of a United Dental Stock Option or United Dental Warrant canceled pursuant to the merger agreement who would otherwise have been entitled to receive a fraction of a share of Protective's common stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the closing sales price, regular way, per share rounded to four decimal points, of Protective's common stock as reported in THE WALL STREET JOURNAL, for the Trading Day on which the merger is consummated (the "Effective Time Price").

EXCHANGE OF CERTIFICATES

    Upon surrender of each certificate representing shares of United Dental's common stock and a duly executed letter of transmittal, with respect to all of the shares of United Dental's common stock owned by such holder, Protective shall use its best efforts to cause the Exchange Agent to, within three business days of receipt of such certificates and transmittal letter, pay to the holder of such certificate the Merger Consideration (and cash in lieu of fractional shares) and such certificate will thereafter be canceled. Until so surrendered and exchanged, each such certificate that prior to the Effective Time represented shares of United Dental's common stock (other than certificates representing dissenting shares and shares of United Dental that are owned by United Dental as treasury stock) shall represent solely the right to receive the Merger Consideration (and cash in lieu of fractional shares). No interest shall be paid or accrue on the Merger Consideration.

    After the Effective Time, there will be no transfers on the stock transfer books of PLC Merger Subsidiary as the surviving corporation (the "Surviving Corporation") of any shares of United Dental's common stock. If, after the Effective Time, certificates formerly representing shares of United Dental's common stock are presented to the Exchange Agent or PLC Merger Subsidiary, as the case may be, they will be canceled and (subject to applicable abandoned property, escheat and similar laws and, in the case of dissenting shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional shares), as provided above.


    No dividends or other distributions declared or made after the Effective Time with respect to shares of Protective's common stock shall be paid to the holder of any unsurrendered certificate with respect to the shares of Protective's common stock such holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid, until the holder of such certificate surrenders such certificate in accordance with the provisions of the merger agreement.

    At the Effective Time, all shares of United Dental's common stock that are owned by United Dental as treasury stock and any shares of United Dental's common stock owned by Protective, PLC Merger Subsidiary or any other direct or indirect wholly owned subsidiary of Protective (other than such shares, if any, of United Dental's common stock as may be held in a Protective Subsidiary separate account or mutual fund) will be canceled and retired and will cease to exist, and no payment or other consideration will be made in respect thereof.

BACKGROUND OF THE MERGER

    The terms of the merger agreement are the result of arm's-length negotiations between representatives of Protective and United Dental. The following is a brief discussion of the background of those negotiations.


    Members of Protective's management had been introduced to Mr. Jack R. Anderson, the Chairman of United Dental's Board of Directors in 1993, in connection with a prior transaction in which Protective sold a business to an entity with which Mr. Anderson was affiliated.



    At a luncheon meeting in June 1997 between Mr. Anderson and Mr. Drayton Nabers, Jr., Chairman of Protective's Board of Directors, Mr. Nabers discussed with Mr. Anderson the possibility of a business combination involving Protective and United Dental. At that time, United Dental was not considering alternative strategies to continuing as a stand-alone business, and there was no further communication between United Dental and Protective until December 1997.


    In December 1997, there were a number of discussions between Mr. Anderson and Mr. William H. Wilcox, the President of United Dental, and between Mr. Anderson and other members of United Dental's Board of Directors regarding the advisability of actively exploring strategic alternatives for the future of United Dental. As a result of such discussions, it was decided that United Dental should explore strategic alternatives for United Dental, including a business combination with another company. As a result, Mr. Anderson met with Mr. Nabers on December 23, 1997 at the offices of Protective in Birmingham, Alabama and indicated that United Dental would be willing to consider a strategic transaction between United Dental and Protective.

    In December 1997 and January 1998, Mr. Anderson and Mr. Wilcox also had discussions with the management of other companies engaged in the dental benefits industry regarding the possibility of a strategic transaction involving United Dental. Such companies included a large medical insurance company with managed dental benefits operations (similar to Protective), a managed dental benefits company of similar size to United Dental, a smaller managed dental benefits company and Protective. Those discussions led to preliminary due diligence by only Protective. Following such discussions and after learning of Protective's offer to United Dental, the other large company declined to make an offer to United Dental. The preliminary discussions with the similarly sized company and the smaller company related to a combination of either of such companies with United Dental and a simultaneous leveraged buy-out by a group that would have included Mr. Anderson and possibly other members of United Dental's Board of Directors and the Board of Directors of the other company. Such preliminary discussions indicated that the consideration to the United Dental stockholders would have been in the range of $18.00 to $18.50 per share of United Dental common stock. However, none of such discussions resulted in a definitive offer to United Dental.

    On January 6, 1998 and March 5, 1998, Protective and United Dental executed confidentiality agreements.

    On January 23, 1998, United Dental's Board of Directors held a regularly scheduled meeting at which United Dental's Board of Directors reviewed a summary of the various discussions that had been held with third parties concerning a possible sale or other form of strategic transaction and discussed the options for a strategic transaction which appeared available to United Dental. United Dental's Board of Directors authorized management to continue discussions regarding a strategic transaction with Protective.

    On January 27, 1998, Protective executed an engagement letter with A.G. Edwards and Sons, Inc. ("A.G. Edwards"). On January 28 and 29, 1998, representatives of Protective began a due diligence investigation of United Dental in Dallas, Texas.

    At its regularly scheduled meeting on February 3, 1998, Protective's Board of Directors reviewed the results of its management's preliminary due diligence investigation of United Dental and authorized management to pursue negotiations with United Dental, subject to Protective's Board of Directors's approval of the final terms and structure of the transaction.

    On February 18, 1998, Mr. Anderson and Mr. Nabers had a telephone conversation in which Mr. Nabers discussed the possibility of a merger of United Dental with and into a subsidiary of Protective involving consideration consisting of cash and Protective's common stock having an aggregate value of $18.50 per share.

    On February 20, 1998, all of the directors of United Dental participated in a regularly scheduled meeting of the Executive Committee of United Dental's Board of Directors and discussed the status of negotiations with Protective. After consideration of the proposed transaction and other possible alternative strategic transactions, including the leveraged buy-out, United Dental's Board of Directors instructed Mr. Anderson to inform Protective that the proposed merger consideration of $18.50 a share was too low. Mr. Anderson communicated that response by telephone to Mr. Danny L. Bentley, a Senior Vice President of Protective, on the same day.

    On February 24, 1998, Protective submitted a letter to United Dental indicating its interest in acquiring all of the outstanding shares of United Dental's common stock at a price of $19.00 per share, comprised of a combination of $9.31 in cash and the balance in Protective's common stock based on a fixed exchange ratio to be determined at the time a definitive merger agreement was executed. The Protective letter also included a request that Mr. Anderson agree to a stockholder voting agreement in connection with the proposed transaction. Upon receipt of the letter from Protective, Mr. Wilcox held discussions with the members of United Dental's Board of Directors regarding the proposed transaction. Following such discussions, Mr. Wilcox informed Mr. Bentley that United Dental was interested in exploring a merger on the proposed terms, subject to United Dental's Board of Directors's approval of the final terms and structure of the transaction.

    On February 28, 1998, Mr. Wilcox forwarded to United Dental's Board of Directors the Protective letter outlining the terms of the proposed transaction, drafts of a proposed merger agreement and stockholder agreement, information concerning Protective, and additional information regarding the establishment of an exchange ratio for the transaction. The proposed stockholder agreement provided for Mr. Anderson's agreement to vote his shares of United Dental's common stock in favor of the merger.

    On March 2, 1998, United Dental's Board of Directors held a special meeting of the Board by conference telephone call in which all members of the Board of Directors participated. At that meeting, Mr. Wilcox reviewed the discussions with Protective and Protective's offer. Mr. Anderson and Mr. Wilcox reviewed the other alternatives that had been considered relating to a strategic transaction involving United Dental, all of which were at a price lower than Protective's offer. Based on such discussions, the Board of Directors considered that the Protective offer constituted the best strategic transaction for United Dental among such alternatives. See "--Recommendations of United Dental's Board of Directors and Factors Considered by United Dental's Board of Directors." The Board of Directors determined that United Dental should seriously consider Protective's offer, authorized Mr. Wilcox to negotiate the terms of a definitive merger agreement and retain an investment banking firm for the purposes of evaluating the fairness, from a financial point of view, of the consideration payable to holders of United Dental's common stock in the transaction.

    On March 2, 1998, Mr. Wilcox communicated the decision of United Dental's Board of Directors to Mr. John D. Johns, the President of Protective.

    On March 2, 1998, Protective's Board of Directors met at a regularly scheduled meeting and, together with members of management and outside financial advisors, reviewed in detail a potential transaction involving the merger of United Dental with a wholly-owned subsidiary of Protective. At that meeting, representatives of A.G. Edwards, Protective's financial advisors, made a presentation regarding the financial terms of the proposed transaction to Protective's Board of Directors. At such meeting, Protective's Board of Directors unanimously approved the proposed merger with United Dental at a price of approximately $19.00 per share in cash and Protective's common stock, the proposed terms of the merger agreement and the issuance of Protective's common stock in connection with the transaction.

    On March 3 and 4, 1998, representatives of Protective conducted additional due diligence on United Dental in Dallas.

    On March 4, 1998, United Dental engaged BT Alex. Brown Incorporated ("BT Alex. Brown") as its financial advisor for the purposes of rendering an opinion as to the fairness, from a financial point of view, of the consideration payable to holders of United Dental's common stock in the proposed transaction with Protective.

    On March 4 and 5, 1998, Mr. Wilcox participated in negotiations with respect to the proposed terms of the merger agreement with representatives of Protective, including Mr. Johns and Mr. Bentley, at the Protective offices in Birmingham, Alabama. Legal counsel for United Dental and Protective also participated in the negotiations. Among other items discussed in such negotiations, the parties negotiated the terms of the exchange ratio for the stock consideration in the transaction and certain market prices of Protective's common stock at which the parties would have the right to terminate the transaction.

    Prior to the opening of the market on March 6, 1998, United Dental issued a press release announcing the existence of discussions concerning a possible transaction involving a third party.

    During the period of March 6-9, 1998, Mr. Wilcox advised each member of United Dental's Board of Directors individually of the progress of the negotiations with Protective. On March 7, 1998, the members of United Dental's Board of Directors were forwarded a summary of the proposed transaction terms, current draft of the merger agreement and stockholder agreement and related schedules and agreements. On March 6, 1998, representatives of BT Alex. Brown commenced a due diligence investigation of Protective at its headquarters in Birmingham.

    On March 10, 1998, United Dental's Board of Directors held a meeting by telephone conference call. All members of United Dental's Board of Directors participated in the meeting. At the meeting, United Dental's Board of Directors reviewed the terms of the proposed merger agreement and an analysis by United Dental management of the proposed transaction. Representatives of BT Alex. Brown then reviewed with United Dental's Board of Directors the financial analyses performed by BT Alex. Brown in connection with its evaluation of the Merger Consideration and rendered to United Dental's Board of Directors its oral opinion (subsequently confirmed by delivery of a written opinion, dated March 10, 1998) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration to be received by the holders of United Dental's common stock pursuant to the merger agreement was fair to such holders from a financial point of view. United Dental's Board of Directors became concerned that if the Effective Time Price were below $33.50, which was the price prevailing at the time the merger agreement was executed, United Dental Employee Option Holders would be significantly disadvantaged as compared to United Dental's stockholders because the number of shares of Protective's common stock delivered to each such United Dental Employee Option Holder in respect of each United Dental share would be declining or eliminated completely if the Merger Consideration were to fall below the exercise price of the Covered Option. This would mean that such United Dental Employee Option Holder would either receive no value for their Covered Options or would not have the same economic opportunity as stockholders to recoup the lost value if the price of Protective's common stock were to increase thereafter. It was therefore determined that to treat such United Dental Employee Option Holders fairly, as compared to United Dental's stockholders, would require an additional cash payment if the Effective Time Price were less than $33.50. After review and discussion, United Dental's Board of Directors (with all members participating in the vote except as to the contingent bonus plan) unanimously approved the merger agreement, subject to confirmation by Protective of proposed changes to certain terms of the merger agreement, a proposed severance policy for United Dental employees and, in response to the concern described above with respect to United Dental Employee Option Holders, a contingent bonus plan proposed for United Dental Employee Option Holders, including Mr. Wilcox who is the chief executive officer and a director of United Dental. Mr. Wilcox is the only director of United Dental who may benefit from such plan and he did not participate in the vote on that plan. See "--Interests of Certain Persons in the Merger--Contingent Transaction Bonus Plan." At the March 10 meeting, United Dental's Board of Directors also unanimously approved the terms of the proposed stockholder agreement between Mr. Anderson and Protective Life. United Dental's Board of Directors did not appoint a special committee to consider the merger agreement or the stockholder agreement because with a majority of its members being outside directors, United Dental's Board of Directors did not believe that a special committee was necessary under applicable law.

    On March 10, 1998, A.G. Edwards rendered to Protective's Board of Directors its written opinion that the Merger Consideration was fair to Protective from a financial point of view.

    The merger agreement was finalized during the evening of March 10, 1998 and executed by the parties as of that date. A press release announcing execution of the definitive agreement between United Dental and Protective was issued prior to the opening of the market on March 11, 1998.

RECOMMENDATION OF UNITED DENTAL'S BOARD OF DIRECTORS AND FACTORS CONSIDERED BY
  UNITED DENTAL'S BOARD OF DIRECTORS

    United Dental undertook consideration of a strategic transaction to determine whether a business combination with a third party would provide greater stockholder value than United Dental continuing as a separate entity. As a result of that review, the Board of Directors ultimately determined that the transaction with Protective presents the United Dental stockholders with the ability to retain a continuing interest in an entity that will enable them to realize additional value for their investment beyond that which would be realized if United Dental were sold and United Dental's stockholders retained no continuing equity interest or if United Dental continued as a separate entity.

    United Dental's Board of Directors believes that the merger is in the best interests of the stockholders of United Dental and United Dental's Board of Directors has unanimously recommended that the United Dental stockholders vote "FOR" adoption and approval of the merger agreement and the merger. In making its determination, United Dental's Board of Directors considered the following factors, without limitation and without assigning relative weights thereto, and concluded that each of such factors weighed in favor of the merger:

    A. Information with respect to the financial condition, results of operations and business of United Dental, on both a historical and a prospective basis, and the influence of current industry, economic and market conditions (which United Dental's Board of Directors analyzed in its consideration of United Dental's strategic alternative of continuing on a stand-alone basis);

    B. Strategic alternatives (including continuing the United Dental business in its present configuration on a stand-alone basis without significant changes), none of which United Dental's Board of Directors believed to be as favorable to the holders of the shares of United Dental's common stock as the merger;

    C. The recognition by United Dental's management of the difficulties and risks inherent in attempting to enhance stockholder value over the long-term through internal processes due to increasing competitive pressures in the dental care industry to which a larger, better capitalized company with stronger ratings (such as Protective) would be better able to respond;

    D. Protective's business, assets, management, competitive position and prospects and the advantages to United Dental of an alliance with a company having the experience in the dental benefits industry of Protective, its greater financial resources, its existing distribution system available to support the growth of the dental benefits business and its expertise in the indemnity insurance component of the dental benefits business;

    E. The potential for growth in earnings resulting from the combination and increased market presence of the combined company as a leading provider of dental health benefits which United Dental believes will benefit the combined company's marketing efforts and its ability to attract additional acquisition prospects;

    F. The opportunity for all United Dental stockholders to maintain an ownership stake in the combined entity and realize the potential long-term benefits of the merger;

    G. The regulatory approvals required to consummate the merger and the likelihood of Protective receiving all such approvals;

    H. Historical market prices and trading information with respect to United Dental's common stock and Protective's common stock, with United Dental's Board of Directors concluding that the relative stability of Protective's common stock, combined with the premium described below, weighed in favor of the merger;

    I. Based on the market price of United Dental's common stock and Protective's common stock at the close of business on March 4, 1998, the prospect that United Dental stockholders would receive a premium of 38% over the closing bid price of United Dental's common stock of $14.06 on March 4, 1998;

    J. The opinion received by United Dental's Board of Directors from BT Alex. Brown on March 10, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration to be received by the holders of United Dental's common stock pursuant to the merger agreement was fair to such holders from a financial point of view and the financial analyses conducted by BT Alex. Brown in reaching its opinion, as described under "--Opinion of BT Alex. Brown Incorporated";

    K.  The likelihood that the Protective transaction would be completed;

    L. The terms and conditions of the merger agreement, which were negotiated and believed to be fair by United Dental's Board of Directors; and

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
    M. The partially tax-free nature (for U.S. federal income tax purposes) of the merger. As discussed in "THE PROPOSED MERGER--Material U.S. Federal Income Tax Consequences of the Merger" below, no gain or loss will be recognized by United Dental stockholders on the exchange of their shares in the merger to the extent that they receive shares of Protective's common stock.

    In its deliberations concerning the merger, United Dental's Board of Directors also considered various adverse considerations and risk factors including, among others, (i) the risk that the operating results of the combined entity might not be equal to the sum of the historical operating results of the two entities on a stand alone basis; (ii) the risk that other benefits sought to be obtained by the merger will not be obtained; (iii) the percentage of ownership reduction to United Dental's stockholders resulting from the exchange;
(iv) the interests of certain members of United Dental's management and directors in the merger (see "--Interests of Certain Persons in the Merger"); and (v) the risk to United Dental's stockholders resulting from the exchange being based on a fixed exchange ratio. Because the exchange ratio is fixed and will not increase or decrease as a result of fluctuations in the market price of Protective's common stock, the specific value of the Merger Consideration to be paid by Protective in the merger will depend on the market price of Protective's common stock on the closing date. In the event the market price of Protective's common stock decreases or increases prior to the closing date, the market value of Protective's common stock to be issued to United Dental's stockholders in the merger will correspondingly decrease or increase. See "RISK FACTORS--Fixed Exchange Ratio; Value of Merger Consideration May Decrease." The market price of Protective's common stock as of the date of the signing of the merger agreement and as of a recent date is set forth herein under "SUMMARY--Trading Markets and Market Price Data." United Dental's Board of Directors determined that such adverse considerations and risk factors did not outweigh the positive considerations and potential benefits of the merger listed in the preceding paragraph.


    United Dental's Board of Directors also took into account that certain members of management had certain interests in the merger in addition to the interests of United Dental's stockholders generally. These interests arise from, among other things, stock options previously granted to such persons, employment agreements which included severance provisions, the contingent bonus plan and provisions of the merger agreement providing for the continuation of certain indemnification rights and benefit plans. United Dental's Board of Directors believed that such payments and inducements to management (i) acted to align the interests of management with those of United Dental in negotiating and effectuating the merger, (ii) provided the necessary incentives for the key members of United Dental's management team to continue with United Dental through the closing date and for a period of time after the merger is consummated and (iii) after consultation with its accounting and legal advisors were reasonable and consistent with industry standards. See "--Interests of Certain Persons in the Merger."


    In its deliberations concerning the merger, United Dental's Board of Directors also considered the terms and conditions of the stockholder agreement with Mr. Anderson, who is on the Board of Directors of United Dental, and the terms and conditions of the merger agreement relating to the circumstances under which United Dental would be able to terminate the merger agreement in the event of a bona fide, superior proposal. United Dental's Board of Directors took into account that the stockholder agreement related primarily to Mr. Anderson's agreement to vote (and to use his best efforts to cause George E. Bello ("Mr. Bello") and Citibank, N.A., trustees of two independent trusts of which relatives of Mr. Anderson are beneficiaries and which hold an aggregate of 778,500 shares of United Dental's common stock to vote) for the approval of the merger and did not confer any additional benefits upon Mr. Anderson likely to cause a conflict of interest. In addition, since the stockholder agreement contained the same non-solicitation provisions as are in the merger agreement, and the stockholder agreement would terminate upon any termination of the merger agreement, United Dental's Board of Directors did not believe that the stockholder agreement would impede another bona fide, superior proposal. United Dental's Board of Directors also considered the termination fee payable by United Dental in connection with any termination of the merger agreement related to a takeover proposal as a condition to entering into the merger agreement, which was requested by Protective as a condition to entering into the merger agreement. However, United Dental's Board of Directors did not believe that the termination fee would impede another bona fide, superior proposal and it believed such fee was consistent with fees payable in similar transactions.

    Based on this analysis, United Dental's Board of Directors unanimously determined that the merger was fair to, and in the best interests of, United Dental's stockholders and approved and adopted the merger agreement and unanimously recommended that United Dental stockholders vote their shares of United Dental's common stock in favor of approval of the merger and the merger agreement. The members of United Dental's Board of Directors evaluated the factors listed above in light of their knowledge of the business operations of United Dental and their business judgment. The foregoing discussion of the information and factors considered by United Dental's Board of Directors is not intended to be exhaustive, but does include all the material factors considered by United Dental's Board of Directors, and such information and factors were considered collectively by United Dental's Board of Directors in connection with its review of the merger agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the merger, United Dental's Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of United Dental's Board of Directors may have given different weights to different factors.

OPINION OF BT ALEX. BROWN INCORPORATED

    United Dental engaged BT Alex. Brown to render an opinion to United Dental's Board of Directors as to the fairness of the Merger Consideration from a financial point of view to the holders of United Dental's common stock. On March 10, 1998, at a meeting of United Dental's Board of Directors held to evaluate the proposed merger, BT Alex. Brown rendered to United Dental's Board of Directors an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 10, 1998) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration was fair from a financial point of view to the holders of United Dental's common stock.

    The full text of the written opinion of BT Alex. Brown, dated March 10, 1998, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. BT Alex. Brown has consented to the inclusion of its opinion letter to United Dental's Board of Directors as Annex B hereto. In giving such consent, BT Alex. Brown does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Commission thereunder. BT ALEX. BROWN'S OPINION IS DIRECTED TO UNITED DENTAL'S BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. The summary of the opinion of BT Alex. Brown in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

    In connection with its opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning United Dental and Protective and certain internal analyses and other information furnished to BT Alex. Brown by United Dental and Protective. BT Alex. Brown also held discussions with members of the senior management of United Dental and Protective regarding the business and prospects of United Dental and Protective and the joint prospects of a combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for United Dental's common stock and Protective's common stock, (ii) compared certain financial and stock market information for United Dental and Protective with similar information for certain other publicly traded companies,

(iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part, (iv) reviewed the terms of the merger agreement, and (v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

    As described in its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with BT Alex. Brown for purposes of its opinion. With respect to the information relating to the prospects of United Dental, Protective and the combined company, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the management of United Dental and Protective as to the likely future financial performance of their respective companies and of the combined company. BT Alex. Brown did not make, nor was it provided with, an independent evaluation or appraisal of the assets or liabilities of United Dental or Protective. BT Alex. Brown's opinion does not constitute an opinion as to the price at which Protective's common stock will actually trade at any time. BT Alex. Brown was retained by United Dental's Board of Directors as financial advisor solely for the purposes of rendering an opinion and, accordingly, BT Alex. Brown was not requested to, and did not, participate in the negotiation or structuring of the merger, nor was BT Alex. Brown authorized to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of United Dental. BT Alex. Brown's opinion was based on market, economic and other conditions as they existed and could be evaluated as of the date of its opinion. Although BT Alex. Brown evaluated the Merger Consideration from a financial point of view, the type and amount of consideration payable in the merger was determined through negotiation between United Dental and Protective. No other limitations were imposed by United Dental's Board of Directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

    The following is a summary of the material analyses and factors considered by BT Alex. Brown in connection with its opinion to United Dental's Board of Directors dated March 10, 1998:

    ANALYSIS OF SELECTED PUBLIC COMPANIES. BT Alex. Brown compared certain financial and stock market information for the following selected publicly held companies in the managed care and specialty managed care industries: CompDent Corporation; Coventry Corporation; First Commonwealth, Inc.; Horizon Health Corporation; Maxicare Health Plans, Inc.; Mid-Atlantic Medical Services, Inc.; PMR Corporation; Safeguard Health Enterprises, Inc.; Sierra Health Services, Inc.; and United Wisconsin Services, Inc. (collectively, the "United Dental Selected Companies"). BT Alex. Brown calculated equity market values as a multiple of latest 12 months and estimated calendar years 1998 and 1999 net income, and adjusted market values (equity market value, plus total debt, less excess cash and equivalents) as multiples of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the latest 12 months. All multiples were based on closing stock prices on March 6, 1998. Net income estimates for the United Dental Selected Companies and United Dental were based on analyst estimates as reported by I/B/E/S, a market research database. This analysis indicated a range for the United Dental Selected Companies of equity market value multiples of latest 12 months and estimated calendar 1998 and 1999 net income of 11.1x to 29.8x (with a mean of 19.0x), 7.9x to 24.0x (with a mean of 15.4x) and 5.7x to 17.3x (with a mean of 12.1x), respectively, and adjusted equity market value multiples of latest 12 months revenues, EBITDA and EBIT of 0.lx to 1.7x (with a mean of 0.8x), 5.8x to 9.8x (with a mean of 7.9x), and 7.7x to 14.6x (with a mean of 9.8x), respectively. Applying these implied equity and adjusted equity market value multiples for the Selected Transactions to corresponding financial data for United Dental resulted in a mean equity reference range for United Dental of approximately $6.36 to $19.55 per share, as compared to the equity value implied by the Merger Consideration of approximately $19.43 per share based on the closing price for Protective's common stock on March 6, 1998.

    BT Alex. Brown also compared certain financial and stock market information for Protective and the following selected publicly held companies in the insurance industry: Allmerica Financial Corporation; American Heritage Life Investment Corp.; FBL Financial Group, Inc.; Hartford Life, Inc.; Horace Mann Educators Corporation; Kansas City Life Insurance Company; Liberty Corporation; Nationwide Financial Services, Inc.; Penncorp Financial Group, Inc.; and ReliaStar Financial Corporation (collectively, the "Protective Selected Companies"). BT Alex. Brown calculated equity market values as multiples of latest 12 months net operating earnings, estimated calendar 1998 and 1999 net income and latest available book value. All multiples were based on closing stock prices on March 6, 1998. Net income estimates for the Protective Selected Companies and Protective were based on I/B/E/S estimates. This analysis indicated a range for the Protective Selected Companies of equity market value multiples of latest 12 months net operating earnings, estimated calendar 1998 and 1999 net income and latest available book value of 9.9x to 23.2x (with a mean of 18.2x), 12.6x to 18.2x (with a mean of 16.0x), 10.5x to 15.6x (with a mean of 14.3x) and 1.1x to 3.2x (with a mean of 2.0x), respectively. Based on the closing price of Protective's common stock on March 6, 1998, the equity market value multiples of latest 12 months net operating earnings, estimated calendar 1998 and 1999 net income and latest available book value for Protective was 20.4x, 17.6x, 15.6x and 3.0x, respectively.

    ANALYSIS OF RECENT MERGERS AND ACQUISITIONS. BT Alex. Brown reviewed the purchase price and implied transaction multiples in the following selected merger and acquisition transactions (with purchase accounting) effected in the managed care and specialty managed care industries (acquiror/target): Humana, Inc./Physicians Corporation of America; Foundation Health Systems, Inc./Physicians Health Services, Inc.; Columbia/HCA Healthcare Corporation/Value Health, Inc.; CIGNA Corporation/Healthsource, Inc.; PacifiCare Health Systems Inc./FHP International Corporation; Humana, Inc./EMPHESYS Financial Group, Inc.; Humana, Inc./CareNetwork, Inc.; United Healthcare Corporation/GenCare Health Systems, Inc.; and FHP International Corporation/TakeCare, Inc. (the "Selected Transactions"). All multiples were based on publicly available information at the time of announcement of such transaction. This analysis indicated a range of
(i) implied equity market value multiples for the Selected Transactions of latest 12 months and one-year forward net income of 10.4x to 40.1x (with a mean of 28.3x) and 9.4x to 42.1x (with a mean of 21.8x), respectively, and (ii) implied adjusted equity market value multiples for the Selected Transactions of latest 12 months revenues, EBITDA and EBIT of 0.3x to 2.3x (with a mean of 0.9x), 5.8x to 30.0x (with a mean of 16.5x) and 6.9x to 29.9x (with a mean of 18.2x), respectively. Applying these implied equity and adjusted equity market value multiples for the Selected Transactions to corresponding financial data for United Dental resulted in a mean equity reference range for United Dental of approximately $6.36 to $19.55 per share, as compared to the equity value implied by the Merger Consideration of approximately $19.43 per share based on the closing price for Protective's common stock on March 6, 1998.

    PREMIUM ANALYSIS. BT Alex. Brown analyzed, among other things, the (i) premiums paid in approximately 63 change of control transactions having transaction values of between $150 and $250 million effected since January 1, 1994, which indicated a range of premiums, based on the target company's stock price one day and one month prior to public announcement of the transaction, of approximately (19.0)% to 120.0% (with a mean of 32.1%) and (6.8)% to 150.0%
(with a mean of 43.7%), respectively, (ii) premiums paid in approximately 16 change of control transactions with transaction of values between $150 million and $250 million involving health care companies, which indicated a range of premiums, based on the target company's stock price one day and one month prior to public announcement of the transaction, of approximately (19.0)% to 75.7% (with a mean of 19.4%) and (6.8)% to 111.6% (with a mean of 34.0)%, respectively, and (iii) premiums paid in approximately nine managed care and specialty managed care transactions, which indicated a range of premiums, based on the target company's stock price one day and one month prior to public announcement of the transaction, of approximately 1.2% to 132.2% (with a mean of 33.6%) and 12.3% to 119.6% (with a mean of 50.3%), respectively. The premiums payable in the merger based on the closing price of United Dental's common stock one day and one month prior to public announcement of the merger were approximately 15.1% and 56.2%, respectively. Applying a range of mean premiums for the above transactions of 19.4% to 50.3% to the closing price of United Dental Common Stock one day and one month prior to public announcement of the merger resulted in an equity reference range for United Dental of approximately $16.66 to $22.55 per share, as compared to the equity value implied by the Merger Consideration of approximately $19.43 per share based on the closing price of Protective's common stock on March 6, 1998.

    DISCOUNTED CASH FLOW ANALYSES. BT Alex. Brown performed a discounted cash flow analysis of United Dental to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that United Dental could generate over the fiscal years 1998 through 2002, based on internal estimates of the management of United Dental. The stand-alone discounted cash flow analysis of United Dental was determined by (i) adding (x) the present value of the projected free cash flows of United Dental over the fiscal years 1998 through 2002 and (y) the present value of the estimated terminal values of United Dental in fiscal year 2002 and (ii) subtracting the current net debt of United Dental. The range of estimated terminal values for United Dental was calculated by applying terminal value multiples ranging from 6.0x to 10.0x to the projected fiscal year 2002 EBITDA of United Dental. The cash flows and terminal values of United Dental were discounted to present value using discount rates ranging from 14% to 18%. This analysis yielded an equity reference range for United Dental's common stock of approximately $14.70 to $24.20 per share, as compared to the equity value implied by the Merger Consideration of approximately $19.43 per share based on a closing stock price of Protective's common stock on March 6, 1998.

    BT Alex. Brown also performed a discounted cash flow analysis of Protective on a stand-alone basis (the "Stand-Alone Analysis") and after giving effect to the merger to calculate the implied value of the Merger Consideration on a pro forma basis (the "Pro Forma Analysis"), based on internal estimates of the management of Protective. In such analysis, BT Alex. Brown calculated the net present value of the annual dividends payable to common equity holders and the terminal value of the common equity of Protective and the combined company as of December 31, 2002, calculated as a multiple of latest available book value and latest 12 months net income. For purposes of such analysis, BT Alex. Brown utilized discount rates of 11.0% to 15.0%, multiples of latest available book value of 2.5x to 3.0x for the Stand-Alone Analysis and 2.25x to 2.75x for the Pro Forma Analysis, and multiples of latest 12 months net income of 18.0x to 20.0x for both the Stand-Alone Analysis and the Pro Forma Analysis. The Stand-Alone Analysis indicated an equity reference range for Protective's common stock of approximately $59.63 to $83.47 per share, as compared to the closing price of Protective's common stock on March 6, 1998 of $69.94 per share. The Pro Forma Analysis indicated an implied reference range for the Merger Consideration on a pro forma basis of approximately $19.78 to $24.26 per share, as compared to the value implied by the Merger Consideration of approximately $19.43 per share.

    PRO FORMA MERGER ANALYSIS. BT Alex. Brown analyzed the pro forma effects of the merger on the earnings per share (the "EPS") of Protective in calendar years 1998 and 1999 based on internal estimates of the management of United Dental and Protective, both before and after giving effect to potential synergies and other cost savings anticipated by the management of United Dental and Protective to result from the merger. This analysis indicated that the merger could be dilutive to Protective's EPS in each of the calendar years analyzed before giving effect to potential synergies and other costs savings anticipated by the management of United Dental and Protective to result from the merger and accretive to Protective's EPS in each of the calendar years analyzed assuming approximately $2.1 million and $1.9 million or more of such synergies and cost savings were achieved in calendar years 1998 and 1999, respectively. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

    OTHER FACTORS. In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things: (i) historical and projected financial data for United Dental and Protective, (ii) historical market prices and trading volumes for United Dental's common stock; (iii) the relationship between movements in United Dental's common stock, movements in the common stock of selected dental health management

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
organization companies and selected non-dental specialty managed care companies and movements in the S&P 500 Index; (iv) the relationship between movements in Protective's common stock, movements in the common stock of selected insurance companies and movements in the S&P 500 Index; and (v) selected analysts' reports on United Dental and Protective, including EPS and growth rate estimates of such analysts for United Dental and Protective.

    The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to United Dental's Board of Directors or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of United Dental and Protective. No company, transaction or business used in such analyses as a comparison is identical to United Dental, Protective or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by United Dental's Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of United Dental's Board of Directors or management with respect to the Merger Consideration or the merger.

    BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. United Dental selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with United Dental and its business. BT Alex. Brown previously has provided investment banking services to United Dental and Protective in connection with matters unrelated to the proposed merger, for which services BT Alex. Brown has received compensation. BT Alex. Brown maintains a market in United Dental's common stock and regularly publishes research reports regarding the managed care and specialty managed care industries and the businesses and securities of United Dental and other publicly owned companies in such industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of United Dental and Protective for its own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of United Dental and Protective.

    Pursuant to the terms of BT Alex. Brown's engagement, United Dental has agreed to pay BT Alex. Brown an opinion fee of $350,000, which fee was payable upon delivery of BT Alex. Brown's opinion. In addition, United Dental has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

                                       57
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FACTORS CONSIDERED BY PROTECTIVE'S BOARD OF DIRECTORS

    Protective recognizes that the dental health care industry is in a state of consolidation and that Protective must be in a position to take advantage of opportunities for growth in the dental HMO industry.

    After a review of its initial due diligence regarding United Dental's business and operations, financial condition and growth prospects (both on a stand-alone basis and in combination with Protective), as well as opportunities for marketing and administrative synergies, Protective's management determined that, in light of other transactions and trends within the industry, the contemplated transaction was in the best interests of Protective. In connection with its due diligence investigation, Protective reviewed United Dental's unit costs and expenses generally and compared these to Protective's. As a result of this comparison, Protective expects to achieve a reduction in combined annual operating expenses of approximately $12 million over a three-year period. The potential sources of expense reductions in the combined enterprise primarily relate to the elimination of various redundances and inefficiencies identified by Protective. There can be no assurance that such expense reductions, if any, will be achieved.

    At a regularly scheduled meeting, Protective's management and its outside financial advisors presented the contemplated transaction to Protective's Board of Directors. The presentation included a review of growth opportunities in the dental HMO industry, the terms of the transaction, and Protective's plans for United Dental after the merger. In reaching its conclusion to approve the merger, Protective's Board of Directors determined that the merger is consistent with and in furtherance of the long-term business strategy of Protective to become a national provider of dental benefit programs. Protective's Board of Directors believes that the acquisition of United Dental will be an excellent geographic and strategic fit with Protective's existing dental business. See "Plans for United Dental After the Merger."

    In reaching its determination, Protective's Board of Directors, having received an opinion from A.G. Edwards that the merger was fair to Protective from a financial point of view, unanimously approved the merger agreement and the issuance of Protective's common stock in connection with the merger. The merger does not require the approval of Protective's stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  GENERAL

    Certain directors and executive officers of United Dental have interests in the merger that are in addition to the interests of United Dental and its stockholders generally. United Dental's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

  INDEMNIFICATION OF UNITED DENTAL DIRECTORS AND OFFICERS

    The merger agreement provides that (a) all rights to indemnification (and rights to advancement of expenses) existing in favor of the present or former directors, officers, employees, fiduciaries and agents of United Dental or any subsidiaries of United Dental (collectively, the "Indemnified Parties") as provided in United Dental's Certificate of Incorporation or United Dental's Bylaws or the certificate or articles of incorporation, Bylaws or similar organizational documents of any of the United Dental Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between United Dental and any of the Indemnified Parties with respect to matters occurring on or prior to the Effective Time including, without limitation, the transactions contemplated by the merger agreement shall survive the merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against PLC Merger Subsidiary and Protective and (b) to the extent that an Indemnified Party is not indemnified or held harmless pursuant to subsection (a) above, Protective has agreed, for a period of six years after the Effective Time, that PLC Merger

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Subsidiary shall, subject to the terms set forth in the merger agreement, indemnify and hold harmless, to the fullest extent permitted under applicable law (and PLC Merger Subsidiary shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

  OPTION SETTLEMENT AND CANCELLATION AGREEMENTS/WARRANT SETTLEMENT AGREEMENT

    United Dental has entered into several Option Settlement and Cancellation Agreements, each dated as of March 10, 1998 (the "Option Settlement Agreements"), with certain holders (the "1989 Option Holders") of certain United Dental Stock Options issued under the United Dental Care, Inc. Amended and Restated 1989 Key Employee Stock Option Plan (the "1989 Plan"). United Dental entered into such agreements at the request of Protective for the purpose of treating such options similarly in the merger to the other United Dental Stock Options rather than having such options remain outstanding after the merger. Pursuant to the Option Settlement Agreements, (i) each of the United Dental Stock Options held by the 1989 Option Holders that is in the money will be terminated in exchange for a payment in cash and stock equal to (1) the excess of the per share Merger Consideration payable under the merger agreement over the per share exercise price of such option, times (2) the number of shares subject to such option, and (ii) each of the United Dental Stock Options held by the 1989 Option Holders that is not in the money will expire without payment. With respect to all other United Dental Stock Options, see "THE PROPOSED MERGER--Conversion of Shares" for a description of the acceleration of the exercisability thereof. In addition, at the request of Protective, United Dental has entered into the Warrant Settlement Agreement, dated as of March 10, 1998 (the "Warrant Settlement Agreement"), with Mark E. Pape. Pursuant to the Warrant Settlement Agreement, Mr. Pape's United Dental Warrants will be terminated in exchange for payment in cash and stock equal to (1) the excess of the per share Merger Consideration payable under the merger agreement over the per share exercise price of such warrant, times (2) the number of shares subject to such warrant. See "THE PROPOSED MERGER--Conversion of Shares."

    Dr. Barnett executed an Option Settlement and Cancellation Agreement with respect to his outstanding United Dental Stock Options. The executive officers of United Dental, who include Mr. Wilcox (who is also a director), Mr. McCarty and Dr. Barnett, hold 240,000, 75,000 and 40,000 United Dental Stock Options with exercise prices less than $22.00 per share, respectively. Each of the outside directors of United Dental hold 12,000 United Dental Stock Options, except for James Ken Newman and William H. Longfield who each hold 16,000 United Dental Stock Options. Each of the options held by officers and directors of United Dental will be canceled in the merger in exchange for Protective's common stock and cash equal in the aggregate to the excess, if any, of the Merger Consideration over the per share exercise price of such United Dental Stock Options. See "THE PROPOSED MERGER--Conversion of Shares."

  THE STOCKHOLDER AGREEMENT

    The stockholder agreement described below is intended to ensure that Mr. Anderson will vote for the merger and the merger agreement and that he is not, nor is he causing any of his agents or representatives, to solicit or seek other transactions which would impede or supersede the transaction between United Dental and Protective. Although Mr. Anderson has agreed to use his best efforts to cause Citibank N.A. and Mr. Bello, trustees of two independent trusts of which relatives of Mr. Anderson are beneficiaries and which hold an aggregate of 778,500 shares of United Dental's common stock, to vote with him with respect to the shares held by the two independent trusts, he has no ability to control the manner in which either

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Citibank N.A. or Mr. Bello vote with respect to the merger, merger agreement, or any related transaction. A copy of the stockholder agreement appears as Annex D to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to this stockholder agreement.


    Pursuant to the Stockholder Agreement, dated as of March 10, 1998 (the "Stockholder Agreement"), Mr. Jack R. Anderson, the Chairman of the United Dental Board, who as of August 5, 1998 beneficially owned 5.1% of United Dental's common stock, has agreed to vote (and to use his best efforts to cause Citibank N.A. and Mr. Bello to vote with respect to the shares held by the two independent trusts, which beneficially owned 8.7% of United Dental's common stock as of August 5, 1998): (i) in favor of the merger and the merger agreement and (ii) against (a) any merger or merger agreement (other than the merger and merger agreement discussed in this Proxy/Prospectus) certain types of corporate reorganizations of United Dental or any amendment of United Dental's Certificate of Incorporation or Bylaws which would impede the merger or the merger agreement. Mr. Anderson has also agreed except as provided in subsection (ii) above, not to (and to use his best efforts to cause Citibank N.A. and Mr. Bello not to with respect to the shares held by the two independent trusts) (a) transfer United Dental common stock or enter into any contract of agreement with respect to the transfer of such shares, other than pursuant to the terms of the merger or (b) enter into any voting arrangement in connection with any Takeover Proposal. Notwithstanding the foregoing, Mr. Anderson may, for estate planning purposes, transfer certain shares of United Dental common stock; provided, that the transferee become a party to the Stockholder Agreement. Mr. Anderson has also agreed that, during the term of the Stockholder Agreement, neither he nor any of his agents or representatives will solicit any Takeover Proposal or enter into any arrangements which may reasonably be expected to lead to any Takeover Proposal.


    On May 20, 1998 Mr. Anderson transferred 150,000 shares to the Rose-Marie and Jack R. Anderson Foundation, and the foundation has become a party to a stockholder agreement with substantially the same terms as Mr. Anderson's.

  CONTINGENT BONUS PLAN

    Following the execution of the merger agreement, United Dental's Board of Directors (with Mr. Wilcox abstaining from the discussion and vote) unanimously adopted the "contingent bonus plan" for all employee holders (the "United Dental Employee Option Holders") of United Dental Stock Options having a per share exercise price of less than $19.00 ("Covered Options"). If the bonus awards under the plan are triggered (based upon the price of Protective's common stock being below $33.50, as described below), United Dental will provide the contingent bonuses to the United Dental Employee Option Holders so that such employees will each receive consideration from the merger and the bonus that will be equal in total to what they would have received if the value of the Merger Consideration was $19.00 (as if the price of Protective's common stock was $33.50). In the merger, Covered Options will be canceled in exchange for a payment per share in stock and cash equal to the excess of the Merger Consideration over the per share exercise price of each such Covered Option. The portion of such payment which is to be made in Protective's common stock is to bear the same ratio to the total payment as the Common Stock Consideration bears to the total Merger Consideration. United Dental's Board of Directors became concerned that if the Effective Time Price were below $33.50, which was the price prevailing at the time the merger agreement was executed, United Dental Employee Option Holders would be significantly disadvantaged as compared to United Dental's stockholders because the number of shares of Protective's common stock delivered to each such United Dental Employee Option Holder in respect of each United Dental share would be declining, or eliminated completely if the Merger Consideration were to fall below the exercise price of the Covered Option. This would mean that such United Dental Employee Option Holder would either receive no value for their Covered Options or not have the same economic opportunity as stockholders to recoup the lost value if the price of Protective's common stock were to increase thereafter. It was therefore determined that to treat such United Dental Employee Option Holders fairly as compared to United Dental's stockholders would require an additional cash payment, if

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the Effective Time Price were less than $33.50. Under such bonus plan, if the
Effective Time Price is less than $33.50 (or such other amount as is required to adjust for an Adjustment Event), United Dental shall pay to each United Dental Employee Option Holder an amount in cash equal to (x) the amount, if any, by which the value of the Merger Consideration (calculated using the Effective Time Price for Protective's common stock) is less than $19.00 multiplied by (y) the number of shares subject to Covered Options held by such United Dental Employee Option Holder, provided, that the aggregate payment to all United Dental Employee Option Holders shall not exceed $805,800. The amounts payable pursuant to such plan are subject to all applicable tax withholding requirements. No member of United Dental's Board of Directors (other than Mr. Wilcox) participates in the contingent bonus plan. Mr. Wilcox, Mr. McCarty and Dr. Barnett hold 240,000, 75,000 and 40,000 stock options, respectively, which are covered by the contingent bonus plan. In the event that the closing price of Protective's common stock on the effective date of the merger falls to $27.50 (thereby causing the Merger Consideration to fall to $17.26), such officers of United Dental would receive the maximum possible bonuses under the plan of $336,000, $130,500 and $69,600, respectively. Eight other United Dental employees hold an aggregate of 154,800 stock options which are covered by the plan.

  SEVERANCE POLICY

    On March 8, 1998, United Dental's Board of Directors adopted a severance policy relating to involuntary terminations initiated by United Dental, which policy is applicable to all employees of United Dental and its subsidiaries. In the event of a reduction-in-force (as defined in the policy) resulting from a merger or sale of United Dental, each employee who is involuntarily terminated is entitled to certain severance payments based upon the position held by such employee prior to termination and the number of each such terminated employee's years of service with United Dental and its subsidiaries at or below the Vice President level. The policy does not apply to any directors or executive officers of United Dental. The severance payment amounts are determined in accordance with United Dental's Severance Policy Support Schedule which will be in effect for one year from the date of closing of the merger or sale of United Dental. Generally, the amounts of severance range from 16 to 24 weeks of salary for Vice Presidents, from 10 to 18 weeks of salary for senior managers, from 5 to 13 weeks of salary for exempt management, and from 2 to 10 weeks of salary for all other employees of United Dental and its subsidiaries, with certain exceptions for retention purposes with respect to key individuals and positions.

  EMPLOYMENT AGREEMENTS

    United Dental has entered into employment agreements with the following individuals: (i) Mr. William H. Wilcox, President and Chief Executive Officer and Senior Vice President, such employment agreement dated as of May 13, 1996,
(ii) Dr. Peter R. Barnett, Chief Operations Officer, such employment agreement dated as of June 1, 1996; (iii) Mr. John W. McCarty, Senior Vice President, Chief Financial Officer, Treasurer and Secretary, such employment agreement dated as of November 10, 1997, (iv) Mr. Jeff P. Hollansworth, Senior Vice President, such employment agreement dated as of October 15, 1996 and (v) Mr. Jeffrey R. Gullo, Senior Vice President and Chief Information Officer, such employment agreement dated as of March 1, 1997. Pursuant to the above employment agreements, Mr. Wilcox, Dr. Barnett, Mr. McCarty, Mr. Hollansworth and Mr. Gullo will receive (i) base salaries in an amount equal to at least $300,000, $165,000, $175,000, $148,000 and $150,000 respectively; (ii) an annual bonus based on certain performance criteria determined by United Dental's Board of Directors; and (iii) insurance and other fringe benefits provided to the other employees of United Dental from time to time.

    Mr. Wilcox's employment agreement has a term ending May 31, 1999. Mr. McCarty's employment agreement, which initially included a term ending December 31, 1998, has been amended. Pursuant to such amendment, dated as of March 10, 1998, the term of Mr. McCarty's agreement will end on December 31, 1998; provided, however, that if the merger has not occurred before October 1, 1998, the term of Mr. McCarty's agreement shall be extended to the later of 90 days after the merger or 90 days after the

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termination of the merger agreement without a closing thereunder. Dr. Barnett's employment agreement, which initially included a term ending May 31, 1998, has been amended. Pursuant to such amendment, dated as of March 10, 1998, the term of Dr. Barnett's agreement will end on the later of October 1, 1998, 90 days after the merger or 90 days after the termination of the merger agreement without a closing thereunder. Mr. Hollansworth's employment agreement, which initially included a term ending December 31, 1998, has been amended. Pursuant to such amendment, dated as of March 10, 1998, the term of Mr. Hollansworth's agreement will end on December 31, 1998; provided, however, that if the merger has not occurred before October 1, 1998, the term of Mr. Hollansworth's agreement shall be extended to the later of 90 days after the merger or 90 days after the termination of the merger agreement without a closing thereunder. Mr. Gullo's employment agreement has a term ending March 31, 1999. In its consideration and approval of the above-described amendments to the employment agreements, United Dental's Board of Directors believed it was prudent to extend the terms of each of the employment agreements, which may have otherwise expired prior to the consummation of the merger, in order to maintain continuity of management and to retain such key employees through the anticipated closing date of the merger.

    Under the above agreements, as amended, United Dental may terminate each of Mr. Wilcox, Dr. Barnett, Mr. McCarty, Mr. Hollansworth and Mr. Gullo (individually, the "employee" and collectively, the "employees") "with cause" which is defined as (i) the conviction of a crime constituting a felony; (ii) the commission of a material act of dishonesty against United Dental; or (iii) the employee's willful and material breach of his employment agreement. In addition, each of the agreements provide that each of the employees may, upon a change of control, terminate his employment for "good reason," which is defined generally as the material diminution of the employee's responsibility and authority or a decrease in the employee's compensation. Each of the employment agreements further provides that if the agreement is terminated by United Dental without cause or by the employee for good reason, such terminated employee will be entitled to receive (i) a severance payment of (x) up to two years' base salary plus bonus in the case of Mr. Wilcox, and (y) one year's base salary plus bonus in the cases of Dr. Barnett, Mr. McCarty, Mr. Hollansworth and Mr. Gullo; and (ii) the accelerated vesting of certain outstanding stock options or, alternatively, with respect to any options that cannot be fully vested pursuant to applicable law, cash in an amount equal to the amount of such options forfeited. Such severance provisions were part of the original employment agreements and were not amended by the recent extensions thereof. In the event that each of such persons is terminated without cause immediately following the merger, Mr. Wilcox, Mr. McCarty, Dr. Barnett, Mr. Hollansworth and Mr. Gullo would be entitled to receive cash severance payments under such agreements in the amounts of $720,313, $240,625, $207,500, $185,000 and $180,000,
respectively.

    The above employment agreements also contain certain non-competition and confidentiality covenants binding on the employee during the employment term and for specified periods thereafter. In addition, Dr. Barnett's amended employment agreement contains a covenant prohibiting the solicitation of employees of OraCare Dental Associates, PA, a New Jersey professional association, which is binding on Dr. Barnett until one year following the termination of his employment. Other than the severance payments payable under the employment agreements, no additional consideration will be paid for the non-competition covenants. The enforceability of non-competition covenants is generally determined in part based on a factual evaluation of the reasonableness of the scope and duration of such covenants. United Dental believes that the non-competition covenants of Messrs. Wilcox, Barnett, McCarty, Hollansworth and Gullo set forth in such employment agreements are reasonable in terms of scope and duration and are enforceable.

PLANS FOR UNITED DENTAL AFTER THE MERGER

    Protective plans to combine United Dental's current operations with Protective's existing operations in order to form a national market for dental benefit programs. Protective believes that in effectuating the combination it will be able to take advantage of operating synergies between United Dental and

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Protective's existing dental operations to achieve a reduction of combined annual operating expenses of approximately $12 million over a three-year period. There can be no assurance that such expense reductions, if any, will be achieved.

    United Dental is headquartered in Dallas, Texas and Protective's headquarters are in Birmingham, Alabama. Protective expects to maintain operations at both locations.

THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the merger agreement is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement.

  THE MERGER


    The merger agreement provides that, as soon as practicable following the approval of the merger agreement by United Dental's stockholders, and the satisfaction or waiver of the other conditions to each party's obligation to consummate the merger, United Dental will be merged with and into PLC Merger Subsidiary in accordance with the Delaware General Corporation Law, the separate corporate existence of United Dental will cease, and PLC Merger Subsidiary will continue as the Surviving Corporation in the merger.


  DIRECTORS AND OFFICERS

    Pursuant to the merger agreement, the directors and officers of PLC Merger Subsidiary immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation following the merger.

  CHARTER AND BYLAWS

    Pursuant to the merger agreement, the Articles of Incorporation and Bylaws of PLC Merger Subsidiary as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation following the merger.

  REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties of each of United Dental and Protective as to (i) organization, (ii) capitalization, (iii) ownership of subsidiaries, (iv) authority relative to the merger agreement, (v) consents and approvals, (vi) compliance with applicable federal securities law requirements and absence of material misstatements in documents and reports filed with the Commission, (vii) statutory financial statements, (viii) the absence of certain changes, (ix) the absence of undisclosed liabilities, (x) the conduct of insurance business by each of Protective and United Dental and their respective insurance subsidiaries in compliance with applicable laws, (xi) the accuracy of the information provided for inclusion in this Proxy Statement/Prospectus and the Registration Statement,
(xii) brokers being entitled to fees in connection with the merger, (xiii) regulatory filings and (xiv) absence of material misstatements or omissions in the merger agreement, reports or documents filed with the Commission, and statutory financial statements.

    United Dental has also made representations and warranties as to (i) the absence of undisclosed material litigation, (ii) the absence of material violations, breaches or defaults under any charter documents, agreements, order, statute, rule or regulation, or governmental authorization, (iii) taxes, (iv) title to property, (v) investments, (vi) reserves, (vii) employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974, as amended, (viii) labor relations and other employee matters, (ix) environmental matters, (x) the receipt of an opinion of BT Alex. Brown Incorporated to the effect that the Merger Consideration to be received by the holders of United Dental's common stock in the merger is fair to such holders from a financial point of view, (xi) material contracts to which United Dental or its subsidiaries is a party or by which any of them is bound and (xii) voting requirements.

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    The respective representations and warranties of each of United Dental and
Protective will terminate at the Effective Time.

  CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the merger agreement, United Dental and Protective have agreed that, during the period from the date of the merger agreement until the Effective Time, unless Protective shall otherwise agree in writing, or as contemplated by the merger agreement, United Dental and the United Dental Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, members of pre-paid dental plans, insureds, dentists and agents) and to keep available the services of their present officers and key employees, subject to the terms of the merger agreement. In addition, United Dental has agreed that, except as provided in the merger agreement, from the date of the merger agreement until the Effective Time, without the prior written consent of
Protective: (i) it shall not adopt or propose any change in its Certificate of Incorporation or Bylaws; (ii) it shall not declare, set aside or pay any dividend or other distribution with respect to or acquire any shares of capital stock of United Dental, or split, combine or reclassify any of United Dental's capital stock, and United Dental and the United Dental Subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, United Dental; (iii) it shall not, and shall not permit any United Dental Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person; (iv) it shall not, and shall not permit any United Dental Subsidiary to, enter into, or terminate, any material contract, agreement, commitment, or understanding other than agreements entered into with unaffiliated third parties, on an arms-length basis and in the ordinary course of business constituting either (a) employer group agreements at premium rates and for terms comparable to its most recent employer group agreements, (b) dental provider agreements on terms comparable with its existing agreements of such nature and (c) marketing affiliation and sales agreements on terms comparable with its existing agreements of such nature; (v) it shall not, and shall not permit any United Dental Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (a) any material facility owned or leased by United Dental or any United Dental Subsidiary or (b) any assets or property which are material to United Dental and United Dental Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Protective prior to the date hereof), or in the ordinary course of business consistent with past practice; (vi) it shall not, and shall not permit any United Dental Subsidiary to, settle any material audit, make or change any material Tax election or file amended Tax Returns unless required by law and United Dental notifies Protective at least five days prior to the date any such action is taken or such settlement results in a refund to United Dental; (vii) it and United Dental Subsidiaries shall not issue any capital stock other than pursuant to United Dental Stock Options or United Dental Warrants or other securities or enter into any amendment of any material term of any outstanding security of United Dental, and United Dental and United Dental Subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based award, retirement, vacation, severance or termination pay, disability, death benefit, hospitalization or other medical, dental, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit plan, program, policy, agreement or arrangement, whether written or unwritten, and each other employee benefit plan, program, agreement, arrangement or understanding providing benefits to any current or former employee, agent, independent contractor, officer or director of United Dental or any of the United Dental Subsidiaries (the "United Dental Benefit Plans") or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past

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practice or as otherwise permitted by this Agreement; (viii) it shall not, and shall not permit any United Dental Subsidiary to (a) grant United Dental Stock Options; (b) grant any increase in the compensation, bonus, severance, termination pay or other benefits of any former or current employee, agent, consultant, officer or director of United Dental or any United Dental Subsidiary; PROVIDED, HOWEVER, that increases in the ordinary course of business consistent with past practice in the compensation of employees, consultants or agents, who are not officers or directors, shall be permitted; (c) enter into or amend any employment agreement, deferred compensation, consulting, severance, termination, indemnification or any other such agreement with any such former or current employee, agent, consultant, officer or director of United Dental or any United Dental Subsidiary; or (d) amend, adopt or terminate any United Dental Benefit Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code; (ix) United Dental shall not change any method of accounting or accounting practice by United Dental or any United Dental Subsidiary, except for any such required change in GAAP or the State Statutory Accounting Principles; (x) United Dental shall not, and shall not permit any United Dental Subsidiary to, take any action that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code; (xi) except as contemplated by the merger agreement, it shall not permit any United Dental Insurance Subsidiary (as defined below) to conduct transactions in United Dental investments except in compliance with the investment policies of such United Dental Insurance Subsidiary as previously disclosed to Protective and in effect on the date hereof and all applicable insurance laws and regulations; (xii) it shall not, and shall not permit any United Dental Subsidiary to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that United Dental, or any United Dental Subsidiary, may as a tenant, or a landlord, renew any existing lease pursuant to an option granted prior to the date hereof;
(xiii) United Dental shall not, and shall not permit any United Dental Subsidiary to, agree or commit to do any of the foregoing; (xiv) except to the extent necessary to comply with the requirements of applicable laws and regulations, United Dental shall not, and shall not permit any United Dental Subsidiary to, (a) take, or agree or commit to take, any action that would make any representation and warranty of United Dental hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that United Dental shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (c) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the merger set forth in Article VIII of the merger agreement not being satisfied; (xv) United Dental shall not release any third party from its obligations, or grant any consent, under any existing standstill provision relating to any Takeover Proposal or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement; and (xvi) none of United Dental Insurance Subsidiaries shall make any change in its underwriting, claims management or reserving practices.

    Pursuant to the merger agreement, United Dental and Protective have agreed that, during the period from the date of the merger agreement until the Effective Time, unless United Dental shall otherwise agree in writing, or except as contemplated by the merger agreement, (a) Protective, PLC Merger Subsidiary and the Protective Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable efforts to substantially preserve intact their business organizations and relationships with third parties (including, but not limited to, their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of the merger agreement; and (b) except to the extent necessary to comply with the requirements of applicable laws and regulations, Protective shall not, and shall not permit PLC Merger Subsidiary or any Protective Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of Protective hereunder inaccurate, in any material respect, at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such

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representation or warranty from being inaccurate, in any material respect, at any such time, provided, however, that Protective shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time, (iii) take any action that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iv) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the merger set forth in Article VIII of the merger agreement not being satisfied or (v) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Protective, other than regular quarterly dividends not in excess of $0.25 per share.

    In addition, from the date of the merger agreement until the Effective Time, United Dental and each United Dental Subsidiary shall invest available cash only in (a) corporate bonds (other than bonds issued by public utilities) rated no lower than Baa3 by Moody's or BBB- by S&P, (b) commercial paper rated A1 or B1 by Moody's or (c) other securities or investments agreed to in writing by Protective ("Permitted Investments"); PROVIDED, HOWEVER, that nothing in the merger agreement shall require any United Dental Subsidiary that is an insurance company, a health maintenance organization or prepaid dental plan, a limited health service organization or a hospital, medical, dental service or indemnity corporation (collectively, the "United Dental Insurance Subsidiaries") to make any investment other than in compliance with the investment policies of such United Dental Insurance Subsidiary and all insurance laws and regulations applicable thereto.

  FILINGS AND OTHER ACTIONS

    Pursuant to the merger agreement, the parties have agreed that, as promptly as practicable, each of United Dental, Protective and PLC Merger Subsidiary will
(i) promptly make all filings and submissions under the Hart Scott Rodino Act and all filings required by the insurance authorities in Arizona and in Oklahoma, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with the merger agreement and the transactions contemplated hereby, (ii) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable, and the insurance departments of any other applicable states and make all filings and submissions under the HSR Act, (iv) use reasonable best efforts to timely make all necessary filings and timely seek all necessary consents, approvals, permits or authorizations from the date of the merger agreement until the Effective Time, and (v) use reasonable best efforts to take all other actions, make all filings, registrations and submissions, and do all things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable. See "--Regulatory Filings and Approvals."

  OTHER TAKEOVER PROPOSALS; CERTAIN FEES

    The merger agreement provides that United Dental shall not, nor shall it permit any of the United Dental Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, United Dental or any of the United Dental Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or give any

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approval that would be sufficient to render inapplicable to any Takeover
Proposal the provisions of Section 203 of the Delaware General Corporation Law or (iii) continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that if United Dental's Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to United Dental stockholders under applicable law, United Dental may, in response to a Superior Proposal that involves consideration to United Dental's stockholders that United Dental's Board of Directors reasonably believes, after receiving advice from United Dental's independent financial advisor, is superior to the consideration provided for in the merger, (x) furnish information with respect to United Dental pursuant to a customary confidentiality agreement to any person making such proposal and (y) participate in negotiations regarding such proposal. The merger agreement further provides that without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of United Dental or any of the United Dental Subsidiaries or any investment banker, attorney or other advisor or representative of United Dental or any of the United Dental Subsidiaries, whether or not such person is purporting to act on behalf of United Dental or any of the United Dental Subsidiaries or otherwise, shall be deemed to be a breach by United Dental of its obligations under the merger agreement.

    United Dental has agreed to promptly advise Protective orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, the identity of the person making any such request, Takeover Proposal or inquiry and all the terms and conditions thereof and promptly shall provide Protective with a true and complete copy of such request, Takeover Proposal or inquiry, if in writing. United Dental shall keep Protective fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall give Protective three business days' advance notice of any information to be supplied to the person making such request, proposal or inquiry.

    United Dental's Board of Directors has agreed that neither it nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Protective, the approval or recommendation by United Dental's Board of Directors or such committee of the merger agreement or the merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal except in connection with a Superior Proposal and then only at or after the termination of the merger agreement pursuant to and in accordance with the terms of the merger agreement.

    In the event United Dental's Board of Directors (i) withdraws or modifies or changes in a manner adverse to Protective or PLC Merger Subsidiary, its approval or recommendation of the merger agreement or the merger, (ii) approves or recommends any Takeover Proposal, (iii) enters into any agreement with respect to a Takeover Proposal or (iv) terminates the merger agreement when a Takeover Proposal is outstanding, United Dental has agreed to pay to Protective the sum of (i) the out-of-pocket fees and expenses incurred or paid by or on behalf of Protective in connection with the merger or the consummation of any of the transactions contemplated by the merger agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Protective in an amount up to but not to exceed $2,000,000 and (ii) a termination fee of $4,600,000. Nothing contained in this Prospectus shall prohibit United Dental from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; PROVIDED, HOWEVER, that pursuant to the terms of the merger agreement neither United Dental nor United Dental's Board of Directors nor any committee thereof may, except in connection with a Superior Proposal and then only at or after the termination of the merger agreement pursuant to and in accordance with the terms of the merger agreement, withdraw or modify or change its position with respect to the merger or approve or recommend a Takeover Proposal.

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  EXPENSES

    The merger agreement provides that, except in the event of the break-up fee described above, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing of this Proxy Statement/ Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by Protective and United Dental.

  INDEMNIFICATION AND INSURANCE

    The merger agreement provides that (a) all rights to indemnification (and rights to advancement of expenses) existing in favor of the Indemnified Parties as provided in United Dental's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, Bylaws or similar organizational documents of any subsidiaries of United Dental as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between United Dental and any of the Indemnified Parties with respect to matters occurring on or prior to the Effective Time including, without limitation, the transactions contemplated by the merger agreement shall survive the merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation and Protective and (b) to the extent that an Indemnified Party is not indemnified or held harmless pursuant to subsection (a) above, Protective has agreed, for a period of six years after the Effective Time, that the Surviving Corporation shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

  CONDITIONS TO THE MERGER

    The merger agreement provides that the respective obligations of United Dental, PLC Merger Subsidiary and Protective to consummate the merger are subject to a number of conditions, including, among others (i) the expiration or early termination of the waiting period (and any extension thereof) under the HSR Act and no action having been instituted by the Department of Justice or the Federal Trade Commission; (ii) the absence of any statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction which prohibits restrains, enjoins, or restricts consummation of the merger; (iii) the filing or obtaining of all permits, authorizations, consents or approvals required by statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction which prohibits restrains, enjoins, or restricts consummation of the merger; (iii) the filing or obtaining of all permits, authorizations, consents or approvals required by applicable requirements of the HSR, the Securities Act, the Exchange Act, state or foreign laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder, certain state and local regulatory filings relating to insurance companies, health maintenance organizations, prepaid dental plans or dental practice management and similar matters and the filing of the Certificate of merger as required by the Delaware General Corporation Law (collectively, the "Governmental Requirements"); (iv) the approval of the merger by United Dental stockholders; (v) the Registration Statement having become effective under the

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Securities Act and not being the subject of any stop order proceedings; (vi) the approval for listing on the New York Stock Exchange of Protective's common stock issuable in the merger; (vii) the performance in all material respects by the parties to the merger agreement of their obligations under such agreement and the parties' respective representations and warranties being true and correct in all material respects; (viii) the receipt by each of United Dental and Protective of opinions from their respective counsel to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ix) the obtaining of certain non-governmental third party consents and approvals; and (x) the receipt by Protective of an Affiliate Agreement from certain persons. United Dental and Protective may determine to modify or waive any condition to the consummation of the merger, provided that no modification or waiver by United Dental which requires stockholder approval under applicable law, United Dental's Certificate of Incorporation or United Dental's Bylaws will occur unless such approval is obtained. In the event a modification or waiver by United Dental is contemplated which requires stockholder approval under applicable law, a supplement to this Proxy Statement/Prospectus will be distributed to stockholders and proxies will be resolicited. See "THE SPECIAL MEETING-- Solicitation of Proxies." Neither Protective nor United Dental presently contemplates waiving or modifying any of the foregoing conditions. See "THE PROPOSED MERGER--The Merger Agreement-- Conditions to the Merger."

  TERMINATION

    The merger agreement provides that it may be terminated and the merger abandoned at any time prior to the Effective Time, (i) by mutual consent of United Dental and Protective; (ii) by either Protective's Board of Directors or United Dental's Board of Directors, if (a) the merger agreement and the merger shall fail to be approved by the United Dental stockholders at the Special Meeting, (b) the merger shall not have been consummated on or before September 30, 1998, provided that under certain circumstances such date may be extended to no later than December 31, 1998, and provided further that the merger agreement may be extended by the mutual written agreement of United Dental and Protective, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that certain conditions are satisfied; (iii) by United Dental's Board of Directors exercising its rights under the merger agreement to take action with respect to a Takeover Proposal as necessary to comply with its fiduciary duties to United Dental stockholders or by United Dental's Board of Directors if (a) there has been a breach by Protective of any representation or warranty contained in the merger agreement which would have or would be likely to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Protective, PLC Merger Subsidiary or any other subsidiary of Protective (the "Protective Subsidiaries"), taken as a whole, whether resulting from individual or aggregate events, occurrences or circumstances (a "Protective Material Adverse Effect"), (b) there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of Protective, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach given by United Dental to Protective or (c) the Top Up Event shall have occurred and Protective shall have failed to provide written notice to United Dental no later than 5:00 p.m. (New York time) on the second Trading Day following the Measurement Period of Protective's intent to exercise the Top Up Right on or prior to the Effective Time and (iv) by Protective's Board of Directors if (a) there has been a breach by United Dental of any representation or warranty contained in the merger agreement which would have or would be likely to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of United Dental and the United Dental Subsidiaries, taken as a whole, whether resulting from individual or aggregate events, occurrences or circumstances (a "United Dental Material Adverse Effect"); (b) there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the

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part of United Dental, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach given by Protective to United Dental; (c) United Dental's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Protective or PLC Merger Subsidiary its approval or recommendation of the merger agreement or the merger or shall have recommended a Takeover Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than Protective or its affiliates (or United Dental's Board of Directors resolves to do any of the foregoing); or (d) if the Trading Average is greater than $39.50 or less than $27.50 (or such other amount as is required to adjust for an Adjustment Event). For a discussion of certain fees and expenses payable by United Dental in the event that the merger agreement or the merger is terminated, see "--Other Takeover Proposals; Certain Fees."

    The factors which United Dental's Board of Directors may consider in deciding whether to exercise its termination rights in the event that the Trading Average is below $27.50 and Protective fails to exercise the Top Up Right include, among other things, whether to obtain an updated fairness opinion, whether to negotiate with Protective to amend the merger agreement, whether to seek Protective's agreement not to terminate the merger agreement in order to permit United Dental to resolicit its stockholders for approval of the merger at a Trading Average below $27.50, the strategic alternatives then available to United Dental and the other facts and circumstances existing at such time, including, without limitation, general market conditions. In the event that United Dental's Board of Directors and Protective agree to amend the merger agreement in lieu of termination, and the amount or the share/cash mix of the Merger Consideration changes, then United Dental's Board of Directors intends to resolicit approval of the amended merger agreement by United Dental's stockholders pursuant to the requirements of Delaware law.

ACCOUNTING TREATMENT

    The merger will be treated as a purchase by Protective for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of United Dental will be recorded on the consolidated books of Protective at their respective fair values at the Effective Time.

REGULATORY FILINGS AND APPROVALS

    The regulatory filings and approvals described below must be made before the merger can be effected and certain of such approvals may take a significant period of time to obtain. Although United Dental and Protective believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned temporarily or otherwise encumbered.

  APPROVAL BY INSURANCE REGULATORS

    United Dental is generally subject to the insurance laws in the state in which it or any of its subsidiaries operate. Under the laws of certain of such states, a change in control of United Dental or one of its subsidiaries is subject to either the prior approval of the states' insurance regulatory authority or to a requirement that a prior filing be made with such states' insurance regulatory authority and a specified period of time pass without any objection having been raised by such authority. Protective and United Dental are cooperating to submit all necessary filings and requests for approval.

    Before the merger can be effected, Protective will be required to obtain the prior approvals of the Department of Insurance in the states of Florida, Missouri, New Jersey, Oklahoma, Ohio, Arizona, Colorado, Indiana, Michigan, Nebraska, New Mexico, Pennsylvania, Texas, Utah, and Washington, and with the California Division of Corporations pursuant to applicable laws and regulations. United Dental has made the necessary filings with the aforementioned insurance regulatory authorities to obtain such

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approvals and is prepared to make any additional filings where necessary. There can be no assurance that all regulatory approvals will be received by the time of the Special Meeting.

  ANTITRUST

    The merger is subject to the expiration or termination of the 30-day waiting period under the HSR Act and no action having been instituted by the Department of Justice or the Federal Trade Commission which is not withdrawn or terminated prior to the Effective Time. The HSR Act and the rules and regulations thereunder, provide that certain merger transactions (including the merger) may not be consummated until required information and materials have been furnished to the Department of Justice and the Federal Trade Commission and certain waiting periods have expired or been terminated. Protective and United Dental made their respective filings with the Department of Justice and Federal Trade Commission on April 14, 1998, and received notice of early termination of the waiting period on April 27, 1998.

    The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. Notwithstanding the expiration of the HSR waiting period, any time before or after the Effective Time, the Federal Trade Commission, the Department of Justice or others can take action under the antitrust laws, including seeking to enjoin the consummation of the merger, or seeking the divestiture by Protective of all or any part of the stock or assets of United Dental. There can be no assurances that a challenge to the merger or antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

    Any pre-acquisition notices regarding the competition impact of the merger will be timely filed with various insurance departments in non-domiciliary states where both United Dental and Protective insurance subsidiaries transact business. Otherwise, after the merger, any of these insurance subsidiaries would be subject to a possible order (i) requiring the insurer to cease transacting a line or lines of business or (ii) denying the license application of the insurer.

STATE ANTI-TAKEOVER STATUTES

    Section 203 of the Delaware General Corporation Law prohibits business combination transactions involving a Delaware corporation (such as United Dental) and an "Interested Stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation), unless special requirements are met or certain exceptions apply, including that the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Because United Dental's Board of Directors has approved the merger agreement and the transactions contemplated thereby (including the stockholder agreement), the provisions of Section 203 of the Delaware General Corporation Law are not applicable to the merger or the stockholder agreement. For a further discussion of the terms of Section 203 of the Delaware General Corporation Law, see "COMPARISON OF STOCKHOLDERS RIGHTS--Anti-Takeover Statute."

    State insurance laws applicable to United Dental and Protective typically require regulatory approval for any proposed change of control. Generally, a change of control would be deemed to result if anyone acquired 10% or more of the outstanding voting stock of either company although regulatory authorities generally have discretion to determine whether a change of control in a particular case would occur whether or not 10% of the voting stock of either company is required. Therefore, no one can acquire beneficial ownership of 10% or more of the outstanding common stock, whether pursuant to this offering, open market purchases or otherwise, without obtaining prior regulatory approval. Such regulatory approval requirement could also apply to the solicitation of proxies to vote 10% or more of the outstanding common stock of either company and therefore could impair the ability of a stockholder to conduct a proxy contest. Either company could seek a regulatory hearing with respect to any stockholder proposal to

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acquire beneficial ownership or proxies for 10% or more of either company's common stock, and any stockholder that fails to obtain regulatory approval in such circumstances may be subject to regulatory sanctions including the possibility of a divestiture order. In addition, failure to comply with such regulatory requirements could result in adverse consequences to either company.

    Certain provisions of the Delaware General Corporation Law, Protective's Certificate of Incorporation and United Dental's Certificate of Incorporation may have the effect of delaying, making more difficult or preventing a change in control or acquisition of United Dental by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of United Dental first to negotiate with United Dental. United Dental believes that the benefits derived from requiring the proponent of an unfriendly or unsolicited proposal to negotiate with United Dental outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

OPERATIONS AFTER THE MERGER

    As a result of the merger, the separate existence of United Dental and United Dental's Board of Directors will terminate, but the directors of Protective and PLC Merger Subsidiary will continue in office. The merger agreement does not contain any provisions either (i) obligating Protective to employ any officer or employee of United Dental following the merger or (ii) requiring the election or nomination of any specified individuals or any specified number of persons to the board of directors of either Protective or PLC Merger Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a discussion of the material U.S. federal income tax consequences of the merger under existing law, which is subject to change, possibly retroactively. This discussion assumes that stockholders hold United Dental's common stock as a capital asset as of the effective date of the merger. This discussion does not discuss all aspects of U.S. federal income taxation which may be relevant to particular stockholders in light of their personal circumstances, such as stockholders whose stock was acquired pursuant to the exercise of an employee stock option or otherwise as compensation or stockholders who are subject to special treatment under U.S. federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations, broker-dealers and foreign persons). This discussion also does not address any aspects of state, local or foreign tax law. Stockholders who may be subject to special rules because of their individual circumstances should consult their own tax advisors as to the U.S. federal income tax consequences to them of the merger. All stockholders should consult their own tax advisors regarding any state, local or foreign tax consequences of the merger in their particular circumstances.

    The obligation of United Dental to consummate the merger is conditioned upon the receipt by United Dental of an opinion from Strasburger & Price, L.L.P., and the obligation of Protective to consummate the merger is conditioned upon the receipt by Protective of an opinion from Debevoise & Plimpton, in each case substantially to the effect that, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinions, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Neither Protective nor United Dental will waive the condition that the opinion of such party's special tax counsel be delivered.

    Accordingly, in the opinion of Strasburger & Price, L.L.P., special counsel to United Dental, and Debevoise & Plimpton, special counsel to Protective, subject to the representations, assumptions and limitations described above, the material U.S. federal income tax consequences of the merger to the stockholders of United Dental under the law in effect as of the date hereof will be as described below. No

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rulings have been or will be sought from the Internal Revenue Service with respect to any tax matters relating to the merger.

    Notwithstanding the foregoing, in the event that Protective or United Dental waives the condition that the opinion of such party's special tax counsel be delivered, United Dental and Protective will amend this Proxy
Statement/Prospectus and United Dental will resolicit the holders of United Dental's common stock.

  RECEIPT OF MERGER CONSIDERATION

    Except as described below under "--Additional Considerations," a stockholder who receives the Merger Consideration (which is a combination of shares of Protective's common stock and cash) in exchange for shares of United Dental's common stock will generally recognize gain, but not loss, for U.S. federal income tax purposes. The amount of gain, if any, recognized must be computed separately with respect to each "block" of United Dental's common stock surrendered in the merger. With respect to each block, gain will be recognized in an amount equal to the lesser of (i) the amount of gain realized (I.E., the excess of the amount of cash and the fair market value of the shares of Protective's common stock received that is allocable to such block over the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. For purposes of such calculation, the aggregate amount of cash and shares of Protective's common stock received by a stockholder will be allocated proportionally among the shares of United Dental's common stock surrendered in exchange therefor pursuant to the merger. Shares of the same class of United Dental's common stock that were acquired at the same time in a single transaction will be considered a separate "block." Except as described below under "--Additional Considerations," any gain recognized will be capital gain and will be long-term capital gain if the holding period of the shares of United Dental's common stock surrendered in the merger is more than one year as of the Effective Time. For noncorporate stockholders, long-term capital gain is generally subject to a maximum U.S. federal income tax rate of 20% in respect of property held for more than one year.

    The aggregate tax basis of the shares of Protective's common stock received by a stockholder will be the same as the aggregate tax basis of the shares of United Dental's common stock surrendered in exchange therefor pursuant to the merger, decreased by the total amount of cash received and increased by the amount of gain recognized. The holding period of the shares of Protective's common stock will include the holding period of the shares of United Dental's common stock surrendered in exchange therefor.

  ADDITIONAL CONSIDERATIONS

    Unless the requirements of Section 302 of the Code are satisfied, any gain recognized by a stockholder on receipt of the Merger Consideration could be treated as dividend income rather than capital gain. A stockholder's receipt of the Merger Consideration will satisfy the requirements under Section 302 if it either (i) is "not essentially equivalent to a dividend" or (ii) has the effect of a "substantially disproportionate" redemption of Protective's common stock. In order to determine whether those requirements are satisfied, a stockholder is treated as receiving solely shares of Protective's common stock in the merger (instead of the combination of shares of Protective's common stock and cash actually received) and then receiving the cash from Protective in a hypothetical redemption of a proportionate amount of those shares. Whether such hypothetical redemption of shares of Protective's common stock is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each stockholder but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in Protective. Generally, in the case of a United Dental stockholder whose stock interest in Protective (relative to the total number of Protective shares outstanding) is minimal, and who exercises no control over the affairs of Protective, any actual reduction in proportionate interest as a result of the hypothetical redemption of shares of Protective's common stock will be treated as "meaningful." Alternatively, the hypothetical redemption of shares of Protective's common stock will be "substantially disproportionate" if the ratio which the shares of Protective's common stock owned by the stockholder after the hypothetical redemption bears to all of the common stock of Protective at such time is less than 80% of the ratio which shares of

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Protective's common stock which the stockholder is treated as owning after the merger but before the hypothetical redemption bears to all of the common stock of Protective at such time. If the receipt of cash is treated as having the effect of a dividend, only the portion of the recognized gain that is not in excess of the stockholder's ratable share of accumulated earnings and profits will be taxable as a dividend.

    In applying the foregoing tests, there must be taken into account not only actual ownership of stock but also stock constructively owned by a stockholder by reason of certain attribution rules under Section 318 of the Code. Under these rules, a stockholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the stockholder is a beneficiary, and stock owned by certain affiliated entities. Under certain circumstances, an individual who actually owns no shares of Protective's common stock but pursuant to Section 318 of the Code constructively owns shares of Protective's common stock by reason of attribution from family members may avoid such attribution by filing a timely agreement with the Internal Revenue Service under Section 302(c)(2) of the Code and the regulations thereunder. Because these rules may apply differently depending on each holder's particular circumstances, each holder of United Dental's common stock is urged to contact his or her own tax advisor with respect to the application of these rules in light of each holder's particular circumstances.

  WITHHOLDING

    Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the IRS Form W-9 that will be included as part of the transmittal letter to avoid backup withholding (or IRS Form W-8 if the stockholder is a nonresident alien or foreign entity), unless an applicable exemption exists and is proved in a manner satisfactory to Protective and the Exchange Agent.

    Each stockholder is strongly advised to consult his or her own tax advisor as to particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax consequences arising out of the merger.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

    The shares of Protective's common stock issuable in connection with the merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate, as such term is defined under the Securities Act for purposes of Rule 145 (an "Affiliate"), of United Dental or Protective at the time of the Special Meeting. Affiliates may not sell their shares of Protective's common stock acquired in connection with the merger except pursuant to (i) an effective Registration Statement under the Securities Act covering the resale of such shares, (ii) the conditions contemplated by paragraph (d) of Rule 145, or (iii) any other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be Affiliates of United Dental or Protective generally include individuals or entities that may be deemed to control, be controlled by or be under common control with United Dental or Protective, and may include officers, directors and principal stockholders of United Dental or Protective.

STOCK EXCHANGE LISTING

    The obligations of the parties to the merger agreement to consummate the merger are subject to the shares of Protective's common stock to be issued in connection with the merger being authorized for listing on the New York Stock Exchange. See "THE PROPOSED MERGER--The Merger Agreement-- Conditions to the Merger."

RIGHTS OF DISSENTING STOCKHOLDERS

    THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 262"), WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX C. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF UNITED DENTAL COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF UNITED DENTAL COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

    Under the Delaware General Corporation Law, holders of shares of United Dental's common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of United Dental's common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by such court.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement/Prospectus shall constitute such notice to the holders of shares of United Dental's common stock, and the applicable statutory provisions are attached to this Proxy Statement/Prospectus as Annex C. Any holder of shares of United Dental's common stock who wishes to exercise such appraisal rights or who wishes to preserve such holder's right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the Delaware General Corporation Law.

    A holder of shares of United Dental's common stock wishing to exercise appraisal rights must deliver to United Dental, before the vote on the merger at the Special Meeting, a written demand for appraisal and must not vote in favor of the merger. Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the merger, a holder of shares of United Dental's common stock who votes by proxy and who wishes to exercise appraisal rights must either (1) vote against the merger or (2) abstain from voting on the merger. A vote against the merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a holder of shares of United Dental's common stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time. If any holder of shares of United Dental's common stock fails to comply with any of these conditions and the merger becomes effective, the holder of shares of United Dental's common stock will be entitled to receive the consideration receivable with respect to such shares in the absence of a valid assertion of appraisal rights in accordance with the merger agreement.

    Only a holder of record of shares of United Dental's common stock is entitled to assert appraisal rights for the shares of United Dental's common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder of record's name appears on such holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of such stockholder's shares in connection with the merger. If the shares of United Dental's common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of

United Dental's common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of United Dental's common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of United Dental's common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of United Dental's common stock held for other beneficial owners. Stockholders who hold their shares of United Dental's common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making of a demand for appraisal by such a nominee.

    All written demands for appraisal pursuant to Section 262 should be sent or delivered to United Dental at 13601 Preston Road, Suite 500 East, Dallas Texas 75240, Attention: John W. McCarty.
    Within 10 days after the Effective Time, PLC Merger Subsidiary, as the surviving corporation, must notify each holder of shares of United Dental's common stock who has complied with Section 262 and has not voted in favor of or consented to the merger of the date that the merger has become effective. Within 120 days after the Effective Time, but not thereafter, United Dental or any holder of shares of United Dental's common stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of United Dental's common stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the merger. United Dental is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of United Dental's common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 days after the Effective Time, any holder of shares of United Dental's common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from United Dental a statement setting forth the aggregate number of shares of United Dental's common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to the stockholders within ten days after a written request therefor has been received by United Dental or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

    If a petition for an appraisal is timely filed by a holder of shares of United Dental's common stock and a copy thereof is served upon United Dental, United Dental will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of United Dental's common stock who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of United Dental's common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of United Dental's common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

    After determining the holders of shares of United Dental's common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of United Dental's common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of shares of United Dental's common stock considering seeking appraisal should be aware that the fair value of their shares of United Dental's common stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of United Dental's common stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of United Dental's common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of United Dental's common stock entitled to be appraised.

    Any holder of shares of United Dental's common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of United Dental's common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of United Dental's common stock (except dividends or other distributions payable to holders of record of shares of United Dental's common stock as of a date prior to the Effective Time).

    If any stockholder who demands appraisal of such stockholder's shares of United Dental's common stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the Delaware General Corporation Law, the shares of United Dental's common stock of such stockholder will be converted into the right to receive the Merger Consideration pursuant to the merger agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if no petition for appraisal is filed by such holder within 120 days after the Effective Time, or if the stockholder delivers to United Dental a written withdrawal of his, hers or its demand for appraisal and an acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of United Dental and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares of United Dental's common stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of United Dental's common stock who have properly demanded appraisal.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION IN ACCORDANCE WITH THE MERGER AGREEMENT FOR EACH SHARE OF UNITED DENTAL COMMON STOCK OWNED BY SUCH STOCKHOLDER).

    Any dissenting stockholder who perfects his or her right to be paid the fair value of his or her shares will generally recognize gain or loss, if any, for U.S. federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of stockholders of United Dental are currently governed by the Delaware General Corporation Law, United Dental's Certificate of Incorporation and United Dental's Bylaws. The rights of Protective stockholders are currently governed by the Delaware General Corporation Law, Protective's Certificate of Incorporation, Protective's Bylaws and Protective's Rights Agreement. Upon consummation of the merger, United Dental stockholders who receive Common Stock Consideration will become stockholders of Protective and their rights will be governed by the Delaware General Corporation Law, Protective's Certificate of Incorporation and Protective's Bylaws.

    The following is a summary of the material differences between the rights of stockholders of United Dental and Protective. This summary does not purport to be a complete description of the rights of stockholders of United Dental or the rights of stockholders of Protective or a comprehensive comparison of such rights, and is qualified in its entirety by reference to the Delaware General Corporation Law, to United Dental's Certificate of Incorporation and United Dental's Bylaws, and to Protective's Certificate of Incorporation, Protective's Bylaws and Protective's Rights Agreement. For more information regarding reviewing or obtaining a copy of the charter documents or bylaws of either company, see "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL STOCK

  UNITED DENTAL


    The authorized capital stock of United Dental consists of 15,000,000 shares of common stock, par value $.10 per share and 500,000 shares of preferred stock, par value $.10 per share. As of August 5, 1998, there were 8,982,616 shares of United Dental's common stock and no shares of United Dental's preferred stock outstanding.


  PROTECTIVE


    The authorized capital stock of Protective consists of 160,000,000 shares of Protective's common stock, par value $.50 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share, of which 400,000 have been designated as Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock"). As of August 5, 1998, there were 61,774,852 shares of Protective's common stock and no shares of Protective's preferred stock or Junior Preferred Stock outstanding.


PREFERRED SHARE PURCHASE RIGHTS ("POISON PILL" OR "STOCKHOLDER RIGHTS PLAN")

  UNITED DENTAL

    None

  PROTECTIVE

    On August 7, 1995, Protective's Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock. The distribution was payable on August 18, 1995 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Protective one two-hundredth of a share of Junior Preferred Stock at a price of $55 per one two-hundredth of a share of junior preferred stock (the "Purchase Price"), subject to adjustment. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Protective in a manner which causes the Rights to become exercisable unless the offer is conditioned on the Rights being redeemed. This potential dilution may have the effect of delaying, deferring or discouraging attempts to acquire control of Protective which are not approved by Protective's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by Protective's Board of Directors.

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
    Until the earlier to occur of (i) ten days following the time of a public announcement or notice to Protective that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock of Protective (the "Stock Acquisition Time") or (ii) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 15% or more of the outstanding common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the common stock certificates outstanding as of August 18, 1995, by such common stock certificate with a copy of a "Summary of Rights" attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the common stock, including the Common Stock Consideration to be issued in the merger. Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after August 18, 1995, upon transfer or new issuance of the common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the common stock certificates outstanding as of August 18, 1995, even without a copy of a "Summary of Rights" attached thereto, will also constitute the transfer of the Rights associated with the common shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    THE RIGHTS ARE NOT EXERCISABLE UNTIL THE DISTRIBUTION DATE. The Rights will expire on August 18, 2005, unless earlier redeemed by Protective as described below or extended.

    The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the fixing of a record date for the issuance to holders of Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Junior Preferred Stock or convertible securities at less than the current market price of Junior Preferred Stock or (iii) upon the fixing of a record date for the making of a distribution to holders of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights and number of shares of Junior Preferred Stock issuable upon the exercise of each Right are also subject to adjustment in the event of a stock split, combination or stock dividend on the common stock prior to the Distribution Date.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of the common stock on the last trading date prior to the date of exercise.

    In the event that after the Stock Acquisition Time, Protective is acquired in a merger or other business combination transaction or 50% or more of its assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right (other than the Acquiring Person) upon the exercise thereof at the then-current exercise price of the Right, shall thereafter be entitled to receive that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that Protective were the surviving corporation in a merger and its common stock was changed or exchanged, proper provision shall be made so that each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise, that number of shares of the common stock having a market value of two times the exercise price of the Right.

    In the event that a person or group becomes an Acquiring Person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of common stock at a price and on terms which are determined to be fair and in the best interests of Protective and its stockholders by a majority of the members of Protective's Board of Directors who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person), proper provision shall be made so that each holder of a Right, other than Rights that were beneficially owned by the Acquiring Person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of common stock having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. A person or group will not be deemed to be an Acquiring Person if Protective's Board of Directors determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of common stock so that such person or group is no longer an Acquiring Person.

    At any time prior to the earlier of (i) the Stock Acquisition Time and (ii) August 18, 2005, Protective, by resolution of Protective's Board of Directors, may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of Protective's Board of Directors electing to redeem the Rights (or at such time subsequent to such action as Protective's Board of Directors may determine), the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

    At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Protective's common stock, Protective's Board of Directors may exchange the Rights (other than Rights beneficially owned by such person which have become void), in whole or in part, for common stock of Protective at an exchange ratio of one share of common stock per Right (subject to adjustment). Protective may at its option substitute shares of Junior Preferred Stock (or other series of substantially similar preferred stock of Protective) for some or all of the shares of common stock exchangeable for Rights, at an exchange ratio of one two-hundredth of a share of Junior Preferred Stock (or such other series of preferred stock) for each share of common stock to be exchanged.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Protective, other than rights resulting from such holder's ownership of shares of common stock, including, without limitation, the right to vote or to receive dividends. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of Protective or for common stock of the acquiring company as set forth above.

    The Rights and the Rights Agreement can be amended by Protective's Board of Directors in any respect (including, without limitation, any extension of the period in which the Right Certificates may be redeemed) at any time prior to the Stock Acquisition Time. From and after such time, without the approval of the stockholders of Protective or the holders of the Rights, Protective's Board of Directors may only supplement or amend the Rights Agreement in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time period under the Rights Agreement or (iv) to make any changes or supplements which Protective may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of any such person), provided that any such action by Protective's Board of Directors must have the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement) and provided that the Continuing Directors constitute a majority of directors then in office, and provided that the Rights Agreement may not be supplemented or amended to lengthen (A) a time period relating to when the Rights may be redeemed or to modify the ability (or inability) of Protective's Board of Directors to redeem the Rights, in either case at such time as the Rights are not then redeemable or
(B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the Rights of or the benefits to the holders of Rights (other than an Acquiring Person or an affiliate or associate of any such person).

    For purposes of the Rights Agreement, the term "Continuing Director" means any member of Protective's Board of Directors who was a member of Protective's Board of Directors prior to the Stock Acquisition Time, and any person who is subsequently elected to Protective's Board of Directors if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Protective in a manner which causes the Rights to become exercisable unless the offer is conditioned on the Rights being redeemed. This potential dilution may have the effect of delaying, deferring or discouraging attempts to acquire control of Protective which are not approved by Protective's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by Protective's Board of Directors.

    The foregoing description of the Rights Agreement is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. A copy of the Rights Agreement can be obtained as described under "AVAILABLE INFORMATION."

  COMPARISON

    United Dental does not have a Share Purchase Rights Plan in place. United Dental stockholders who receive Stock Consideration will receive the associated Rights with the shares of Protective's common stock they receive in the merger. The Share Purchase Rights Plan may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Protective by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Protective first to negotiate with Protective. Protective believes that the benefits derived from requiring the proponent of an unfriendly or unsolicited proposal to negotiate with Protective outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

  UNITED DENTAL

    United Dental's Certificate of Incorporation does not contain any provision which generally addresses amendments thereto and, therefore, is governed by
Section 242 of the Delaware General Corporation Law. In accordance with Section 242, United Dental's Board of Directors may propose, and the stockholders may adopt by a majority vote of the outstanding shares then entitled to vote, an amendment to United Dental's Certificate of Incorporation.

    Amendments or repeals to United Dental's Bylaws or the adoption of new provisions thereto may be effected by United Dental's Board of Directors or with the approval of a majority of United Dental's outstanding shares then entitled to vote.

  PROTECTIVE

    Protective's Certificate of Incorporation generally requires the approval of a majority of the outstanding shares then entitled to vote to amend or repeal any provision of or adopt provisions inconsistent with Protective's Certificate of Incorporation unless a higher percentage is specified in any provision with respect to such provision. Provisions in Protective's Certificate of Incorporation relating to actions by directors by written consent, special meetings of stockholders, the right of Protective to amend Protective's Certificate of Incorporation, business combinations with interested stockholders or their affiliates and amendments of such provisions of Protective's Certificate of Incorporation require the approval of 67% of the voting power of the outstanding shares then entitled to vote to effect such amendments, repeals or adoptions.

    Amendments or repeals to Protective's Bylaws or the adoption of new provisions thereto may be effected by Protective's Board of Directors or with the approval of a majority of Protective's outstanding shares then entitled to vote.

  COMPARISON

    The "supermajority" requirements in Protective's Certificate of Incorporation discussed above may make it more difficult for an "interested stockholder" to gain control of Protective to the disadvantage of other stockholders by requiring 67% of the outstanding shares of Protection's common stock to vote in favor of amending the provisions of Protective's Certificate of Incorporation described above. Pursuant to United Dental's Certificate of Incorporation, an interested stockholder needs fewer votes than he would under Protective's Certificate of Incorporation in order to effect self-interested changes to United Dental's corporate structure.

NOMINATION OF DIRECTORS

  UNITED DENTAL

    Neither United Dental's Charter nor Bylaws contain a provision relating to the nomination of directors.

  PROTECTIVE

    Pursuant to Protective's Bylaws, nominations of persons for election as directors of Protective may be made by any Protective stockholder entitled to vote for the election of directors at the annual meeting who delivers to the corporate Secretary of Protective (the "Secretary") written notice of such nomination not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual stockholder meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the foregoing sentence to the contrary, if the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board made by Protective at least 70 days prior to the first anniversary of the preceding year's annual stockholder meeting, written notice (with respect to nominees for any new positions created by such increase) must be delivered or mailed to, and received by, the Secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by Protective.

    Nominations of persons for election as directors of Protective may be made by any Protective stockholder at any special meeting at which directors are to be elected pursuant to Protective's notice of meeting (i) by or at the direction of Protective's Board of Directors, the Chief Executive Officer or the Secretary of Protective or (ii) provided that Protective's Board of Directors has determined that directors shall be elected at such special meeting, by a stockholder entitled to vote and who complies with the notice procedures set forth in Protective's Bylaws. If Protective calls a special meeting for the purpose of electing one or more directors to Protective's Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Protective notice of meeting, provided the notice procedures in Protective's By-laws are satisfied.

  COMPARISON

    The nomination provision of Protective's Bylaws described above may make it more difficult for a third party to nominate its affiliates to Protective's Board of Directors and may impede unsolicited third party takeover efforts.

SPECIAL MEETINGS OF THE STOCKHOLDERS

  UNITED DENTAL

    United Dental's Bylaws provide that special meetings of stockholders may be called by the chairman of the board, the president, the board of directors, or the holders of not less than one-tenth of all the shares entitled to vote at such special meeting.

  PROTECTIVE

    Protective's Certificate of Incorporation provides that special meetings of stockholders may be called upon not less than 10 days' notice by resolution of Protective's Board of Directors, Executive Committee or Chief Executive Officer. Holders of a majority of the sum of the outstanding shares of Protective's common stock and of Protective's common stock which would be outstanding upon the conversion of all outstanding convertible securities of Protective may call a special meeting upon 60 days' advance written notice. These provisions of Protective Certificate of Incorporation can only be amended or repealed by vote of 67% of the outstanding shares.

  COMPARISON

    Pursuant to Protective's Certificate of Incorporation, a greater percentage of the outstanding shares of Protective's common stock is required for a stockholder to be able to call a special meeting and to amend the provisions governing the stockholders' ability to call a special meeting than under United Dental's Certificate of Incorporation. The consequent effect of these provisions is to make Protective less susceptible to the efforts of an interested stockholder to gain control of the company than is United Dental and it may be more difficult for an interested stockholder to change Protective's Certificate of Incorporation than United Dental's Certificate of Incorporation.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  UNITED DENTAL

    United Dental's Bylaws provide that stockholder action may be taken by written consent without a meeting if the holders of outstanding capital stock that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present consent to such action.

  PROTECTIVE

    Protective's Certificate of Incorporation provides that no action requiring the consent or approval of Protective's stockholders may be taken unless such consent or approval be given at a duly convened annual or special meeting of stockholders. Thus, Protective stockholder action may not be taken by written consent.

  COMPARISON

    The inability of Protective's stockholders to vote by written consent potentially limits the ability of stockholders to change Protective's corporate structure and impedes interested stockholders from gaining control of Protective to the detriment of other stockholders. Pursuant to Protective's Certificate of Incorporation, Protective's stockholders may only vote on corporate matters at the annual meeting or at a special meeting. United Dental's stockholders potentially have more control over the affairs of United Dental than do Protective's stockholders over Protective; therefore, United Dental may be more susceptible to the attempts of interested stockholders to gain control of the company.

VOTE REQUIRED FOR MERGERS; SALE OF ASSETS; SUPERMAJORITY PROVISIONS

  UNITED DENTAL

    Under the Delaware General Corporation Law, a merger, consolidation or dissolution of a corporation or the sale, lease or exchange of all or substantially all of such corporation's assets are subject to the approval of stockholders of the corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. United Dental is governed by the Delaware General Corporation Law relating to mergers and sales of its assets unless the transaction is with an "interested stockholder" (generally, a stockholder who owns 15% or more of the outstanding voting power of a corporation).

    Pursuant to Section 203 of the Delaware General Corporation Law, United Dental may not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors gives prior approval to the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

  PROTECTIVE

    Protective is also governed by the Delaware General Corporation Law with respect to the required vote for mergers and sales of assets. In addition, under Protective's Certificate of Incorporation, a merger, consolidation or dissolution of Protective or the sale, lease or exchange of all or substantially all of Protective's assets shall be subject to the approval of stockholders of Protective by the affirmative vote of the holders of a majority of the outstanding shares of Protective entitled to vote unless the transaction is with a "Related Person" as discussed below.

    Protective's Certificate of Incorporation contains a "fair price" provision which generally requires that certain "Business Combinations" (as defined below) with a "Related Person" (generally the beneficial owner of at least 20% of Protective's voting stock) be approved by the holders of at least 80% of Protective's voting stock and the holders of at least 67% of the voting stock held by stockholders other than such Related Person, unless (a) at least a majority of the "Continuing Directors" of Protective (i) has expressly approved in advance the acquisition of Protective's voting stock that caused the Related Person involved in the Business Combination to become a Related Person or (ii) has approved the Business Combination, or (b) the Business Combination is either a "Reorganization" or a Business Combination in which Protective is the surviving corporation and, in either event, the cash or fair market value of the property, securities or other consideration to be received per share as a result of the Business Combination by holders of the Common Stock of Protective, other than the Related Person, is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by such Related Person in acquiring any holdings of Protective's common stock either in or subsequent to the transaction or series of transactions by reason of which the Related Person became a Related Person. Protective's Certificate of Incorporation defines "Business Combination" as (i) any Reorganization of Protective or a subsidiary of Protective with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a pledge, mortgage or any other security device, of all or any "Substantial Part" (as defined herein) of the assets either of Protective or of a subsidiary of Protective, or both, to a Related Person, (iii) any Reorganization of a Related Person with or into Protective or a subsidiary of Protective, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to Protective or a subsidiary of Protective, (v) the issuance of any securities of Protective or any subsidiary of Protective to a Related Person except if such issuance were a stock split, stock dividend or other distribution pro rata to all holders of the same class of voting stock, (vi) any reclassification of Protective's securities (including any reverse stock split) or any other recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) any agreement, contract, plan or other arrangement providing for any of the transactions described in the definition of Business Transaction. "Continuing Director" is defined to mean a director who was a member of the Board of Directors of Protective immediately prior to the time such Related Person became a Related Person. "Substantial Part" is defined as more than 20% of the fair market value of the total assets of the corporation in question, as determined in good faith by a majority of the Continuing Directors as of the end of its most recent fiscal year ending prior to the time the determination is being made. "Reorganization" is defined to mean a merger, consolidation, plan of exchange, sale of all or substantially all of the assets (including, as pertains to a subsidiary of Protective, bulk reinsurance or cession of substantially all of its policies and contracts) or other form of corporate reorganization pursuant to which shares of voting stock, or other securities of the subject corporation, are to be converted or exchanged into cash or other property, securities or other consideration. Under Protective's Certificate of Incorporation, the amendment of, repeal of or adoption of any provision inconsistent with provisions of Protective's Certificate of Incorporation relating to Business Combinations with a Related Person requires the affirmative vote of the holders of at least 80% of Protective's voting stock and the holders of at least 67% of Protective's voting stock held by holders other than such Related Person.

  COMPARISON

    Unless a merger, consolidation or dissolution of Protective or United Dental is with a "related person," there is no difference between the rights of Protective's stockholders and United Dental's stockholders with respect to such a transaction; however, if such a transaction is with a related person, then the provisions described above may have the effect of delaying and making more difficult the acquisition of Protective than would be the case for United Dental. With respect to Protective's fair price provisions, a greater percentage of the outstanding shares of common stock are necessary in order to approve a transaction with a related person than are necessary under Section 203 of the Delaware General Corporation Law which governs transactions between United Dental and interested stockholders, thereby providing greater protection to Protective's stockholders from interested party transactions.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF PROTECTIVE'S COMMON STOCK

    The following table sets forth information concerning beneficial ownership of Protective's common stock as of June 30, 1998, with respect to (i) persons Protective believes to be the beneficial owners of 5% or more of Protective's common stock, (ii) each current director and each of the executive officers named in the Summary Compensation Table contained in Protective's Proxy Statement dated March 27, 1998, and (iii) all current directors and executive officers of Protective, as a group:

                                                                                           SHARES OF PROTECTIVE'S
                                                                                                COMMON STOCK
                                                                                          BENEFICIALLY OWNED(1)(2)
                                                                                          ------------------------
NAME                                                                                       NUMBER     PERCENT(1)
----------------------------------------------------------------------------------------  ---------  -------------
William J. Rushton III(3)...............................................................  1,271,052          2.1%
William J. Cabaniss, Jr.(4).............................................................    345,230            *
Drayton Nabers, Jr.(5)..................................................................    347,373            *
John J. McMahon, Jr.(6).................................................................     64,204            *
A. W. Dahlberg..........................................................................      5,708            *
Ronald L. Kuehn, Jr.(7).................................................................      6,646            *
Herbert A. Sklenar(8)...................................................................      8,646            *
James S. M. French(9)...................................................................     14,300            *
Robert A. Yellowlees(10)................................................................      7,757            *
John D. Johns(11).......................................................................     64,996            *
Elaine L. Chao(12)......................................................................      3,057            *
Donald M. James(13).....................................................................      2,473            *
R. Stephen Briggs(14)...................................................................    165,262            *
Jim E. Massengale(15)...................................................................    135,433            *
A. S. Williams III(16)..................................................................    111,653            *
All current directors, and executive officers as a group (23 individuals)(17)(18).......  2,812,910          4.6%
AmSouth Bank of Alabama in various fiduciary capacities(19).............................  7,178,784         11.6%
Nicholas Company, Inc.(20)..............................................................  4,081,040          6.6%
Firstar Corporation(21).................................................................  5,182,894          8.4%

------------------------------

  * less than one percent

 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The percentage calculation is based on the aggregate number of shares beneficially owned.

 (2) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children, as to all of which beneficial ownership is disclaimed by the respective directors and officers except as otherwise noted below.

 (3) Includes 22,188 shares owned by the wife of Mr. Rushton.

 (4) Includes 153,952 shares as to which voting/investment power is shared.

 (5) Includes 12,478 shares held in Protective's 401(k) and Stock Ownership Plan as of June 30, 1998 for which Mr. Nabers has sole voting power. Also, includes 244,759 share equivalents allocated to Mr. Nabers' deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Nabers who will have sole voting power over the shares at that time. Also includes 21,630 shares as to which voting/investment power is shared. Does not include 300,000 stock appreciation rights awarded under Protective's 1996 Stock Incentive Plan.

 (6) Includes 9,916 share equivalents allocated to Mr. McMahon's deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. McMahon who will have sole voting power over the shares at that time. Also includes 36,000 shares as to which voting/investment power is shared.

 (7) Includes 2,629 share equivalents allocated to Mr. Kuehn's deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Kuehn who will have sole voting power over the shares at that time.

 (8) Includes 2,476 share equivalents allocated to Mr. Sklenar's deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Sklenar who will have sole voting power over the shares at that time. Also includes 3,085 shares as to which voting/investment power is shared.

 (9) Includes 11,000 shares of Protective's common stock owned by Dunn Investment Company, of which Mr. French is Chairman of the Board, President, and Chief Executive Officer and an additional 1,800 shares as to which voting/investment power is also shared.

(10) Includes 4,757 share equivalents allocated to Mr. Yellowlees' deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Yellowlees who will have sole voting power over the shares at that time.

(11) Includes 3,322 shares held in Protective's 401(k) and Stock Ownership Plan as of June 30, 1998 for which Mr. Johns has sole voting power. Also, includes 53,074 share equivalents allocated to Mr. Johns' deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Johns who will have sole voting power over the shares at that time. Also includes 4,200 shares as to which voting/investment power is shared. Does not include 150,000 stock appreciation rights awarded under Protective's 1996 Stock Incentive Plan.

(12) Includes 1,871 share equivalents allocated to Ms. Chao's deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Ms. Chao who will have sole voting power over the shares at that time.

(13) Includes 1,473 share equivalents allocated to Mr. James deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. James who will have sole voting power over the shares at that time.

(14) Includes 26,986 shares held in Protective's 401(k) and Stock Ownership Plan as of June 30, 1998 for which Mr. Briggs has sole voting power. Also, includes 88,353 share equivalents allocated to Mr. Briggs' deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Briggs who will have sole voting power over the shares at that time. Does not include 40,000 stock appreciation rights awarded under Protective's 1996 Stock Incentive Plan. Also includes 1,428 shares as to which voting/investment power is shared.

(15) Includes 29,980 shares held in Protective's 401(k) and Stock Ownership Plan as of June 30, 1998 for which Mr. Massengale has sole voting power. Also, includes 56,559 share equivalents allocated to Mr. Massengale's deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for officers. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Massengale who will have sole voting power over the shares at that time. Also includes 700 shares as to which voting/investment power is shared. Does not include 40,000 stock appreciation rights awarded under Protective's 1996 Stock Incentive Plan.

(16) Includes 25,038 shares held in Protective's 401(k) and Stock Ownership Plan as of June 30, 1998 for which Mr. Williams has sole voting power. Also, includes 61,674 share equivalents allocated to Mr. Williams' deferred compensation account pursuant to the terms of Protective's Deferred Compensation Plan for officers. Upon distribution, share equivalents will be distributed in shares of Protective's common stock. Such shares will be issued directly to Mr. Williams who will have sole voting power over the shares at that time. Does not include 40,000 stock appreciation rights awarded under Protective's 1996 Stock Incentive Plan.

(17) No officer or director owns any stock of any affiliate of Protective.

(18) Included are the interests of the persons as of June 30, 1998 in 152,416 shares of Protective's common stock held in Protective's 401(k) and Stock Ownership Plan, which owned a total of 2,595,910 shares of Protective's common stock on such date. Each 401(k) and Stock Ownership Plan participant has sole voting power with respect to the shares held in the participant's account. The 1,291,185 shares held in Protective's 401(k) and Stock Ownership Plan Trust which have not been allocated to participants will be voted by the trustees in accordance with the majority of the vote of all participants. Also, includes 707,687 share equivalents allocated to the deferred compensation accounts of participating directors and executive officers as a group pursuant to Protective's Deferred Compensation Plan for Directors Who Are Not Employees of Protective and Protective's Deferred Compensation Plan for Officers. Also includes 447,568 shares as to which voting/investment power is shared. Does not include outstanding stock appreciation rights awarded under Protective's 1996 Stock Incentive Plan.

(19) AmSouth Bank, 1400 AmSouth/Sonat Tower, Birmingham, Alabama 35203, has advised Protective that the bank, in its capacity as fiduciary of various trusts and estates, may be deemed the beneficial owner, as of December 31, 1997, of 7,178,784 shares of Protective's common stock, for which the bank has no sole voting or investment power, but has shared voting power with respect to 5,884,956 shares and shared investment power with respect to 4,869,528 shares. AmSouth Bank has further advised Protective that none of the separate trusts and estates of which it is fiduciary holds as much as 5% of the outstanding shares of Protective's common stock. AmSouth Bank reported its beneficial ownership as of December 31, 1997 as 11.7%. The table shows the percentage based on 61,774,598 shares of Protective's common stock outstanding on June 30, 1998 (as adjusted for the two-for-one stock split on April 1, 1998).

(20) Nicholas Company, Inc., 700 North Water Street, Milwaukee, Wisconsin 53202, has advised Protective that, in its capacity as an investment company it may be deemed the beneficial owner, as of December 31, 1997, of 4,081,040 shares of Protective's common stock, for which Nicholas Company, Inc. has sole investment power but no voting power. Nicholas Company, Inc. further advised Protective that none of its separate clients owns as much as 5% of the outstanding shares of Protective's common stock. Nicholas Company, Inc. reported its beneficial ownership as of December 31, 1997 as 6.62%. The table shows the percentage based on 61,774,598 shares of Protective's common stock outstanding on June 30, 1998 (as adjusted for the two-for-one stock split on April 1, 1998).

(21) Firstar Corporation, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, has advised Protective that, in its capacity as a holding company, it may be deemed the beneficial owner, as of December 31, 1997, of 5,184,894 shares of Protective's common stock. Firstar Corporation has sole voting power with respect to 3,995,900 shares, sole investment power with respect to 4,344,100 shares, shared voting power with respect to 838,794 shares, and shared investment power with respect to 416,925 shares. A subsidiary of Firstar Corporation, Firstar Investment Research & Management Company, LLC, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, has advised Protective that, in its capacity as an investment adviser, it may be deemed the beneficial owner, as of December 31, 1997, of 5,177,950 shares of Protective's common stock. Firstar Investment Research & Management Company has sole voting power with respect to 1,811,350 shares, sole investment power with respect to 2,159,550 shares, shared voting power with respect to 2,936,680 shares, and shared investment power with respect to 3,018,400 shares. Firstar Corporation reported its beneficial ownership as of December 31, 1997 as 8.4%, which it has advised Protective includes beneficial ownership by its subsidiary. The table shows the percentage based on 61,774,598 shares of Protective's common stock outstanding on June 30, 1998 (as adjusted for the two-for-one stock split on April 1, 1998).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF UNITED DENTAL'S COMMON STOCK

    The following table sets forth, as of June 30, 1998, the beneficial ownership of United Dental's common stock (i) by each stockholder known by United Dental to own beneficially more than 5% of the outstanding United Dental's common stock; (ii) by each United Dental director; (iii) by United Dental's executive officers; (iv) by all United Dental executive officers and directors as a group; and (v) and by Mark E. Pape who was an executive officer for a portion of 1997 and an employee of United Dental until January 9, 1998. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of United Dental's common stock listed. Certain of the beneficial owners listed below are holders of unvested United Dental Stock Options and United Dental Warrants for which vesting will accelerate pursuant to the terms of the merger agreement and certain agreements between United Dental and such persons. See "THE PROPOSED MERGER--Conversion of Shares" and "THE PROPOSED MERGER--Interests of Certain Persons in the Merger--Option Settlement and Cancellation Agreements/Warrant Settlement Agreement." See also "THE PROPOSED MERGER--Contingent Transaction Bonus Plan."

                                                                                                   SHARES OF UNITED
                                                                                                       DENTAL'S
                                                                                                     COMMON STOCK
                                                                                                  BENEFICIALLY OWNED
                                                                                                ----------------------
NAME                                                                                             NUMBER      PERCENT
----------------------------------------------------------------------------------------------  ---------  -----------
T. Rowe Price Associates, Inc.(1)(2)..........................................................    722,200         8.1
Franklin Mutual Advisors, Inc.(1)(3)..........................................................    590,700         6.6
T. Rowe Price New Horizons Fund, Inc.(1)(2)...................................................    564,500         6.3
Putnam Investments, Inc.(4)...................................................................    465,824         5.2
Jack R. Anderson(1)(5)........................................................................  1,237,000        13.8
Citibank, N.A. and George E. Bello, Trustees(1)(6)............................................    778,500         8.7
George E. Bello(7)............................................................................    399,368         4.5
James Ken Newman(8)...........................................................................     79,666           *
William H. Longfield(9).......................................................................     68,000           *
Donald E. Steen...............................................................................      2,000           *
James E. Buncher..............................................................................     --          --
Robert J. Nettinga............................................................................      5,150           *
William H. Wilcox.............................................................................     --          --
John W. McCarty...............................................................................     --          --
Mark E. Pape(10)..............................................................................     91,695         1.0
Peter R. Barnett(11)..........................................................................     16,699           *
All directors and executive officers as a group (10 persons)(12)..............................  1,807,883        20.1

------------------------------

   * Less than 1%.


 (1) The address of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The address of Franklin Mutual Advisors, Inc. is 777 Mariners Island Boulevard, San Mateo, CA 94403. The address for Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109. The address of Jack R. Anderson is 16475 Dallas Parkway, Suite 735, Dallas, TX 75248. The address of Citibank, N.A. and George E. Bello, Trustees is c/o Citibank, N.A., 153 East 53rd Street, 25th Floor, New York, NY 10043.


 (2) T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. have jointly filed a Schedule 13G dated February 12, 1998, which states that T. Rowe Price Associates, Inc. has sole voting power with respect to 157,700 shares and sole investment power with respect to 722,200 shares and that T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 564,500 shares (which shares are included in the aggregate amount reported by T. Rowe Price Associates, Inc.). Both entities disclaim beneficial ownership of all such shares.

 (3) Franklin Mutual Advisors, Inc. ("FMA"), Franklin Resources, Inc., the parent holding company of FMA ("FRI") and Rupert H. Johnson, Jr. and Charles B. Johnson, principal stockholders of FRI, have jointly filed a
     Schedule 13G dated February 6, 1998, which states that FMA has sole voting and investment power with respect to the number of shares shown in the table. Each of FRI and Messrs. Johnson and Johnson disclaim beneficial ownership of all such shares.

 (4) Putnam Investments, Inc. ("PI"), Marsh & McLennan Companies, Inc., the parent holding company of PI ("MMC"), and Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., which are registered investment advisors owned by PI, have jointly filed a Schedule 13G dated December 5, 1996, which states that PI has shared voting power with respect to 64,224 shares and shared investment power with respect to 465,824 shares. MMC and PI disclaim beneficial ownership of all shares covered by such Schedule 13G.

 (5) Includes 778,500 shares held by the two trusts of which Citibank, N.A. and George E. Bello are trustees. See Note (6) below. Relatives of Mr. Anderson are beneficiaries of both trusts. Excludes shares of United Dental's common stock held by other trusts of which relatives of Mr. Anderson are beneficiaries. Mr. Anderson disclaims beneficial ownership of the shares owned by all of the trusts. Also includes 150,000 shares held by a foundation of which Mr. Anderson is a director and officer.

 (6) Citibank, N.A. and George E. Bello are trustees having shared voting and investment power under two trusts owning in the aggregate the number of shares shown in the table. Relatives of Jack R. Anderson are beneficiaries of both trusts. Mr. Anderson disclaims beneficial ownership of the shares owned by the trusts.

 (7) Excludes 778,500 shares of United Dental's common stock held by the two trusts of which Citibank, N.A. and George E. Bello are trustees. See Note
     (6) above. Relatives of Mr. Anderson are beneficiaries of both trusts. Messrs. Anderson and Bello disclaim beneficial ownership of the shares owned by the trusts.

 (8) Includes 8,000 shares of United Dental's common stock issuable upon exercise of immediately exercisable stock options. Also includes 10,000 shares held by a foundation of which Mr. Newman is a director and officer.

 (9) Includes 8,000 shares of United Dental's common stock issuable upon exercise of immediately exercisable stock options.

 (10) Includes 40,000 shares of United Dental's common stock issuable upon exercise of immediately exercisable warrants.

 (11) Includes 15,000 shares of United Dental's common stock issuable upon exercise of immediately exercisable stock options.

 (12) Includes 31,000 shares of United Dental's common stock issuable upon exercise of immediately exercisable stock options.

          UNITED DENTAL STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    If the merger is not consummated, it is anticipated that the 1998 Annual Meeting of Stockholders of United Dental will be held in December 1998.

    Under rules promulgated by the Commission, if the merger is not consummated, United Dental stockholders who desire to submit proposals for inclusion in the proxy statement of United Dental to be utilized in connection with the 1999 Annual Meeting of Stockholders of United Dental, to be held in April 1999, must submit such proposals to be received by the Secretary of United Dental no later than November 30, 1998.

                                 LEGAL MATTERS


    Certain legal matters with respect to the validity of the securities offered hereby and the merger are being passed upon for Protective by Deborah J. Long, Esq. Strasburger & Price, L.L.P., special counsel to United Dental, and Debevoise & Plimpton, special counsel to Protective, are each rendering opinions with respect to certain federal income tax consequence of the merger. See "THE PROPOSED MERGER-- Material U.S. Federal Income Tax Consequences of the Merger".


                                    EXPERTS

    The consolidated financial statements of Protective incorporated by reference in Protective's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of United Dental incorporated herein by reference to United Dental's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              ANNEX A*
                                                              COMPOSITE
                                                              CONFORMED
                                                              COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          PROTECTIVE LIFE CORPORATION,

                       PLC MERGER SUBSIDIARY CORPORATION

                                      AND

                            UNITED DENTAL CARE, INC.

                           DATED AS OF MARCH 10, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


* This Composite Conformed Copy reflects amendments entered into as of March 17, 1998, as of July 8, 1998 and as of August 6, 1998.

                               TABLE OF CONTENTS

ARTICLE I THE MERGER......................................................................  1
           Section 1.1   The Merger.......................................................  1
           Section 1.2   Closing..........................................................  1
           Section 1.3   Effective Time of the Merger.....................................  1
           Section 1.4   Directors and Officers of the Surviving Corporation..............  1

ARTICLE II SHAREHOLDER APPROVAL...........................................................  2
           Section 2.1   Shareholder Meeting..............................................  2
           Section 2.2   Proxy Statement/Prospectus; Registration Statement...............  2
           Section 2.3   No False or Misleading Statements................................  2

ARTICLE III CONVERSION AND EXCHANGE OF SECURITIES.........................................  3
           Section 3.1   Conversion of Shares.............................................  3
           Section 3.2   Fractional Interests.............................................  4
           Section 3.3   Exchange of Certificates.........................................  4
           Section 3.4   Dissenting Shares................................................  6
           Section 3.6   No Liability.....................................................  6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB............................  7
           Section 4.1   Organization.....................................................  7
           Section 4.2   Capitalization...................................................  7
           Section 4.3   Sub and Purchaser Subsidiaries...................................  7
           Section 4.4   Authority Relative to this Agreement.............................  8
           Section 4.5   Consents and Approvals; No Violations............................  9
           Section 4.6   Purchaser SEC Reports............................................  9
           Section 4.7   Statutory Financial Statements...................................  10
           Section 4.8   Absence of Certain Changes.......................................  10
           Section 4.9   Regulatory Filings...............................................  10
                         Information in Proxy Statement/Prospectus and Registration
           Section 4.10    Statement......................................................  10
           Section 4.11  Brokers..........................................................  10
           Section 4.12  Absence of Undisclosed Liabilities...............................  10
                         Compliance with Laws; Certificates of Authority; Permits and
           Section 4.13    Licenses.......................................................  11
           Section 4.14  Disclosure.......................................................  11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................  12
           Section 5.1   Organization.....................................................  12
           Section 5.2   Capitalization...................................................  12
           Section 5.3   Company Subsidiaries.............................................  12
           Section 5.4   Authority Relative to this Agreement.............................  13
           Section 5.5   Consents and Approvals: No Violations............................  13
           Section 5.6   Company SEC Reports..............................................  14
           Section 5.7   Statutory Financial Statements...................................  14
           Section 5.8   Absence of Certain Changes.......................................  14
           Section 5.9   Litigation.......................................................  15
           Section 5.10  Absence of Undisclosed Liabilities...............................  15
           Section 5.11  No Default.......................................................  15
           Section 5.12  Taxes............................................................  15
           Section 5.13  Title to Property................................................  16
                         Compliance with Laws; Certificates of Authority; Permits and
           Section 5.14    Licenses.......................................................  17
           Section 5.15  Regulatory Filings...............................................  17
           Section 5.16  Investments......................................................  17
           Section 5.17  Reserves.........................................................  17
                         Information in Proxy Statement/Prospectus and Registration
           Section 5.18    Statement......................................................  18
           Section 5.19  Brokers..........................................................  18

           Section 5.20  Employee Benefit Plans; ERISA....................................  18
           Section 5.21  Labor and Employee Relations.....................................  19
           Section 5.22  Environmental Matters............................................  20
           Section 5.23  Opinion of Financial Advisor.....................................  20
           Section 5.24  Contracts........................................................  20
           Section 5.25  Intellectual Property............................................  21
           Section 5.26  Voting Requirements; Takeover Statute............................  21
           Section 5.27  Disclosure.......................................................  22

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER.........................................  22
           Section 6.1   Conduct of Business by the Company Pending the Merger............  22
           Section 6.2   Conduct of Business by Purchaser Pending the Merger..............  24
           Section 6.3   Investment Restrictions..........................................  24

ARTICLE VII ADDITIONAL AGREEMENTS.........................................................  25
           Section 7.1   Access and Information...........................................  25
           Section 7.2   No Solicitation..................................................  25
           Section 7.3   Filings; Other Action............................................  26
           Section 7.4   Public Announcements.............................................  27
           Section 7.5   Stock Exchange Listing...........................................  27
           Section 7.6   Company Indemnification Provision................................  27
           Section 7.7   Comfort Letters..................................................  27
           Section 7.8   Employee Benefits................................................  28
           Section 7.9   Tax Matters......................................................  28
           Section 7.10  Affiliates.......................................................  28
           Section 7.11  Additional Matters...............................................  28

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER.....................................  29
           Section 8.1   Conditions to Each Party's Obligation to Effect the Merger.......  29
           Section 8.2   Conditions to Obligation of the Company to Effect the Merger.....  29
                         Conditions to Obligations of Purchaser and Sub to Effect the
           Section 8.3     Merger.........................................................  30

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER..............................................  30
           Section 9.1   Termination by Mutual Consent....................................  30
           Section 9.2   Termination by Either Purchaser or the Company...................  30
           Section 9.3   Termination by the Company.......................................  31
           Section 9.4   Termination by Purchaser.........................................  32
           Section 9.5   Effect of Termination and Abandonment............................  32

ARTICLE X GENERAL PROVISIONS..............................................................  33
           Section 10.1  Survival of Representations, Warranties and Agreements...........  33
           Section 10.2  Notices..........................................................  33
           Section 10.3  Descriptive Headings.............................................  34
           Section 10.4  Entire Agreement; Assignment.....................................  34
           Section 10.5  Governing Law....................................................  34
           Section 10.6  Expenses.........................................................  34
           Section 10.7  Amendment........................................................  34
           Section 10.8  Waiver...........................................................  34
           Section 10.9  Counterparts; Effectiveness......................................  34
           Section
           10.10         Severability; Validity; Parties in Interest......................  34
           Section
           10.11         Enforcement of Agreement.........................................  35
           Section
           10.12         Knowledge........................................................  35

                             TABLE OF DEFINED TERMS

Affiliate.....................................................................  Section 4.3
Affiliate Agreements..........................................................  Section 7.10
Alternate Transaction.........................................................  Section 9.5
Annual Statutory Statements of the Purchaser..................................  Section 4.7
Annual Statutory Statements of the Company....................................  Section 5.7
Benefits......................................................................  Section 7.8
Cash Consideration............................................................  Section 3.1
Certificates..................................................................  Section 3.1
Closing.......................................................................  Section 1.2
Closing Date..................................................................  Section 1.2
Code..........................................................................  Recitals
Common Stock Consideration....................................................  Section 3.1
Company.......................................................................  Recitals
Company Benefit Plan..........................................................  Section 5.20
Company Common Stock..........................................................  Section 3.1
Company Contracts.............................................................  Section 5.24
Company Disclosure Letter.....................................................  Article V
Company Insurance Subsidiaries................................................  Section 5.3
Company Intellectual Property Rights..........................................  Section 5.25
Company Investments...........................................................  Section 5.16
Company Material Adverse Effect...............................................  Section 5.1
Company Plans.................................................................  Section 7.5
Company SEC Reports...........................................................  Section 5.6
Company Special Meeting.......................................................  Section 2.1
Company State Statutory Accounting Principles.................................  Section 5.7
Company Stock Options.........................................................  Section 5.2
Company Stockholder Approval..................................................  Section 5.26
Company Subsidiaries..........................................................  Section 5.3
Company Warrants..............................................................  Section 5.2
Confidentiality Agreement.....................................................  Section 7.1
Contracts.....................................................................  Section 5.24
Costs.........................................................................  Section 7.6
DGCL..........................................................................  Section 1.1
Dissenting Share..............................................................  Section 3.4
Effective Time................................................................  Section 1.3
Effective Time Price..........................................................  Section 3.2
Encumbrances..................................................................  Section 4.3
Environmental Laws............................................................  Section 5.22
ERISA.........................................................................  Section 5.20
ERISA Affiliate...............................................................  Section 5.20
Exchange Act..................................................................  Section 2.3
Exchange Agent................................................................  Section 3.3
Exchange Ratio................................................................  Section 3.1
Expenses......................................................................  Section 9.5
GAAP..........................................................................  Section 4.6
Governmental Entity...........................................................  Section 4.5
Governmental Requirements.....................................................  Section 4.5
HMO...........................................................................  Section 5.14
HSR Act.......................................................................  Section 4.5

Indemnified Parties...........................................................  Section 7.6
IRS...........................................................................  Section 5.20
Knowledge.....................................................................  Section
                                                                                10.12
Merger........................................................................  Recitals
Merger Consideration..........................................................  Section 3.1
Moody's.......................................................................  Section 3.3
NYSE..........................................................................  Section 3.2
Oracare Business..............................................................  Section 5.14
Oracare Entities..............................................................  Section 5.14
Permitted Investments.........................................................  Section 6.3
Person........................................................................  Section 3.3
Proxy Statement/Prospectus....................................................  Section 2.2
Purchaser.....................................................................  Recitals
Purchaser Common Stock........................................................  Section 3.1
Purchaser Disclosure Letter...................................................  Article IV
Purchaser Insurance Subsidiaries..............................................  Section 4.3
Purchaser Junior Preferred Stock..............................................  Section 4.2
Purchaser Material Adverse Effect.............................................  Section 4.1
Purchaser Performance Shares..................................................  Section 4.2
Purchaser Preferred Stock.....................................................  Section 4.2
Purchaser Rights Agreement....................................................  Section 3.1
Purchaser SARs................................................................  Section 4.2
Purchaser SEC Reports.........................................................  Section 4.6
Purchaser Significant Subsidiaries............................................  Section 4.3
Purchaser Subsidiaries........................................................  Section 4.3
Purchaser Top Up Event........................................................  Section 9.3
Purchaser Top Up Right........................................................  Section 9.3
Quarterly Statutory Statements of Purchaser...................................  Section 4.7
Quarterly Statutory Statements of the Company.................................  Section 5.7
Registration Statement........................................................  Section 2.2
S&P...........................................................................  Section 3.3
SEC...........................................................................  Section 2.2
Securities Act................................................................  Section 2.2
Shares........................................................................  Section 3.1
Spread Amount.................................................................  Section 3.1
State Statutory Accounting Principles.........................................  Section 4.7
Statutory Financial Statements of Purchaser...................................  Section 4.7
Statutory Financial Statements of the Company.................................  Section 5.7
Stock Dividend................................................................  Section 3.1
Stockholder Agreement.........................................................  Recitals
Sub...........................................................................  Recitals
Subsidiary....................................................................  Section 4.3
Superior Proposal.............................................................  Section 7.2
Surviving Corporation.........................................................  Section 1.1
Takeover Proposal.............................................................  Section 7.2
Taxes.........................................................................  Section 5.12
Tax Returns...................................................................  Section 5.12
Termination Payment...........................................................  Section 9.5
Trading Average...............................................................  Section 9.3
Trading Day...................................................................  Section 3.2
Warrants......................................................................  Section 5.2

                                    EXHIBITS

Exhibit A: Form of Affiliate Letter Agreement

                          AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of March 10, 1998 and amended as of March 17, 1998, as of July 8, 1998 and as of August 6, 1998, by and among PROTECTIVE LIFE CORPORATION, a Delaware corporation ("Purchaser"), PLC MERGER SUBSIDIARY CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Sub"), and UNITED DENTAL CARE, INC., a Delaware corporation (the "Company").


    WHEREAS, the respective Boards of Directors of Purchaser, Sub and the Company have approved the merger of the Company with and into Sub upon the terms and subject to the conditions set forth herein (the "Merger");

    WHEREAS as a condition of the willingness of Purchaser to enter into this Agreement, a principal stockholder of the Company has entered into a Stockholder Agreement, dated as of the date hereof (the "Stockholder Agreement"), with Purchaser, which provides, among other things, that, subject to the terms and conditions thereof, such stockholder will vote such stockholder's shares of Company Common Stock in favor of the Merger and the approval and adoption of this Agreement; and

    WHEREAS, Purchaser, Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Sub and the separate corporate existence of the Company shall thereupon cease, and Sub shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the "DGCL"). Pursuant to the Merger, (a) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation and (b) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, such Bylaws and the Certificate of Incorporation of the Surviving Corporation.

    Section 1.2 CLOSING. The Company shall as promptly as practicable notify Purchaser, and Purchaser and Sub shall as promptly as practicable notify the Company, when the conditions to such party's or parties' obligation to effect the Merger contained in Article VIII have been satisfied. The closing of the Merger (the "Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, at 10:00 a.m., New York time, on the second business day after the later of these notices has been given (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto; provided, however, that the parties hereto agree to use all reasonable efforts to consummate the Closing on June 30, 1998, or as soon as practicable thereafter.

    Section 1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective when a properly executed Certificate of Merger meeting the requirements of Section 251 of the DGCL is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"), which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 1.2.
    Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time. The directors and officers of the Surviving Corporation shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                              SHAREHOLDER APPROVAL

    Section 2.1 SHAREHOLDER MEETING. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting"), as soon as practicable after the Registration Statement (as hereinafter defined) is declared effective, for the purpose of voting upon the adoption of this Agreement. Subject to the provisions of Section 7.2(b), the Company shall include in the Proxy Statement/Prospectus (as hereinafter defined) the unanimous recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    Section 2.2 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. In connection with the solicitation of approval of the principal terms of this Agreement and the Merger by the Company's shareholders, the Company and Purchaser shall as promptly as practicable prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus. The Company, after consultation with Purchaser, shall respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and shall cause a definitive proxy statement to be mailed to its shareholders at the earliest practicable date. Such definitive proxy statement shall also constitute a prospectus of Purchaser with respect to the Purchaser Common Stock (as hereinafter defined) to be issued in the Merger (such proxy statement and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering such shares of Purchaser Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser shall prepare and as promptly as practicable file with the SEC the Registration Statement. Purchaser, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement, and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC. Purchaser shall also take any action required to be taken under applicable state securities laws in connection with the issuance of Purchaser Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock (as hereinafter defined) as may be reasonably requested by Purchaser in connection with such action.

    Section 2.3 NO FALSE OR MISLEADING STATEMENTS. The information provided and to be provided by each of Purchaser and the Company specifically for use in the Registration Statement and the Proxy Statement/Prospectus shall not, with respect to the information supplied by such party, in the case of the Registration Statement, on the date the Registration Statement becomes effective and, in the case of the Proxy Statement/Prospectus, on the date upon which the Proxy Statement/Prospectus is mailed to the shareholders of the Company or on the date upon which approval of the Merger by the shareholders of the Company is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser and the Company agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the Company's shareholders to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable law.

                                  ARTICLE III
                     CONVERSION AND EXCHANGE OF SECURITIES

    Section 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any of the following securities:

        (a) Subject to Sections 3.1(g), 3.5 and 9.3(c), each share of common stock, par value $0.10 per share, of the Company (the "Company Common Stock," and the shares of such Company Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) hereof and shares with respect to which dissenter's rights have been asserted) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive:

            (i) 0.2893 (as such ratio may be adjusted pursuant to Sections 3.1(g), 3.5 and 9.3(c), the "Exchange Ratio") duly authorized, validly issued, fully paid and nonassesable shares of common stock, par value $.50 per share, of the Purchaser (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, issued in accordance with the Rights Agreement, dated as of August 7, 1995 (the "Purchaser Rights Agreement"), between Purchaser and AmSouth Bank (as successor by merger to AmSouth Bank of Alabama, successor by conversion of charter to AmSouth Bank N.A.), as Rights Agent, the "Purchaser Common Stock"); it being understood that the Exchange Ratio gives effect to the two-for-one stock split in the form of a stock dividend announced by the Purchaser on March 2, 1998 (the "Stock Dividend") payable on April 1, 1998, to holders of record of Purchaser Common Stock as of the close of business on March 13, 1998 (the "Common Stock Consideration"); and

            (ii) $9.31 in cash (as such amount may be adjusted pursuant to Sections 3.1(g) and 9.3(c), the "Cash Consideration," together with the Common Stock Consideration, the "Merger Consideration").

        (b) All Shares of Company Common Stock converted into Merger Consideration at the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares of Company Common Stock shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.3, only the Merger Consideration. The holders of such certificates previously evidencing such Shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares of Company Common Stock except as otherwise provided herein or by law.

        (c) Each share of Common Stock of Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

        (d) All Shares of Company Common Stock that are owned by the Company as treasury stock and any Shares of Company Common Stock owned by Purchaser or Sub or any other direct or indirect wholly owned Purchaser Subsidiary shall, at the Effective Time, be canceled and retired and shall cease to exist and no Purchaser Common Stock or other consideration shall be delivered in exchange therefor except for any shares held in a Purchaser Subsidiary separate account or mutual fund.

        (e) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Share held by them.

        (f) Each Company Stock Option and Company Warrant (each as defined in
    Section 5.2) which is not exercisable immediately prior to the Effective Time shall become exercisable and each

    Company Stock Option and Company Warrant (other than Company Stock Options and Company Warrants for which exercise notices have been delivered and with respect to which the exercise price has been paid) shall be canceled, and each holder of such a Company Stock Option or Company Warrant will be entitled to receive, for each share of Company Common Stock subject to such Company Stock Option or Company Warrant, an amount of Purchaser Common Stock and cash equal in the aggregate to the excess, if any, of the Merger Consideration (calculated using the Effective Time Price (as hereinafter defined)) over the per share exercise price of such Company Stock Option or Company Warrant, without interest (the "Spread Amount"). The portion of such Spread Amount equal to the product of (i) such Spread Amount multiplied by
    (ii) the percentage of the Merger Consideration payable in Purchaser Common Stock shall be paid in Purchaser Common Stock, and the remainder of the Spread Amount shall be paid in cash. The amount payable pursuant to this
    Section 3.l(f) shall be subject to all applicable tax withholding, which shall be deducted from the portion of the Spread Amount payable in cash.

        (g) If required by special counsel to the Company or special counsel to Purchaser in order for such counsel to provide the opinions required by
    Section 8.2(b) or Section 8.3(b), respectively, the Exchange Ratio (and the number of shares of Purchaser Common Stock to be issued as Common Stock Consideration with respect to each share of Company Common Stock pursuant to
    Section 3.1) shall be increased (and the Cash Consideration correspondingly decreased) so that, after taking into account the Effective Time Price, any cash paid in lieu of fractional shares pursuant to Section 3.2, and any cash paid with respect to Dissenting Shares pursuant to Section 3.4, the Common Stock Consideration shall constitute not less than 45% by value of the total consideration paid with respect to the Company Common Stock.

    Section 3.2 FRACTIONAL INTERESTS. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of Purchaser. In lieu of a fractional interest in a share of Purchaser Common Stock, each holder of a Share or Shares of Company Common Stock exchanged pursuant to Section 3.1(a) and each holder of any Company Stock Options cancelled pursuant to Section 3.1(f) who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the closing sales price, regular way, per share rounded to four decimal points, of the Purchaser Common Stock as reported in THE WALL STREET JOURNAL, for the New York Stock Exchange ("NYSE") trading day ("Trading Day") which is the Trading Day of the Effective Time (the "Effective Time Price").

    Section 3.3 EXCHANGE OF CERTIFICATES. (a) As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five Trading Days prior to the mailing of the Proxy Statement/Prospectus to holders of Company Common Stock, Purchaser shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Purchaser and Company) to act as exchange agent (the "Exchange Agent") in effecting the exchange of Certificates of Company Common Stock for Merger Consideration pursuant to Section 3.1(a) hereof (and cash in lieu of fractional interests in accordance with Section 3.2). Upon the surrender to the Exchange Agent of Certificates representing Shares of Company Common Stock and a duly completed and executed letter of transmittal (referred to in Section 3.3(d)) with respect to all of the Shares owned by a holder of Shares, Purchaser shall use its best efforts to cause the Exchange Agent to, within three business days of receipt of such Certificates and transmittal letter, pay the holder of such Certificates the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2), and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate that prior to the Effective Time represented Shares of Company Common Stock (other than Certificates representing Dissenting Shares or Shares of Company Common Stock to be cancelled in accordance with Section 3.1(d)) shall represent solely the right to receive Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2). No interest shall be paid or accrued on Merger Consideration.

    (b) As of the Effective Time, Purchaser shall deposit or cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of Shares of Company Common Stock, for exchange in accordance with this Article III, the aggregate Merger Consideration.

    (c) The cash portion of the aggregate Merger Consideration shall be invested by the Exchange Agent, as directed by and for the benefit of the Surviving Corporation, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year and provided further that no such investment shall result in a delay in the payment of Merger Consideration to holders of Company Common Stock.

    (d) Promptly after the Effective Date, Purchaser shall send, or shall cause the Exchange Agent to send, to each holder of Shares of Company Common Stock at the Effective Date a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates representing shares of Company Common Stock to the Exchange Agent).

    (e) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares of Company Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.3(b) to pay for shares of Company Common Stock in respect of which dissenters' rights have been perfected shall be returned to Purchaser, upon demand.

    (g) As promptly as practicable following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, shares of Purchaser Common Stock, Certificates and other documents in its possession relating to the transactions described in this Agreement and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the applicable Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2), without any interest thereon.
    (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares of Company Common Stock. If, after the Effective Time, Certificates formerly representing Shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2), as provided in this
Article III.

    (i) No dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock such holder is entitled to receive, and no cash payment in lieu of fractional interests shall be paid pursuant to Section 3.2, in each case, until the holder of such Certificate shall surrender such Certificate, in accordance with the provisions of this Agreement.

    (j) The Exchange Agent or Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Purchaser or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provision of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

    Section 3.4 DISSENTING SHARES. (a) Notwithstanding anything in this agreement to the contrary, shares of Company Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration in accordance with Section 3.2, without interest. Notwithstanding anything contained in this Section 3.5, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

    (b) The Company shall give Purchaser (i) prompt notice of any demands for appraisal (any withdrawals of such demands) received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle any such demands.

    Section 3.5 CERTAIN ADJUSTMENTS. If after the date hereof and on or prior to the Effective Date the outstanding shares of Purchaser Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic result as contemplated by this Agreement prior to such Adjustment Event, it being agreed that no adjustment shall be made pursuant to this Section 3.5 for the Stock Dividend.
    Section 3.6 NO LIABILITY. Neither Purchaser, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.4), without any interest or other payments thereon, upon due surrender and delivery of such Certificate pursuant to this Agreement.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

    Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties to which the information in such letter relates) (the "Purchaser Disclosure Letter"), Purchaser represents and warrants to the Company as follows:

    Section 4.1 ORGANIZATION. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Purchaser and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Purchaser Material Adverse Effect. As used herein "Purchaser Material Adverse Effect" shall mean any material adverse effect on the business, assets, liabilities, results of operations or financial condition of Purchaser, Sub and the Purchaser Subsidiaries (as hereinafter defined), taken as a whole, whether resulting from individual or aggregate events, occurrences or circumstances.

    Section 4.2 CAPITALIZATION. As of February 26, 1998: (i) the authorized capital stock of Purchaser consists of 80,000,000 shares of Purchaser Common Stock, 4,000,000 shares of Preferred Stock, par value $1.00 per share, of Purchaser ("Purchaser Preferred Stock") of which 400,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, of Purchaser ("Purchaser Junior Preferred Stock") and reserved for issuance pursuant to the Purchaser Rights Agreement, (ii) 30,879,132 shares of Purchaser Common Stock, and no shares of Purchaser Preferred Stock or Purchaser Junior Preferred Stock, were issued and outstanding, (iii) 337,500 stock appreciation rights ("Purchaser SARs") were issued and outstanding, which when exercised will be payable in an indeterminate number of shares of Purchaser Common Stock and (iv) 222,360 performance share awards (the "Purchaser Performance Shares") were issued and outstanding, which are settleable upon the occurrence of certain events, or the satisfaction of certain conditions, in up to 353,385 shares of Purchaser Common Stock. All of the issued and outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Purchaser Common Stock reserved for issuance in exchange for shares of Company Common Stock or upon cancellation of Company Stock Options and Company Warrants at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Since February 26, 1998 to the date hereof, no shares of Purchaser's capital stock have been issued, except Purchaser Common Stock issued pursuant to Purchaser SARs or other employee benefit plans. Except for
(i) outstanding Purchaser SARs and Purchaser Performance Shares, (ii) 2,000,000 FELINE (Flexible Equity-Linked Exchangeable) PRIDES (Preferred Redeemable Increased Dividend Securities) of Purchaser and (iii) the Series A Junior Participating Preferred Stock Purchase Rights attached to the Purchaser Common Stock, as of the date of this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Purchaser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

    Section 4.3 SUB AND PURCHASER SUBSIDIARIES. (a) The authorized capital stock of Sub consists of 1000 shares of Common Stock, par value $1.0 per share. As of the date hereof, 1000 shares of Common Stock of Sub are issued and outstanding and are owned by Purchaser.

    (b) Each subsidiary of Purchaser, other than Sub (collectively, the "Purchaser Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Purchaser Material Adverse Effect. Each Purchaser Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Purchaser Material Adverse Effect. For purposes of this
Agreement: (i) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and (ii) a "subsidiary" of any person means another person, an amount of the voting securities of which or of other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

    (c) Each of the Purchaser Subsidiaries that is as of the date hereof a significant subsidiary as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (collectively, the "Purchaser Significant Subsidiaries") and is an insurance company, a health maintenance organization or a prepaid dental plan, a limited health service organization or a hospital, medical, dental services or indemnity corporation (collectively, the "Purchaser Insurance Subsidiaries") is (i) duly licensed or authorized as an insurance company, a health maintenance organization or a prepaid dental plan, a limited health service organization or a hospital, medical, dental services or indemnity corporation in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company, a health maintenance organization or a prepaid dental plan, a limited health service organization or a hospital, medical, dental services or indemnity corporation in each other jurisdiction where it is required to be so licensed or authorized, except where the failure to be so licensed or authorized would not individually or in the aggregate have a Purchaser Material Adverse Effect.

    (d) Purchaser is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of Sub and of each of the Purchaser Insurance Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of Sub or of any Purchaser Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of Sub or of any Purchaser Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Purchaser or any Purchaser Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of Sub or of any Purchaser Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Purchaser are validly issued, fully paid and nonassessable and are owned by it free and clear of all mortgages, pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of all kinds ("Encumbrances") securing obligations not reflected in the Purchaser SEC Reports.

    Section 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Purchaser and Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and Sub and the consummation by Purchaser and Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and Sub, and by Purchaser as the sole shareholder of Sub by written consent, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of each of Purchaser and Sub, enforceable against

Purchaser and Sub in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

    Section 4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except (a) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Exchange Act, state or foreign laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder, certain state and local regulatory filings relating to insurance companies, health maintenance organizations, prepaid dental plans or dental practice management and similar matters and the filing of the Certificate of Merger as required by the DGCL (collectively, the "Governmental Requirements"), or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority (a "Government Entity") would not prevent or delay the consummation of the Merger, or otherwise prevent Purchaser or Sub from performing their respective obligations under this Agreement, and would not individually or in the aggregate have a Purchaser Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Purchaser and Sub and the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement by Purchaser or Sub, nor the consummation by Purchaser or Sub of the transactions contemplated hereby, nor compliance by Purchaser or Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificates of Incorporation or Bylaws of Purchaser or Sub or the Articles or Certificate of Incorporation, as the case may be, or Bylaws of any of the Purchaser Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Purchaser, Sub or any of the Purchaser Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Sub, any Purchaser Subsidiary or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of Purchaser, Sub or any Purchaser Subsidiary, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Purchaser, Sub or any of the Purchaser Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, payments, exercises, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Purchaser Material Adverse Effect.

    Section 4.6 PURCHASER SEC REPORTS. Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (collectively, the "Purchaser SEC Reports"). As of the respective dates such Purchaser SEC Reports were filed or, if any such Purchaser SEC Reports were amended, as of the date such amendment was filed, each of the Purchaser SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited consolidated financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in the Purchaser SEC Reports, and (ii) the unaudited consolidated interim financial statements of Purchaser (including any related notes and schedules) included (or incorporated by reference) in the Purchaser SEC Reports, fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and the Purchaser

Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    Section 4.7 STATUTORY FINANCIAL STATEMENTS. The Annual Statements of the Purchaser Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1996 and December 31, 1997 (together with all exhibits and schedules thereto, the "Statutory Financial Statements of Purchaser"), have been prepared in accordance with the accounting practices prescribed or permitted by the departments of insurance for all applicable domiciliary states for purposes of financial reporting to the respective state's insurance regulators ("State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of Purchaser present fairly in all material respects the financial position and the results of operations for the Purchaser Insurance Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. Purchaser has delivered to the Company true and complete copies of the Statutory Financial Statements of Purchaser.

    Section 4.8 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, there has been no event or condition which has had (or is reasonably likely to result in) a Purchaser Material Adverse Effect, and Purchaser and the Purchaser Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 6.2 hereof.

    Section 4.9 REGULATORY FILINGS. Purchaser and the Purchaser Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Purchaser Material Adverse Effect; and, to the knowledge of the senior executive officers of Purchaser, all such reports, statements, documents, registrations, filings and submissions were in all material respects true, complete and accurate when filed.

    Section 4.10 INFORMATION IN PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. The Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    Section 4.11 BROKERS. Other than A.G. Edwards & Sons, Inc., no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Purchaser.

    Section 4.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Purchaser's financial statements (or reflected in the notes thereto) included in the Purchaser SEC Reports filed as of the date hereof or disclosed in Section 4.12 of the Purchaser Disclosure Letter or which were incurred after September 30, 1997 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, the Purchaser and the Purchaser Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Purchaser.

    Section 4.13 COMPLIANCE WITH LAWS; CERTIFICATES OF AUTHORITY; PERMITS AND LICENSES. (a) The business of the Purchaser and each of the Purchaser Significant Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance, health maintenance organization ("HMO") and prepaid dental plan codes, laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and any other codes, laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity relating to the offer and sale of dental care products, plans or services (including the practice of dentistry), the recruitment of dentists or dental offices in connection with the offer and sale of such products, plans or services, the marketing of any such products, plans or services to potential purchasers, patients or subscribers thereto, or any joint venture, cooperative arrangement or business relationship with any other party relating to the foregoing, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

    (b) Purchaser, and each of the Purchaser Significant Subsidiaries, has all certificates of authority, permits and licenses, including, without limitation, insurance licenses, the use and exercise of which are necessary for the conduct of its business as now conducted, other than such certificates of authority, permits and licenses, including without limitation, insurance licenses, the absence of which would not, individually or in the aggregate, be reasonably expected to have a Purchaser Material Adverse Effect. The business of Purchaser and each of the Purchaser Subsidiaries has been and is being conducted in compliance, in all material respects, with all such certificates of authority, permits and licenses, including, without limitation, insurance licenses. To the knowledge of the senior executive officers of Purchaser, all such certificates of authority, permits and licenses, including, without limitation, insurance licenses, are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

    Section 4.14 DISCLOSURE. No representation or warranty by Purchaser or the Purchaser Subsidiaries in this Agreement, and no statement contained in the Purchaser SEC Reports and the Statutory Financial Statements of Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Purchaser which would reasonably be expected to have a Purchaser Material Adverse Effect which has not been set forth in the Purchaser SEC Reports, the Statutory Financial Statements of Purchaser or in this Agreement, including the Purchaser Disclosure Letter.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as otherwise disclosed to Purchaser in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Purchaser as follows:

    Section 5.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Company Material Adverse Effect. As used herein "Company Material Adverse Effect" shall mean any material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, whether resulting from individual or aggregate events, occurrences or circumstances.

    Section 5.2 CAPITALIZATION. As of March 3, 1998: (i) the authorized capital stock of the Company consisted of 15,000,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock, (ii) 8,950,696 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding and (iii) stock options to acquire 878,800 shares of Company Common Stock were issued and outstanding under the stock option plans of the Company (the "Company Stock Options") and Warrants (the "Company Warrants") to acquire 40,000 shares of Company Common Stock were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Since March 3, 1998 to the date hereof, no shares of the Company's capital stock have been issued, except Company Common Stock pursuant to Company Stock Options or Company Warrants. Except as set forth above or as specified in Section 5.2 of the Company Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of the Company issued or outstanding or any Company Stock Options, warrants (any such warrants scheduled, the "Warrants"), subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. Since January 1, 1997 the Company has not repurchased any shares of Company Common Stock.

    Section 5.3 COMPANY SUBSIDIARIES. (a) Section 5.3 (a) of the Company Disclosure Letter sets forth the name of each subsidiary of the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its incorporation. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

    (b) Section 5.3(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company, a health maintenance organization or prepaid dental plan, a limited health service organization or a hospital, medical, dental service or indemnity corporation

(collectively, the "Company Insurance Subsidiaries"). Except as disclosed in
Section 5.3(b) of the Company Disclosure Letter, each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company, a health maintenance organization or a prepaid dental plan, a limited health service organization or a hospital, medical, dental services or indemnity corporation in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company, a health maintenance organization or a prepaid dental plan, a limited health service organization or a hospital, medical, dental services or indemnity corporation in each other jurisdiction where it is required to be so licensed or authorized.

    (c) Except as set forth in Section 5.3(c) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.3(c) of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

    (d) Except for the Company Subsidiaries and as set forth in the Statutory Financial Statements of the Company (as hereinafter defined) or in Section 5.3(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

    Section 5.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than obtaining shareholder approval pursuant to Section 2.1, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

    Section 5.5 CONSENTS AND APPROVALS: NO VIOLATIONS. Except (a) for the Governmental Requirements, or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement. Except as set forth on Section 5.5 of the Company Disclosure Letter, no consent or approval of any other party (including, but not limited to, any party to any Company Contracts (as defined below)) is required to be obtained by the Company or any Company Subsidiary for the execution, delivery or performance of this Agreement or the performance by the Company of the transactions contemplated hereby. Except as set forth in Section
5.5 of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or the Certificate or Certificate of Incorporation, as the case may be, or Bylaws of any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, of the Company Subsidiaries or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any certificate of authority, permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, payments, exercises, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Company Material Adverse Effect.

    Section 5.6 COMPANY SEC REPORTS. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports and (ii) the unaudited consolidated interim financial statements for the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments, in the case of any unaudited interim financial statements).

    Section 5.7 STATUTORY FINANCIAL STATEMENTS. The Annual Statements of each of the Company Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1996 and December 31, 1997 (together with all exhibits and schedules thereto, the "Statutory Financial Statements of the Company"), have been prepared in accordance with the accounting practices prescribed or permitted by the respective state's department of insurance for purposes of financial reporting to the respective state's insurance regulators ("Company State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with Company State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of the Company present fairly in all material respects the financial position and the results of operations for the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with Company State Statutory Accounting Principles. The Company has delivered to Purchaser true and complete copies of the Statutory Financial Statements of the Company.

    Section 5.8 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, there has been no event or condition which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and except as set forth in Section 5.8 of the Company Disclosure Letter, the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section
6.1 hereof.

    Section 5.9 LITIGATION. Except as set forth in Section 5.9 of the Company Disclosure Letter, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, in the reasonable judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, a Company Material Adverse Effect.

    Section 5.10 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997 or disclosed in Section 5.10 of the Company Disclosure Letter or which were incurred after September 30, 1997 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company.

    Section 5.11 NO DEFAULT. Except as set forth in Section 5.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of
(a) its Articles or Certificate of Incorporation, as the case may be, or Bylaws,
(b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or (d) any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for breaches, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

    Section 5.12 TAXES. Except as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 or Section 5.12 of the Company Disclosure Letter:

        (a) the Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them on or prior to the date hereof, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods or portions thereof ending through the date hereof;

        (b) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Company Material Adverse Effect;

        (c) none of the federal income Tax Returns of the Company and each Company Subsidiary has been examined by the Internal Revenue Service for any period. Neither the Company nor any of the

    Company Subsidiaries has granted any requests, agreements, consent or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries;

        (d) neither the Company nor any Company Subsidiary is a party to any tax sharing, tax indemnity (including, without limitation, any tax indemnification provision of any acquisition or disposition agreement) or other agreement or arrangement with respect to Taxes;

        (e) none of Company or any of the Company Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than Company and the Company Subsidiaries) under Treasury Regulations
    Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise;

        (f) neither Company nor any of the Company Subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which is reasonably likely to have a Company Material Adverse Effect;

        (g) Company and each of the Company Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws;

        (h) neither Company nor any of the Company Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

        (i) "Taxes" shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, property and windfall profits taxes, and all other taxes or similar governmental charges, together with any interest and any penalties, additions to tax or additional amounts applicable thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

    Section 5.13 TITLE TO PROPERTY. (a) Except as set forth in Section 5.13(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries (i) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Company Material Adverse Effect.

    (b) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 5.13(b) of the Company Disclosure Letter sets forth a list, which is accurate and complete in all material respects, of each lease under which the Company or any of the Company Subsidiaries is a tenant, and the Company has made a true and complete copy of each such lease available to Purchaser. The Company and each Company Subsidiary is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder.

    Section 5.14 COMPLIANCE WITH LAWS; CERTIFICATES OF AUTHORITY; PERMITS AND LICENSES. (a) The business of the Company and each of the Company Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance, health maintenance organization ("HMO") and prepaid dental plan codes, laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and any other codes, laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity relating to the offer and sale of dental care products, plans or services (including the practice of dentistry), the recruitment of dentists or dental offices in connection with the offer and sale of such products, plans or services, the marketing of any such products, plans or services to potential purchasers, patients or subscribers thereto, or any joint venture, cooperative arrangement or business relationship with any other party relating to the foregoing, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

    (b) The Company, and each of the Company Subsidiaries, has all certificates of authority, permits and licenses, including, without limitation, insurance, HMO and dental care and practice licenses, the use and exercise of which are necessary for the conduct of its business as now conducted, other than such certificates of authority, permits and licenses, including without limitation, insurance, HMO and dental care and practice licenses, the absence of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The business of the Company and each of the Company Subsidiaries has been and is being conducted in compliance, in all material respects, with all such certificates of authority, permits and licenses, including, without limitation, insurance, HMO and dental care and practice licenses. To the knowledge of the Company, all such certificates of authority, permits and licenses, including, without limitation, insurance, HMO and dental care and practice licenses, are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license. Section 5.14(b) of the Company Disclosure Letter sets forth a list and description of each such certificate of authority, permit or license.

    (c) The business of the Company that is conducted through Oracare Consultants, Inc., OraCare DPO, Inc. and UDC Services, Inc. (collectively, together with Oracare Dental Associates, P.A., the "Oracare Entities") and the Company's arrangement with Oracare Dental Associates, P.A. and its shareholder comply in all material respects with all applicable laws (such business and arrangements, the Company's "Oracare Business"). The operation of the Oracare Business by the Oracare Entities, individually and in the aggregate, complies in all material respects with all applicable laws.

    Section 5.15 REGULATORY FILINGS. The Company has made available for inspection by Purchaser complete copies of all material registrations, filings and submissions made since January 1, 1996 by the Company or any of the Company Subsidiaries with any Governmental Entity and any reports of examinations issued since January 1, 1996 by any such Governmental Entity that relate to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not have a Company Material Adverse Effect; and, to the knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

    Section 5.16 INVESTMENTS. All of the securities and other investments of the Company and the Company Subsidiaries are invested in (a) corporate bonds rated no lower than Baa3 by Moody's or BBB-by S&P, (b) commercial paper rated A1 or B1 by Moody's, (c) U.S. government bonds or (d) money market funds issued by U.S. commercial banks having net assets of at least $5 billion.

    Section 5.17 RESERVES. The aggregate reserves of the Company Insurance Subsidiaries as recorded in the Statutory Financial Statements of the Company and the reserves or similar obligations of the Company and the Company's non-insurance subsidiaries have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as disclosed in Section 5.17 of the Company Disclosure Letter, the insurance reserving practices and polices of the Company and the Company Subsidiaries have not changed, in any material respect, since December 31, 1996 and the results of the application of such practices and policies are reflected in the Statutory Financial Statements of the Company and the other financial statements of the Company and the Company Subsidiaries. All reserves of the Company Insurance Subsidiaries set forth in the Statutory Financial Statements of the Company are, to the best knowledge of the Company, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a Company Material Adverse Effect. All other reserves of similar obligations of the Company and the Company's non-insurance subsidiaries meet the requirements of all applicable laws.

    Section 5.18 INFORMATION IN PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Purchaser in writing for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 5.19 BROKERS. Except as set forth in Section 5.19 of the Company Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. Any such brokerage, financial advisory, finder's or similar fees or commissions are reasonable in relation to the services actually performed by such person.

    Section 5.20 EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 5.20(a) of the Company Disclosure Letter sets forth a complete and accurate list of: (i) all severance, employment, consulting, change of control, retention and all other similar agreements between the Company or any Company Subsidiary and any current or former employee, agent, independent contractor, officer or director, (ii) all severance programs, policies and practices of the Company and each of the Company Subsidiaries, (iii) all plans or arrangements of the Company and each of the Company Subsidiaries relating to its respective current or former employees, agents, independent contractors, officers or directors that contain change in control provisions, including in all cases any and all amendments thereto, and
(iv) all Company Benefit Plans. For purposes of this Agreement, "Company Benefit Plan" shall mean any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based award, retirement, vacation, severance or termination pay, disability, death benefit, hospitalization or other medical, dental, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit plan, program, policy, agreement or arrangement, whether written or unwritten, and each other employee benefit plan, program, agreement, arrangement or understanding providing benefits to any current or former employee, agent, independent contractor, officer or director of the Company or any of the Company Subsidiaries.

    (b) With respect to each Company Benefit Plan, to the extent applicable, the Company and the Company Subsidiaries have heretofore made available or have caused to be made available to Purchaser true and complete copies of the following documents: (i) a copy of each written Company Benefit Plan and a summary of the essential terms of each unwritten Company Benefit Plan, (ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto, (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof, and (v) the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

    (c) Except as set forth in Section 5.20(c) of the Company Disclosure Letter,
(i) with respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of the Company Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law that, individually or in the aggregate, would result in a material liability to the Company or any of the Company Subsidiaries, (ii) each Company Benefit Plan has been administered substantially in accordance with its terms, and all the Company Benefit Plans have been operated and are in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, (iii) with respect to each plan treated as a qualified plan, the IRS has issued a favorable determination letter with respect to the qualification of each such Company Benefit Plan and its related trust, if any, and the IRS has not taken any action to revoke any such letter, and (iv) there are no pending or, to the knowledge of the Company, threatened or anticipated actions, suits, claims, assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Company Benefit Plan (other than routine claims for benefits).

    (d) Except as set forth in Section 5.20(d) of the Company Disclosure Letter,
(i) no Company Benefit Plan provides for medical benefits (whether or not insured) to be made available with respect to current or former employees, agents, officers, directors or independent contractors (or any dependent of any of them) after retirement or other termination of service (other than (x) coverage mandated by applicable law or (y) benefits the full cost of which is borne by the current or former employee, agent, officer, director or independent contractor) and (ii) and the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, agent, independent contractor, director or officer of the Company or any of the Company Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation, golden parachute payment, or any other payment, (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor, director or officer, or (z) constitute a "change in control" under any Company Benefit Plan.

    (e) Section 5.20(e) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Stock Options outstanding as of the date of this Agreement and the exercise prices thereof.

    (f) At the written request of the Purchaser, delivered not later than five
(5) business days prior to the Closing Date, the Company shall terminate either or both of the United Dental Care Inc. 401(k) Plan and Trust (a Regional Prototype Defined Contribution Plan and Trust) and the Oracare Consultants, Inc. 401(k) Profit Sharing Plan (together, the "401(k) Plans") no later than on the day immediately preceding the Closing Date. If, at the written request of the Purchaser, the Company causes such termination of either or both of the 401(k) Plans, then with respect to the employees of the Company participating in the 401(k) Plans (the "Plan Participants"), the Company shall take all actions necessary and appropriate to: (i) inform the Plan Participants of such termination, and (ii) provide the Plan Participants with all distribution options in respect of such termination available under Section 401(k) of the Code, and the Regulations promulgated thereunder, including but not limited to, roll-over distributions.

    Section 5.21  LABOR AND EMPLOYEE RELATIONS.  Except as disclosed in Section
5.21 of the Company Disclosure Letter, none of the employees of the Company or the Company Subsidiaries are represented by any labor organization and, to the knowledge of the Company, no union claims to represent these employees have been made. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of the Company Subsidiaries, and no collective bargaining agreement is being negotiated by the Company or Company Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or Company Subsidiaries pending, or to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of the Company Subsidiaries. To the knowledge of the Company, the Company and Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar applicable law, ordinance or regulation, nor is there pending any unfair labor practice charge.

    Section 5.22  ENVIRONMENTAL MATTERS.  (a) Except as disclosed in Section
5.22 of the Company Disclosure Letter, to the knowledge of the Company, (i) each of the Company and the Company Subsidiaries is and has been in compliance in all respects with and, has no existing liabilities under, and (ii) neither the Company nor any of the Company Subsidiaries has received any written claims or notices from any person that the Company or any of the Company Subsidiaries has not been in compliance in all respects with, or has any existing liabilities under, applicable laws, rules, regulations, common law, ordinances, decrees, orders and other binding legal requirements relating to pollution, the preservation of the environment, hazardous substance and waste handling, storage or disposal, or exposure of persons to materials in the environment or the work place (together "Environmental Laws") with respect to property owned or operated by the Company or any of the Company Subsidiaries, except for such non-compliance or liabilities that would not be reasonably likely to have a Company Material Adverse Effect. Except as disclosed in Section 5.22 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is subject to any decrees, orders, decisions of arbitrators or judgments that impose requirements under Environmental Laws, restrictions under Environmental Laws, liabilities under Environmental Laws, or penalties for violations of Environmental Laws or the aforementioned requirements or restrictions, except where such requirements, restrictions, liabilities, or penalties would not be reasonably likely to have a Company Material Adverse Effect.

    (b) Except as disclosed in Section 5.22 of the Company Disclosure Letter, with respect to currently owned property and all property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, including foreclosure property, to the knowledge of the Company, there are no past or present actions, conditions or occurrences that could form the basis of any claim under Environmental Laws against, or liability under such laws of, the Company or any of the Company Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

    Section 5.23 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received an opinion from BT Alex. Brown Incorporated ("BT Alex. Brown") dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view, and the Company has received the permission of BT Alex. Brown to include such opinion in its entirety as an exhibit in the Proxy Statement/Prospectus.

    Section 5.24 CONTRACTS. (a) Section 5.24 of the Company Disclosure Letter sets forth a list of contracts, arrangements or understandings (written or oral) ("Contracts") to which the Company or any of the Company Subsidiaries is a party or by which it or any of them is bound which:

        (i) contain covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company Subsidiaries to acquire equity securities of any person or entity;

        (ii) are employment, consulting or severance contracts applicable to any employee, consultant or shareholder of the Company or the Company Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of the Company or any of the

    Company Subsidiaries, other than any such contract which by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without liability;

       (iii) is a management, marketing (including marketing contracts with HMO's), administrative services, data processing, software licensing or third party administration Contract; or

        (iv) are other contracts (excluding dental provider contracts) which were made in the ordinary course of business and either involve an obligation on the part of the Company or a Company Subsidiary of more than $50,000 per annum or could result, upon the breach thereof, in damages or losses of more than $50,000 other than consequential damages or damages resulting from liabilities sounding in tort (the Contracts in clauses
    (i)-(iv), together with the Contracts filed as exhibits to the Company SEC Reports, collectively, the "Company Contracts"). All contracts entered into by the Company or any Company Subsidiary in connection with an acquisition of another entity or block of business by the Company or any of the Company Subsidiaries have been filed as exhibits to the Company SEC Reports.

    (b) With respect to each of the Company Contracts, to the knowledge of the Company, except as disclosed in Section 5.24 of the Company Disclosure Letter:
(i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect; (ii) there is no material default or claim of material default thereunder and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, or would permit material modification, acceleration or termination thereof; and (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of the Company Subsidiaries; provided, that this representation shall not be deemed to give assurances regarding rights of termination based on any decrease in insurance industry ratings of the Company or the Company Subsidiaries resulting from the declaration and/or payment of the extraordinary dividend.

    (c) The Company has delivered to Purchaser a true, complete and accurate list of all special agreements or arrangements between the Company or any Company Subsidiary and any dentist, dental practice or dental association or company under which the Company or any Company Subsidiary makes or is or will be required to make special payments to any such person.

    Section 5.25 INTELLECTUAL PROPERTY. The Company and/or each of the Company Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and the Company Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the knowledge of the executive officers of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting. The executive officers of the Company do not know of any grounds for any claim against the use by the Company or any of the Company Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of the Company Subsidiaries as currently conducted or as proposed to be conducted.

    Section 5.26 VOTING REQUIREMENTS; TAKEOVER STATUTES. (a) The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Company Common Stock, voting as a single class, at the Company Stockholders Meeting (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

    (b) The Board of Directors of the Company has unanimously approved the terms of this Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement the provisions of Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreement or any of the transactions contemplated by this Agreement or the Stockholder Agreement and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of the Company Subsidiaries would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and the Company Subsidiaries that may be acquired or controlled by Purchaser.

    Section 5.27 DISCLOSURE. No representation or warranty by the Company or the Company Subsidiaries in this Agreement, including the Company Disclosure Letter, and no statement contained in the Company SEC Reports and the Statutory Financial Statements of the Company, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which would reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Reports, the Statutory Financial Statements of the Company or in this Agreement, including the Company Disclosure Letter.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date hereof until the Effective Time, unless Purchaser shall otherwise agree in writing, or except as set forth in the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, members of pre-paid dental plans, insureds, dentists and agents) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Purchaser:

        (a) the Company shall not adopt or propose any change in its Certificate of Incorporation or Bylaws;

        (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to or acquire any shares of capital stock of the Company, or split, combine or reclassify any of the Company's capital stock, and the Company and the Company Subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

        (c) the Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

        (d) the Company shall not, and shall not permit any Company Subsidiary to, enter into, or terminate, any material contract, agreement, commitment, or understanding other than agreements entered into with unaffiliated third parties, on an arms-length basis and in the ordinary course of business constituting either (1) employer group agreements at premium rates and for terms comparable to its most recent employer group agreements, (2) dental provider agreements on terms comparable with its existing agreements of such nature and (3) marketing affiliation and sales agreements on terms comparable with its existing agreements of such nature;

        (e) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of
    (i) any material facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Purchaser prior to the date hereof), or in the ordinary course of business consistent with past practice;

        (f) the Company shall not, and shall not permit any Company Subsidiary to, settle any material audit, make or change any material Tax election or file amended Tax Returns unless required by law and the Company notifies Purchaser at least five days prior to the date any such action is taken or such settlement results in a refund to the Company;

        (g) the Company and the Company Subsidiaries shall not issue any capital stock other than pursuant to Company Stock Options or the Company Warrants or other securities or enter into any amendment of any material term of any outstanding security of the Company, and the Company and the Company Subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Company Benefit Plan (as hereinafter defined) or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

        (h) the Company shall not, and shall not permit any Company Subsidiary to (i) grant Options; (ii) grant any increase in the compensation, bonus, severance, termination pay or other benefits of any former or current employee, agent, consultant, officer or director of the Company or any Company Subsidiary; provided, however, that increases in the ordinary course of business consistent with past practice in the compensation of employees, consultants or agents, who are not officers or directors, shall be permitted; (iii) enter into or amend any employment agreement, deferred compensation, consulting, severance, termination, indemnification or any other such agreement with any such former or current employee, agent, consultant, officer or director of the Company or any Company Subsidiary; or
    (iv) amend, adopt or terminate any Company Benefit Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code;

        (i) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in GAAP or the State Statutory Accounting Principles;

        (j) the Company shall not, and shall not permit any Company Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

        (k) except as contemplated by Section 6.3, the Company shall not permit any Company Insurance Subsidiary to conduct transactions in Company Investments except in compliance with the investment policies of such Company Insurance Subsidiary as previously disclosed to Purchaser and in effect on the date hereof and all applicable insurance laws and regulations;

        (l) the Company shall not, and shall not permit any Company Subsidiary to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that the Company, or any Company Subsidiary, may as a tenant, or a landlord, renew any existing lease pursuant to an option granted prior to the date hereof;

        (m) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing;

        (n) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company shall not, and shall not permit any Company Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied;

        (o) the Company shall not release any third party from its obligations, or grant any consent, under any existing standstill provision relating to any Takeover Proposal (as hereinafter defined) or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement; and

        (p) none of the Company Insurance Subsidiaries shall make any change in its underwriting, claims management or reserving practices.

    Section 6.2 CONDUCT OF BUSINESS BY PURCHASER PENDING THE MERGER. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or except as set forth in the Purchaser Disclosure Letter or as otherwise contemplated by this Agreement, (a) Purchaser, Sub and the Purchaser Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable efforts to substantially preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement; and
(b) except to the extent necessary to comply with the requirements of applicable laws and regulations, Purchaser shall not, and shall not permit Sub or any Purchaser Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of Purchaser hereunder inaccurate, in any material respect, at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate, in any material respect, at any such time, provided however that Purchaser shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time, (iii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iv) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied or (v) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Purchaser, other than regular quarterly dividends not in excess of $0.25 per share.

    Section 6.3 INVESTMENT RESTRICTIONS. From the date hereof until the Effective Time, the Company and each Company Subsidiary shall invest available cash only in (a) corporate bonds (other than bonds issued by public utilities) rated no lower than Baa3 by Moody's or BBB--by S&P, (b) commercial paper rated A1 or B1 by Moody's or (c) other securities or investments agreed to in writing by Purchaser ("Permitted Investments"); provided, however, that nothing in this
Section 6.3 shall require any Company Insurance Subsidiary to make any investment other than in compliance with the investment policies of such Company Insurance Subsidiary and all insurance laws and regulations applicable thereto.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    Section 7.1 ACCESS AND INFORMATION. The Company and Purchaser shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of the confidentiality agreement between Protective Life Insurance Company ("PLIC") and the Company, dated January 6, 1998 and the Confidentiality Agreement between Purchaser and the Company, dated March 5, 1998 (together, the "Confidentiality Agreement").

    Section 7.2 NO SOLICITATION. (a) The Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of the Company Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined in Section 7.2(e)), (ii) enter into any agreement with respect to any Takeover Proposal or give any approval of the type referred to in Section 5.26(b) with respect to any Takeover Proposal or (iii) continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED, HOWEVER, that if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal of the sort referred to in clause (x) of Section 7.2(e) that involves consideration to the Company's stockholders that the Company's Board of Directors reasonably believes, after receiving advice from the Company's independent financial advisor, is superior to the consideration provided for in the Merger, and subject to compliance with
Section 7.2(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement to any person making such proposal and (y) participate in negotiations regarding such proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Company Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of the Company Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of the Company Subsidiaries or otherwise, shall be deemed to be a breach of this
Section 7.2(a) by the Company.

    (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any takeover proposal except in connection with a Superior Proposal (as defined in Section 7.2(e)) and then only at or after the termination of this Agreement pursuant to and in accordance with
Section 9.3.

    (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 7.2, the Company promptly shall advise Purchaser orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such request, Takeover

Proposal or inquiry and all the terms and conditions thereof and promptly shall provide Purchaser with a true and complete copy of such request, Takeover Proposal or inquiry, if in writing. The Company shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall give Purchaser three business days' advance notice of any information to be supplied to the person making such request, proposal or inquiry.

    (d) Nothing contained in this Section 7.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 7.2(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose or approve or recommend, a Takeover Proposal.

    (e) As used in this Agreement: "Superior Proposal" means a bona fide written Takeover Proposal (x) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares and/or voting power of Company Common Stock then outstanding or all or substantially all the assets of the Company, (y) otherwise on terms which the Board of Directors of the Company decides in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (after receiving advice from the Company's independent financial advisor that the consideration provided for in such proposal is superior to the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from the Company's independent financial advisor, is reasonably capable of being obtained by such third party and (z) which the Board of Directors determines, in its good faith reasonable judgment, is reasonably likely to be consummated without undue delay; and "Takeover Proposal" means any written proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any more than 15% of the voting power of, or a substantial portion of the assets of, the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement which proposal may contain customary conditions and qualifications.

    Section 7.3 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Purchaser and Sub shall: (i) promptly make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in Arizona and in Oklahoma, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide Purchaser, and Purchaser will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Purchaser and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Purchaser and the Company agree to take such action as is necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions, provided, however, that nothing in this Section 7.3 or elsewhere in this Agreement shall require any party hereto to incur expenses in connection with the transactions contemplated hereby which are not reasonable under the circumstances in relation to the size of the transaction contemplated hereby or to require Purchaser, any Purchaser Subsidiary, the Surviving Corporation, the Company or any Company Subsidiary to hold separate or make any divestiture of a significant asset (including any part of the Company's Oracare Business) or otherwise agree to any material restriction on their operations (including any part of the Company's Oracare Business) in order to obtain any waiver, consent or approval required by this Agreement.

    Section 7.4 PUBLIC ANNOUNCEMENTS. Purchaser, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

    Section 7.5 STOCK EXCHANGE LISTING. Purchaser shall as promptly as reasonably practicable prepare and submit to the New York Stock Exchange a listing application covering the shares of Purchaser Common Stock to be issued in connection with the Merger and this Agreement, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

    Section 7.6 COMPANY INDEMNIFICATION PROVISION. (a) Purchaser agrees that all rights to indemnification (and rights to advancement of expenses) existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Restated Certificate of Incorporation or Bylaws or the certificate or articles of incorporation, Bylaws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties with respect to matters occurring on or prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation and Purchaser.

    (b) To the extent that Section 7.6(a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the Effective Time, the Surviving Corporation shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

    Section 7.7 COMFORT LETTERS. (a) Purchaser shall use all reasonable efforts to cause Coopers & Lybrand L.L.P., Purchaser's independent accountants, to deliver to the Company a letter dated as of the date of the Proxy Statement/Prospectus and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Purchaser contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

    (b) The Company shall use all reasonable efforts to cause Price Waterhouse LLP, the Company's independent accountants, to deliver to Purchaser a letter dated as of the date of the Proxy Statement/ Prospectus and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

    Section 7.8 EMPLOYEE BENEFITS. For a period of at least one (1) year following the Effective Time, Purchaser shall cause the Surviving Corporation or any of the Company Subsidiaries to provide each employee of the Company and the Company Subsidiaries who becomes an employee of Purchaser and the Purchaser Subsidiaries at or immediately following the Effective Time with benefits that, in the aggregate, are substantially comparable to those provided under the employee benefits plans, within the meaning of Section 3(3) of ERISA, maintained by the Company or the Company Subsidiaries as of the Effective Time; PROVIDED that, in the event the Company causes the termination of either or both of the 401(k) Plans (as such term is defined in Section 5.20(f)), at the written request of the Purchaser made pursuant to Section 5.20(f), then the Purchaser shall permit each employee of the Company and the Company Subsidiaries who becomes an employee of the Purchaser and the Purchaser Subsidiaries as of the Effective Time to participate in the Protective Life Corporation 401(k) and Stock Ownership Plan and the Protective Life Corporation Pension Plan pursuant to the respective terms of such plans. As used herein, "benefits" means non-cash employee benefits only, and does not include wages, salaries, bonuses, stock option, stock award or similar compensation.

    Section 7.9 TAX MATTERS. The parties intend the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; each party and its affiliates shall use all reasonable efforts to cause the Merger to so qualify; neither party nor any affiliate shall take any action that would reasonably be expected to cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies. The Company and Purchaser shall each reasonably cooperate in connection with obtaining the opinions of special counsel described in Sections 8.2(b) and 8.3(b) including, without limitation, providing to special counsel such representations that are reasonably required by special counsel to enable them to render such opinions.

    Section 7.10 AFFILIATES. The Company shall use all reasonable efforts to obtain and deliver to Purchaser prior to the Closing executed letter agreements ("Affiliate Agreements") in the form attached as Exhibit A hereto from all persons who, in the reasonable judgment of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act. For a period of at least two years following the Effective Time, Purchaser or any successor issuer thereto shall make available adequate current public information with respect to itself, within the meaning of Rule 144(c) under the Securities Act.

    Section 7.11 ADDITIONAL MATTERS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Purchaser, Sub and the Company shall take all such necessary action.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

        (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority having jurisdiction which prohibits, restrains, enjoins or restricts consummation of the Merger;

        (c) each of the Company, the Company Subsidiaries and Purchaser shall have made such filings, and obtained such permits, authorizations, consents, or approvals, required by Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the Governmental Requirements;

        (d) this Agreement and the Merger shall have been adopted and approved by the requisite vote of the shareholders of the Company in accordance with the applicable provisions of the DGCL;

        (e) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

        (f) the shares of Purchaser Common Stock issuable to the Company's shareholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange upon official notice thereof.

    Section 8.2  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

        (a) each of Purchaser and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of Purchaser and Sub contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date) except as contemplated by the Purchaser Disclosure Letter and this Agreement; and the Company shall have received a certificate of the Chairman of the Board, the President, or the Chief Financial Officer of Purchaser as to the satisfaction of this condition; and

        (b) the Company shall have received an opinion from Strasburger & Price, L.L.P., special counsel to the Company, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Purchaser, Sub and the Company and their respective subsidiaries.

    Section 8.3 CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUB TO EFFECT THE MERGER. The obligations of Purchaser and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

        (a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), except as contemplated by the Company Disclosure Letter or this Agreement; and Purchaser and Sub shall have received a Certificate of the Chairman of the Board, the President, or the Chief Financial Officer of the Company as to the satisfaction of this condition;

        (b) Purchaser shall have received an opinion from Debevoise & Plimpton, special counsel to Purchaser, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of Purchaser, Sub and the Company and their respective subsidiaries;

        (c) the third party consents and related amendments listed on Section 8.3(c) of the Company Disclosure Letter shall have been obtained and all other third party consents shall have been obtained other than consents the failure of which to be obtained would not reasonably be expected to have a Company Material Adverse Effect; and

        (d) Purchaser shall have received an Affiliate Agreement from each Person identified as an Affiliate of the Company pursuant to Section 7.10.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    Section 9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Purchaser and the Company.

    Section 9.2 TERMINATION BY EITHER PURCHASER OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting, (b) the Merger shall not have been consummated on or before September 30, 1998; PROVIDED HOWEVER that this Agreement may be extended by written notice of either Purchaser or the Company to a date no later than December 31, 1998 if the Merger shall not have been consummated as a direct result of the conditions in Section 8.1(a) or 8.1(c) not having been satisfied by such date; and provided further, however, that this Agreement may be extended by the mutual written agreement of Purchaser and the Company, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (b) shall not be in material violation of any of its representations, warranties or covenants set forth in this Agreement, and the party seeking to terminate this Agreement pursuant to clause (c) shall have used all reasonable efforts to remove such injunction, order or decree.

    Section 9.3 TERMINATION BY THE COMPANY. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger and the adoption of this Agreement by the shareholders of the Company referred to in Section 2.1, by action of the Board of Directors of the Company, if the Board of Directors of the Company has (i) withdrawn, or modified or changed in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to a Takeover Proposal, (ii) determined, after consultation with outside legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (i) would result in a breach of the Board of Directors' fiduciary duties under applicable law, notwithstanding all terms and conditions which may be offered by Purchaser in negotiations entered into pursuant to the following proviso to this sentence, PROVIDED, HOWEVER, that prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms and (iii) paid, immediately prior to such termination, the Termination Payment in accordance with Section 9.5(b).

    (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, if (i) there has been a breach by Purchaser of any representation or warranty contained in this Agreement which would have or would be likely to have a Purchaser Material Adverse Effect or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach given by the Company to Purchaser.

    (c) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, if (i) the Purchaser Top Up Event shall have occurred and (ii) Purchaser shall have failed to provide written notice to the Company no later than 5:00 p.m. (New York time) on the second Trading Day following the Measurement Period of Purchaser's intent to exercise the Purchaser Top Up Right on or prior to the Effective Time.

    "Purchaser Top Up Event" shall mean that the average (the "Trading Average") of the high and low sales prices, regular way, per share, rounded to four decimal places, of Purchaser Common Stock as reported in THE WALL STREET JOURNAL, during 20 Trading Days selected by the Exchange Agent randomly by lot from the 30 consecutive Trading Days ending on (and including) the Trading Day which is 5 Trading Days prior to the Effective Time (such period, the "Measurement Period") is less than $27.50 (or such other amount as is required to adjust for an Adjustment Event). The Exchange Agent shall provide written notice of the calculation of the Trading Average to the Company and Purchaser promptly on the first Trading Day following the Measurement Period.


    "Purchaser Top Up Right" shall mean the right (but not the obligation) of Purchaser, subject to Section 3.1(g), following the occurrence of the Purchaser Top Up Event, to increase the Exchange Ratio such that the sum of (A) the Cash Consideration and (B) the product of the Exchange Ratio (as adjusted) multiplied by the Trading Average is equal to or greater than $17.26.


    It is hereby agreed that the prices of Purchaser Common Stock expressed in this Section 9.3 and in Section 9.4 give effect to the Stock Dividend.

    Section 9.4 TERMINATION BY PURCHASER. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Purchaser, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be likely to have a Company Material Adverse Effect; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach given by Purchaser to the Company; (c) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Purchaser or Sub its approval or recommendation of this Agreement or the Merger or shall have recommended a Takeover Proposal, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than Purchaser or its affiliates (or the Board of Directors of the Company resolves to do any of the foregoing) or (d) if the Trading Average is greater than $39.50 or less than $27.50 (or such other amount as is required to adjust for an Adjustment Event).

    Section 9.5 EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of the Agreement and the abandonment of the Merger pursuant to this
Article IX, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:
(i) except as provided in Section 9.5(b), there shall be no liability or obligation on the part of Purchaser, the Purchaser Subsidiaries, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for the obligations of the parties pursuant to this Section 9.5, except for the provisions of Sections 4.11, 5.19, 7.4, 10.4, 10.5, 10.6 and 10.10, except for the obligations of the parties set forth in the Confidentiality Agreement referred to in Section 7.1 and except that a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (ii) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

    (b) If (i) either the Company or Purchaser terminates this Agreement pursuant to Section 9.2(a) and a Takeover Proposal had been made as of the Company Special Meeting and within one year after such a termination, the person that made the Takeover Proposal (or an affiliate thereof) completes a merger, consolidation or other business combination with the Company or a Company Significant Subsidiary, or the purchase from the Company or from a Company Significant Subsidiary of 20% or more (in voting power) of the voting securities of the Company or of 20% or more (in market value or book value) of the assets of the Company and the Company Subsidiaries, on a consolidated basis (any such transaction, an "Alternate Transaction") or (ii) Purchaser terminates this Agreement (A) pursuant to Section 9.4(b) at any time after a Takeover Proposal has been made and within one year after such termination, the person that made the Takeover Proposal (or an affiliate thereof) completes an Alternative Transaction or (B) pursuant to Section 9.4(c) or (iii) the Company terminates this Agreement pursuant to Section 9.3(a), then the Company shall pay the Purchaser in cash the sum (x) Purchaser's Expenses (as defined below) in an amount up to but not to exceed $2,000,000 and (y) $4,600,000 (the "Termination Payment"). The Company acknowledges that the agreements contained in this
Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Purchaser or Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of the Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank, in effect from time to time during such period plus two percent. "Expenses" shall mean the out-of-pocket fees and expenses incurred or paid by or on behalf of Purchaser in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Purchaser.

    (c) Such Termination Payment and Expenses shall be made by wire transfer of immediately available funds to an account designated by Purchaser (i) prior to termination of this Agreement if such payment is made pursuant to Section 9.5(b)(iii), or (ii) prior to the consummation an Alternate Transaction if such payment is made pursuant to Section 9.5(b)(i) or 9.5(b)(ii).

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Effective Time other than those covenants and agreements which by their express terms apply in whole or in part after the Effective Time.

    Section 10.2 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

    (a) If to Purchaser or Sub, to:
       Protective Life Corporation
       2801 Highway 280 South
       Birmingham, Alabama 35223
       Telecopy: (205) 868-3597
       Attention: Deborah J. Long, Esq.

    With copy to:
       Debevoise & Plimpton
       875 Third Avenue
       New York, New York 10022
       Telecopy: (212) 909-6836
       Attention: Paul S. Bird, Esq.

    (b) If to the Company, to:

        United Dental Care, Inc.
       13601 Preston Road
       Suite 500 East
       Dallas, Texas 75240
       Telecopy: (972) 702-0340
       Attention: William H. Wilcox

        With copy to:

        Strasburger & Price, L.L.P.
       901 Main Street
       Suite 4300
       Dallas, Texas 25202
       Telecopy: (214) 651-4330
       Attention: David K. Meyercord, Esq.

    Section 10.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits, Company Disclosure Letter, Purchaser Disclosure Letter and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Sub may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of Purchaser which shall then be substituted for Sub for all purposes hereof.

    Section 10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

    Section 10.6 EXPENSES. Except as provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by Purchaser and the Company.

    Section 10.7 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 10.8 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Section 10.9 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

    Section 10.10 SEVERABILITY; VALIDITY; PARTIES IN INTEREST. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement except that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the Indemnified Parties (as defined in such Section).

    Section 10.11 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 10.12 KNOWLEDGE. As used in this Agreement, "to the knowledge of the Company" means the knowledge of William H. Wilcox, Peter R. Barnett, John McCarty, Tim Brown, Jeff P. Hollansworth, Robert Kukla, Jeff Gullo and Phil Parker.

    IN WITNESS WHEREOF, each of Purchaser, Sub and the Company has caused this Agreement to be executed as of the date first above written.

                                PROTECTIVE LIFE CORPORATION

                                By:  /s/ JOHN D. JOHNS
                                     -----------------------------------------
                                     Name: John D. Johns
                                     Title: President and Chief Operating
                                     Officer

                                PLC MERGER SUBSIDIARY CORPORATION

                                By:  /s/ JERRY W. DEFOOR
                                     -----------------------------------------
                                     Name: Jerry W. DeFoor
                                     Title: Vice President

                                UNITED DENTAL CARE, INC.

                                By:  /s/ WILLIAM H. WILCOX
                                     -----------------------------------------
                                     Name: William H. Wilcox
                                     Title: President and Chief Operating
                                     Officer

EXHIBIT A

                      FORM OF COMPANY AFFILIATE AGREEMENT

                                                                          , 1998

Protective Life Corporation
2801 Highway 280 South
Birmingham, Alabama 35223

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of United Dental Care, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 10, 1998 (the "Agreement"), by and among the Company, Protective Life Corporation, a Delaware corporation ("Purchaser"), and PLC Merger Subsidiary Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Sub"), the Company will be merged with and into Sub (the "Merger").

    As a result of the Merger, I will receive a combination of cash and shares of common stock, par value $.50 per share, of Purchaser (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, issued in accordance with the Rights Agreement, dated as of August 7, 1995, between Purchaser and AmSouth Bank (as successor by merger to AmSouth Bank of Alabama, successor by conversion of charter to AmSouth Bank N.A.), as Rights Agent, as such agreement may be amended from time to time, the "Purchaser Common Stock"), in exchange for shares owned by me of common stock, par value $.10 per share of the Company (the "Company Common Stock").

    I represent, warrant, and covenant to Purchaser that in the event I receive any Purchaser Common Stock as a result of the Merger:

        1. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of the Purchaser Common Stock to the extent I considered necessary, with my counsel or counsel for the Company.

        2. I have been advised that the issuance of the Purchaser Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Purchaser Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Purchaser Common Stock issued to me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Act, (ii) such sale, transfer, or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Purchaser or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer, or other disposition is otherwise exempt from registration under the Act.

        3. I understand that Purchaser is under no obligation to register the sale, transfer, or other disposition of the Purchaser Common Stock by me or on my behalf under the Act.

        4. I also understand that stop transfer instructions will be given to Purchaser's transfer agent with respect to the Purchaser Common Stock and that there will be placed on the certificates for the Purchaser Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
    ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [            ] BETWEEN
    THE REGISTERED HOLDER HEREOF AND PURCHASER A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PURCHASER."

    5. I also understand that unless the transfer by me of my Purchaser Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    It is understood and agreed that the legends set forth in paragraphs 4 and 5 above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or the Agreement, including sales under Rule 145(d). It is also understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Purchaser Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Purchaser Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Purchaser has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Purchaser, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

    This Letter Agreement will terminate and will be of no further force or effect upon any termination of the Agreement before the Effective Time.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

Accepted this    day of
            , 1998

PROTECTIVE LIFE CORPORATION

By:________________________
    Name:
    Title:

                                                                         ANNEX B

                  [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]

                                        March 10, 1998

Board of Directors
United Dental Care, Inc.
14755 Preston Road
Dallas, Texas 74240

Members of the Board:

    United Dental Care, Inc., a Delaware corporation ("United Dental"), Protective Life Corporation, a Delaware corporation ("Protective"), and PLC Merger Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of Protective ("Merger Sub"), have proposed to enter into an Agreement and Plan of Merger, dated as of March 10, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, the implementation of which is contingent on approval by the stockholders of United Dental, United Dental will be merged with and into Sub (the "Merger") and each outstanding share of the common stock, par value $0.10 per share, of United Dental (the "United Dental Common Stock") will be converted into the right to receive (i) 0.2893 (the "Exchange Ratio") of a share of the common stock, par value $0.50 per share, of Protective (the "Protective Common Stock," and the number of shares of Protective Common Stock into which shares of United Dental Common Stock will be so converted, the "Common Stock Consideration") and (ii) $9.31 in cash (the "Cash Consideration" and, together with the Common Stock Consideration, the "Merger Consideration"), subject to adjustment under certain circumstances more fully described in the Merger Agreement. We have been advised by representatives of United Dental that the Exchange Ratio gives effect to the two-for-one stock split in the form of a stock dividend announced by Protective in March 1998 and payable in April 1998. You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of United Dental Common Stock.

    BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of United Dental in connection with this opinion and will receive a fee for our services upon delivery of this opinion. We previously have provided investment banking services to United Dental and Protective in connection with matters unrelated to the proposed Merger, for which services we have received compensation. BT Alex. Brown maintains a market in United Dental Common Stock and regularly publishes research reports regarding the managed care and specialty managed care industries and the businesses and securities of United Dental and other publicly owned companies in such industries. In the ordinary course of business, BT Alex. Brown may actively trade the securities of United Dental and Protective for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of United Dental and Protective.

Board of Directors
United Dental Care, Inc.
March 10, 1998
Page 2

    In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning United Dental and Protective and certain internal analyses and other information furnished to us by United Dental and Protective. We have also held discussions with the members of the senior management of United Dental and Protective regarding the business and prospects of United Dental and Protective and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for United Dental Common Stock and Protective Common Stock,
(ii) compared certain financial and stock market information for United Dental and Protective with similar information for certain other publicly traded companies, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of United Dental, Protective and the combined company, we have assumed that such information reflects the best currently available judgments and estimates of the management of United Dental and Protective as to the likely future financial performance of their respective companies and of the combined company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of United Dental or Protective, nor have we been furnished with any such evaluations or appraisals. We are expressing no opinion as to the price at which the Protective Common Stock actually may trade at any time. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    We have been retained by the Board of Directors of United Dental as financial advisor solely for the purposes of rendering this opinion and, accordingly, we were not requested to, and did not, participate in the negotiation or structuring of the Merger, nor were we authorized to, and we did not, solicit third party indications of interest with respect to the acquisition of all or a part of United Dental.

    Our advisory services and the opinion expressed herein are for the use of the Board of Directors of United Dental and do not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to the proxy or registration statement of United Dental and Protective relating to the proposed Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of United Dental Common Stock.

                                        Very truly yours,

                                        /s/ BT ALEX. BROWN INCORPORATED

                                        BT ALEX. BROWN INCORPORATED

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class of series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection
(g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title.

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system of the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement or merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by a parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to (S)228 or
    (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              ANNEX D-
                                                              CONFORMED
                                                              COPY

                             STOCKHOLDER AGREEMENT

                                    BETWEEN

                          PROTECTIVE LIFE CORPORATION

                                      AND

                                JACK R. ANDERSON

                           DATED AS OF MARCH 10, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    STOCKHOLDER AGREEMENT dated as of March 10, 1998, between PROTECTIVE LIFE CORPORATION, a Delaware corporation ("Purchaser"), and JACK R. ANDERSON, the "Stockholder").

    WHEREAS Purchaser, a Delaware corporation and a wholly owned subsidiary of Purchaser ("Sub"), and United Dental Care, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

    WHEREAS the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock") set forth opposite his name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement and the shares listed on Schedule A hereto as to which beneficial ownership is disclaimed and voting and investment control is exercised by others ("Others"), being collectively referred to herein as the "Subject Shares"); and

    WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has requested that the Stockholder enter into this Agreement;

    NOW, THEREFORE, to induce Purchaser to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Purchaser as of the date hereof as follows:

        (a) AUTHORITY. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. If the Stockholder is married and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. The Stockholder agrees to deliver to Purchaser upon request a proxy substantially in the form attached hereto as Exhibit A, which proxy shall be coupled with an interest and irrevocable to the extent permitted under Delaware law, with the total number of such Stockholder's Subject Shares correctly indicated thereon.

        (b) THE SUBJECT SHARES. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite his name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement (other than the Stockholders Agreement dated September 16, 1994 among Stockholder, Robert J. Nettinga and certain other stockholders of the Company). The Stockholder does not own any options or warrants to acquire any shares of Company Common Stock or any other securities convertible into or exchangeable for Company Common Stock other than options to acquire 12,000 shares of Company Common Stock.

    2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Stockholder that Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Purchaser, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or to Purchaser's property or assets.

    3. COVENANTS OF THE STOCKHOLDER. Until the termination of this Agreement in accordance with Section 7, the Stockholder agrees as follows:

        (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) (and shall use his best efforts to cause Others to vote) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) (and shall use his best efforts to cause Others to vote) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other takeover proposal, as such term is defined in Section 7.2(e) of the Merger Agreement (a "Takeover Proposal") or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal (including with respect to the election of directors) or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Subject to Section 9, the Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        (c) Except as provided in the immediately succeeding sentence of this
    Section 3(c), the Stockholder agrees not to (and to use his best efforts to cause Others not to) (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal. Notwithstanding the foregoing, the Stockholder shall have the right, for estate planning purposes, to Transfer Subject Shares to a transferee following the due execution and delivery to Purchaser by each transferee of a counterpart to this Agreement.

        (d) Subject to the terms of Section 9, during the term of this Agreement, the Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Stockholder to,
    (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

        (e) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use all reasonable efforts (and shall use his best efforts to cause Others) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company and Purchaser in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

    4. FURTHER ASSURANCES. Stockholder will (and will use his best efforts to cause Others to), from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    5. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    6. TERMINATION. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with the terms thereof and (b) the Effective Time of the Merger.

    7.  GENERAL PROVISIONS.

        (a) AMENDMENTS. This Agreement may not be amended altered or supplemented except by an instrument in writing signed by each of the parties hereto.

        (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Purchaser in accordance with Section 10.2 of the Merger Agreement and to the Stockholder at his address set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

        (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        (d) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

        (e) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        (f) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

    9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

    IN WITNESS WHEREOF, Purchaser has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.

                                          PROTECTIVE LIFE CORPORATION,

                                          By: /s/ JOHN D. JOHNS
                                          --------------------------------------
                                              Name:  John D. Johns
                                              Title:  President and Chief
                                          Operating Officer

                                            /s/ JACK R. ANDERSON
                                          --------------------------------------
                                            JACK R. ANDERSON

                                          Acknowledged and agreed as of the date
                                          first above written:

                                            /s/ ROSE MARIE ANDERSON
                                          --------------------------------------
                                            ROSE MARIE ANDERSON

                                   SCHEDULE A

                                                                             SHARES OF COMMON
NAME                                                                               STOCK
---------------------------------------------------------------------------  -----------------
Jack R. Anderson ..........................................................   458,500 shares
  1645 Dallas Parkway
  Suite 735
  Dallas, TX 75248

Others.....................................................................   778,500 shares

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 6.5 of Article VI of Protective Life Corporation's Restated Certificate of Incorporation provides that Protective Life Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Protective Life Corporation or was serving at the request of Protective Life Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans.

    Protective Life Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of Protective Life Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of Protective Life Corporation or is or was serving at the request of Protective Life Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Protective Life Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Protective Life Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of Protective Life Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to Protective Life Corporation. To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, Protective Life Corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

    Policies of insurance are maintained by Protective Life Corporation under which directors and officers of Protective Life Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    As permitted by Section 102 (b)(7) of the Delaware General Corporation Law, Protective Life Corporation's Restated Certificate of Incorporation also provides that no director shall be personally liable to Protective Life Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to Protective Life Corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    Protective Life Corporation has entered into indemnity agreements with each of its directors which provide insurance protection in excess of the directors' and officers' liability insurance maintained by Protective Life Corporation and in force at the time up to $20 million and against certain liabilities excluded from such liability insurance. The agreements provide generally that, upon the happening of certain events constituting a change in control of Protective Life Corporation, Protective Life Corporation must obtain a $20 million letter of credit upon which the directors may draw for defense or settlement of any claim relating to performance of their duties as directors. Protective Life Corporation has similar agreements with certain of its executive officers under which Protective Life Corporation is required to provide up to $10 million in indemnification, although this obligation is not secured by a commitment to obtain a letter of credit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
        2  Agreement and Plan of Merger, dated as of March 10, 1998, as amended as of March 17, 1998, as of July
             8, 1998 and as of August 6, 1998, by and among Protective Life Corporation, PLC Merger Subsidiary
             Corporation and United Dental Care, Inc. (included as Annex A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).
  4(a)(1)  1985 Restated Certificate of Incorporation of Protective Life Corporation (incorporated by reference to
             Exhibit 3(a) to Protective Life Corporation's Form 10-K Annual Report for the year ended December 31,
             1993).
  4(a)(2)  Certificate of Amendment of 1985 Restated Certificate of Incorporation of Protective Life Corporation
             filed with the Secretary of State of Delaware on June 1, 1987 (incorporated by reference to Exhibit
             3(a)(1) to Protective Life Corporation's Form 10-Q Quarterly Report for the period ended December 31,
             1993).
  4(a)(3)  Certificate of Amendment of 1985 Restated Certificate of Incorporation of Protective Life Corporation
             filed with the Secretary of State of Delaware on May 5, 1994 (incorporated by reference to Exhibit
             3(a)(5) to Protective Life Corporation's Form 10-Q Quarterly Report for the period ended March 31,
             1994).
  4(a)(4)  Certificate of Amendment of 1985 Restated Certificate of Incorporation of Protective Life Corporation
             filed with the Secretary of State Delaware on April 30, 1998.
  4(a)(5)  Certificate of Designation of Junior Participating Cumulative Preferred Stock of Protective Life
             Corporation filed with the Secretary of State of Delaware on August 9, 1995 (incorporated by reference to Exhibit A to Exhibit 1 to Protective Life Corporation's Form 8-A Report filed on August
             7, 1995).
  4(a)(6)  Certificate of Decrease of Shares Designated as Junior Participating Cumulative Preferred Stock of
             Protective Life Corporation filed with the Secretary of State of Delaware on August 8, 1995
             (incorporated by reference to Exhibit 3(a)(4) to Protective Life Corporation's Form 10-K Annual
             Report for the year ended December 31, 1995).
  4(b)(1)  1995 Amended and Restated Bylaws of Protective Life Corporation (incorporated by reference to Exhibit
             3(b) to Protective Life Corporation's Form 10-K Annual Report for the period ended December 31,
             1996).
  4(b)(2)  Amendment to the 1995 Amended and Restated Bylaws of Protective Life Corporation, effective March 3,
             1998.
     4(c)  Rights Agreement, dated as of August 7, 1995 among Protective Life Corporation and AmSouth Bank, as
             Rights Agent (incorporated by reference to Exhibit 1 to Protective Life Corporation's Form 8-A filed
             August 7, 1995).
     4(d)  Rights Certificate (incorporated by reference to Exhibit 1 to Protective Life Corporation's Form 8-A
             filed August 7, 1995).
        5  Opinion of Deborah J. Long, Esq, General Counsel of Protective Life Corporation, as to the validity of the offered securities.
     8(a)  Opinion of Strasburger & Price L.L.P., with respect to the consequences of the Merger contained in the
             Proxy Statement/Prospectus.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
     8(b)  Opinion of Debevoise & Plimpton, with respect to the consequences of the Merger contained in the Proxy
             Statement/Prospectus.
   *23(a)  Consent of PricewaterhouseCoopers LLP.
   *23(b)  Consent of PricewaterhouseCoopers LLP.
    23(c)  Consent of Deborah J. Long (included in Exhibit 5).
    23(d)  Consent of Strasburger & Price L.L.P. (included in Exhibit 8(a))
    23(e)  Consent of Debevoise & Plimpton (included in Exhibit 8(b)).
       24  Power of Attorney of Board of Directors and Officers.
   *99(a)  Form of Proxy of United Dental Care, Inc. (relating to the special meeting of stockholders of United
             Dental Care, Inc. described in the Joint Proxy Statement/Prospectus in Part I of this Registration
             Statement).
    99(b)  Consent of BT Alex. Brown Incorporated.


------------------------

*   Filed Herewith

    (B) Financial Statement Schedules

    Not Applicable.

ITEM 22.  UNDERTAKINGS

        (a) Rule 145 Offering.

        The undersigned Registrant hereby undertakes:

        (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145(c), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Filings Incorporating Subsequent Exchange Act Documents by
    Reference.

        (1) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (2) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Acceleration of Effectiveness.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


        (d) RULE 415 OFFERING.



        The undersigned Registrant hereby undertakes:



        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.



        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement:



        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.



        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Protective Life Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on August 6, 1998.



                                PROTECTIVE LIFE CORPORATION
                                (Registrant)

                                By:  /s/ DEBORAH J. LONG
                                     -----------------------------------------
                                     Name: Deborah J. Long
                                     Title:  SENIOR VICE PRESIDENT, SECRETARY
                                     AND GENERAL COUNSEL


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Protective Life Corporation and on the dates indicated:


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and Director (Principal     August 6, 1998
     Drayton Nabers, Jr.          Executive Officer)

                                President, Chief Operating
              *                   Officer and Director
------------------------------    (Principal Financial        August 6, 1998
        John D. Johns             Officer)

                                Vice President and
              *                   Controller and Chief
------------------------------    Accounting Officer          August 6, 1998
       Jerry W. DeFoor            (Principal Accounting
                                  Officer)

              *
------------------------------  Chairman Emeritus and         August 6, 1998
    William J. Rushton III        Director

              *
------------------------------  Director                      August 6, 1998
   William J. Cabaniss, Jr.

              *
------------------------------  Director                      August 6, 1998
     John J. McMahon, Jr.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                      August 6, 1998
        A. W. Dahlberg

              *
------------------------------  Director                      August 6, 1998
     Ronald L. Kuehn, Jr.

              *
------------------------------  Director                      August 6, 1998
      Herbert A. Sklenar

              *
------------------------------  Director                      August 6, 1998
      James S.M. French

              *
------------------------------  Director                      August 6, 1998
     Robert A. Yellowlees

              *
------------------------------  Director                      August 6, 1998
        Elaine L. Chao

              *
------------------------------  Director                      August 6, 1998
       Donald M. James



*By:  /s/ NANCY KANE
      -------------------------                                August 6, 1998
      Name: Nancy Kane
      Title:  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
        2  Agreement and Plan of Merger, dated as of March 10, 1998, as amended as of March 17, 1998, as of July
             8, 1998 and as of August 6, 1998, by and among Protective Life Corporation, PLC Merger Subsidiary
             Corporation and United Dental Care, Inc. (included as Annex A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).
  4(a)(1)  1985 Restated Certificate of Incorporation of Protective Life Corporation (incorporated by reference to
             Exhibit 3(a) to Protective Life Corporation's Form 10-K Annual Report for the year ended December 31,
             1993).
  4(a)(2)  Certificate of Amendment of 1985 Restated Certificate of Incorporation of Protective Life Corporation
             filed with the Secretary of State of Delaware on June 1, 1987 (incorporated by reference to Exhibit
             3(a)(1) to Protective Life Corporation's Form 10-Q Quarterly Report for the period ended December 31,
             1993).
  4(a)(3)  Certificate of Amendment of 1985 Restated Certificate of Incorporation of Protective Life Corporation
             filed with the Secretary of State of Delaware on May 5, 1994 (incorporated by reference to Exhibit
             3(a)(5) to Protective Life Corporation's Form 10-Q Quarterly Report for the period ended March 31,
             1994).
  4(a)(4)  Certificate of Amendment of 1985 Restated Certificate of Incorporation of Protective Life Corporation
             filed with the Secretary of State Delaware on April 30, 1998.
  4(a)(5)  Certificate of Designation of Junior Participating Cumulative Preferred Stock of Protective Life
             Corporation filed with the Secretary of State of Delaware on August 9, 1995 (incorporated by reference to Exhibit A to Exhibit 1 to Protective Life Corporation's Form 8-A Report filed on August
             7, 1995).
  4(a)(6)  Certificate of Decrease of Shares Designated as Junior Participating Cumulative Preferred Stock of
             Protective Life Corporation filed with the Secretary of State of Delaware on August 8, 1995
             (incorporated by reference to Exhibit 3(a)(4) to Protective Life Corporation's Form 10-K Annual
             Report for the year ended December 31, 1995).
  4(b)(1)  1995 Amended and Restated Bylaws of Protective Life Corporation (incorporated by reference to Exhibit
             3(b) to Protective Life Corporation's Form 10-K Annual Report for the period ended December 31,
             1996).
  4(b)(2)  Amendment to the 1995 Amended and Restated Bylaws of Protective Life Corporation, effective March 3,
             1998.
     4(c)  Rights Agreement, dated as of August 7, 1995 among Protective Life Corporation and AmSouth Bank, as
             Rights Agent (incorporated by reference to Exhibit 1 to Protective Life Corporation's Form 8-A filed
             August 7, 1995).
     4(d)  Rights Certificate (incorporated by reference to Exhibit 1 to Protective Life Corporation's Form 8-A
             filed August 7, 1995).
        5  Opinion of Deborah J. Long, Esq, General Counsel of Protective Life Corporation, as to the validity of the offered securities.
     8(a)  Opinion of Strasburger & Price L.L.P., with respect to the consequences of the Merger contained in the
             Proxy Statement/Prospectus.
     8(b)  Opinion of Debevoise & Plimpton, with respect to the consequences of the Merger contained in the Proxy
             Statement/Prospectus.
   *23(a)  Consent of PricewaterhouseCoopers LLP.
   *23(b)  Consent of PricewaterhouseCoopers LLP.
    23(c)  Consent of Deborah J. Long (included in Exhibit 5).
    23(d)  Consent of Strasburger & Price L.L.P. (included in Exhibit 8(a)).
    23(e)  Consent of Debevoise & Plimpton (included in Exhibit 8(b)).

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
       24  Power of Attorney of Board of Directors and Officers.
   *99(a)  Form of Proxy of United Dental Care, Inc. (relating to the special meeting of stockholders of United
             Dental Care, Inc. described in the Joint Proxy Statement/Prospectus in Part I of this Registration
             Statement).
    99(b)  Consent of BT Alex. Brown Incorporated.


------------------------

*   Filed Herewith

    (B) Financial Statement Schedules

    Not Applicable.